Exhibit 99.11

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF COLONY CAPITAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Colony NorthStar, Inc.

We have audited the accompanying consolidated balance sheets of Colony Capital, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Colony Capital, Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California
February 28, 2017

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2016	2015
ASSETS
Cash	$376,005	$185,854
Loans receivable, net
Held for investment	3,432,992	4,048,477
Held for sale	29,353	75,002
Real estate assets, net
Held for investment	3,243,631	3,132,218
Held for sale	223,954	297,887
Equity method investments	953,259	824,597
Other investments (including $23,446 and $0 at fair value)	123,182	99,868
Goodwill	680,127	678,267
Deferred leasing costs and intangible assets, net (including $21,239 and $9,872 related to real estate held for sale)	299,980	325,513
Due from affiliates	9,971	11,713
Other assets (including $16,045 and $3,704 related to assets held for sale)	388,538	359,914
Total assets	$9,760,992	$10,039,310
LIABILITIES AND EQUITY
Liabilities:
Accrued and other liabilities (including $14,296 and $9,101 related to assets held for sale)	$321,225	$325,589
Due to affiliates—contingent consideration	41,250	52,990
Dividends and distributions payable	65,972	65,688
Debt, net (including $108,758 and $8,769 related to assets held for sale)	3,122,792	3,587,724
Convertible senior notes, net	592,826	591,079
Total liabilities	4,144,065	4,623,070
Commitments and contingencies (Note 21)
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $625,750 and $625,750 liquidation preference; 50,000 shares authorized; 25,030 and 25,030 shares issued and outstanding	250	250
Common stock, $0.01 par value per share
Class A, 449,000 shares authorized; 113,510 and 111,694 shares issued and outstanding	1,135	1,118
Class B, 1,000 shares authorized; 525 and 546 shares issued and outstanding	5	5
Additional paid-in capital	3,050,582	2,995,243
Distributions in excess of earnings	(246,064)	(131,278)
Accumulated other comprehensive loss	(32,109)	(18,422)
Total stockholders’ equity	2,773,799	2,846,916
Noncontrolling interests in investment entities	2,453,938	2,138,925
Noncontrolling interests in Operating Company	389,190	430,399
Total equity	5,616,927	5,416,240
Total liabilities and equity	$9,760,992	$10,039,310
The accompanying notes are an integral part of these consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

The following table presents the assets and liabilities recorded in the consolidated balance sheets attributable to securitization vehicles consolidated as variable interest entities (excluding the Operating Company, as discussed in Note 4).

	December 31,
	2016	2015
Assets
Cash	$4,320	$2,453
Loans receivable, net	885,374	1,193,859
Real estate assets, net	8,873	9,016
Other assets	66,306	94,796
Total assets	$964,873	$1,300,124
Liabilities
Debt, net	$494,496	$806,728
Accrued and other liabilities	63,381	80,619
Total liabilities	$557,877	$887,347
The accompanying notes are an integral part of these consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2016	2015	2014
Income
Interest income	$385,851	$417,305	$204,361
Property operating income	371,082	299,871	20,962
Income from equity method investments	99,375	47,605	73,829
Fee income (including $67,731, $64,585 and $0 from affiliates, respectively)	67,731	65,813	—
Other income (including $4,298, $4,797 and $812 from affiliates, respectively)	14,193	11,382	1,497
Total income	938,232	841,976	300,649
Expenses
Management fees (including $0, $5,897, and $10,384 of share-based payments, respectively)	—	15,062	43,133
Investment and servicing expenses (including $0, $366 and $2,846 reimbursed to affiliates, respectively)	23,666	23,369	5,811
Transaction and merger integration costs	40,605	38,888	21,096
Interest expense	170,083	133,094	48,168
Property operating expenses	118,461	117,713	5,563
Depreciation and amortization	171,682	140,977	9,177
Provision for loan losses	35,005	37,475	197
Impairment loss	11,717	11,192	—
Compensation expense (including $0, $450 and $1,778 reimbursed to affiliates, respectively)	111,838	84,506	2,468
Administrative expenses (including $0, $1,922 and $3,301 reimbursed to affiliates, respectively)	51,699	38,238	8,940
Total expenses	734,756	640,514	144,553
Gain on sale of real estate assets, net	73,616	8,962	—
Gain on remeasurement of consolidated investment entities, net	—	41,486	—
Other gain (loss), net	18,416	(5,170)	1,216
Income before income taxes	295,508	246,740	157,312
Income tax (expense) benefit	(4,782)	9,296	2,399
Net income	290,726	256,036	159,711
Net income attributable to noncontrolling interests:
Investment entities	163,084	86,123	36,562
Operating Company	12,324	19,933	—
Net income attributable to Colony Capital, Inc.	115,318	149,980	123,149
Preferred dividends	48,159	42,569	24,870
Net income attributable to common stockholders	$67,159	$107,411	$98,279
Net income per common share:
Basic	$0.58	$0.96	$1.01
Diluted	$0.58	$0.96	$1.01
Weighted average number of common shares outstanding:
Basic	112,235	110,931	96,694
Diluted	112,235	110,931	96,699
The accompanying notes are an integral part of these consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Year Ended December 31,
	2016	2015	2014
Net income	$290,726	$256,036	$159,711
Other comprehensive income (loss), net of tax:
Equity in other comprehensive income (loss) of unconsolidated joint ventures, net	101	(451)	(3,170)
Unrealized loss on beneficial interests in debt securities	(659)	—	(327)
Net change in fair value of cash flow hedges	389	(236)	(127)
Foreign currency translation adjustments:
Foreign currency translation adjustment (loss) gain	(97,681)	25,287	(58,792)
Change in fair value of net investment hedges	35,833	(5,604)	26,985
Net foreign currency translation adjustments	(61,848)	19,683	(31,807)
Other comprehensive (loss) income	(62,017)	18,996	(35,431)
Comprehensive income	228,709	275,032	124,280
Comprehensive income attributable to noncontrolling interests:
Investment entities	117,241	89,693	32,215
Operating Company	9,837	25,290	—
Comprehensive income attributable to stockholders	$101,631	$160,049	$92,065
The accompanying notes are an integral part of these consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests in Investment Entities	Noncontrolling Interests in Operating Company	Total Equity

Balance at December 31, 2013	$101	$765	$1,701,274	$(20,423)	$2,593	$1,684,310	$269,917	$—	$1,954,227
Net income	—	—	—	123,149	—	123,149	36,562	—	159,711
Other comprehensive loss	—	—	—	—	(31,084)	(31,084)	(4,347)	—	(35,431)
Issuance of 7.5% Series B Cumulative Redeemable Perpetual Preferred Stock	34	—	86,216	—	—	86,250	—	—	86,250
Class A common stock offerings	—	326	717,544	—	—	717,870	—	—	717,870
Underwriter discount and offering costs	—	—	(3,551)	—	—	(3,551)	—	—	(3,551)
Issuance of common stock for incentive fees	—	—	464	—	—	464	—	—	464
Share-based payments	—	5	10,796	—	—	10,801	—	—	10,801
Contributions from noncontrolling interests	—	—	—	—	—	—	344,506	—	344,506
Distributions to noncontrolling interests	—	—	—	—	—	—	(128,325)	—	(128,325)
Preferred stock dividends	—	—	—	(25,122)	—	(25,122)	—	—	(25,122)
Common stock dividends declared ($1.44 per share)	—	—	—	(145,607)	—	(145,607)	—	—	(145,607)
Balance at December 31, 2014	135	1,096	2,512,743	(68,003)	(28,491)	2,417,480	518,313	—	2,935,793
Net income	—	—	—	149,980	—	149,980	86,123	19,933	256,036
Other comprehensive income	—	—	—	—	10,069	10,069	3,570	5,357	18,996
Issuance of 7.125% Series C Cumulative Redeemable Perpetual Preferred Stock	115	—	287,385	—	—	287,500	—	—	287,500
Issuance of Class A common stock	—	14	37,375	—	—	37,389	—	—	37,389
Issuance of Class B common stock	—	6	14,765	—	—	14,771	—	—	14,771
Issuance of units in Operating Company	—	—	—	—		—	—	568,794	568,794
Offering costs	—	—	(9,406)	—	—	(9,406)	—	—	(9,406)
Share-based payments	—	7	13,707	—	—	13,714	—	—	13,714
Consolidation of investment entities (Note 7)	—	—	—	—	—	—	1,700,114	—	1,700,114
Contributions from noncontrolling interests	—	—	—	—	—	—	486,152	—	486,152
Distributions to noncontrolling interests	—	—	—	—	—	—	(655,347)	(25,011)	(680,358)
Preferred stock dividends	—	—	—	(43,365)	—	(43,365)	—	—	(43,365)
Common stock dividends declared ($1.52 per share)	—	—	—	(169,890)	—	(169,890)	—	—	(169,890)
Reallocation of equity of Operating Company (Note 2)	—	—	138,674	—	—	138,674	—	(138,674)	—
Balance at December 31, 2015	$250	$1,123	$2,995,243	$(131,278)	$(18,422)	$2,846,916	$2,138,925	$430,399	$5,416,240

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF EQUITY (Continued)
(In thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests in Investment Entities	Noncontrolling Interests in Operating Company	Total Equity

Balance at December 31, 2015	$250	$1,123	$2,995,243	$(131,278)	$(18,422)	$2,846,916	$2,138,925	$430,399	$5,416,240
Net income	—	—	—	115,318	—	115,318	163,084	12,324	290,726
Other comprehensive loss	—	—	—	—	(13,687)	(13,687)	(45,843)	(2,487)	(62,017)
Repurchase of preferred stock	(10)	—	(19,988)	—	—	(19,998)	—	—	(19,998)
Reissuance of preferred stock to an equity method investee	10	—	19,988	—	—	19,998	—	—	19,998
Redemption of units in Operating Company for cash and Class A common stock	—	9	18,562	—	—	18,571	—	(21,128)	(2,557)
Share-based compensation	—	10	13,628	—	—	13,638	—	—	13,638
Shares canceled for tax withholding on vested stock awards	—	(2)	(2,860)	—	—	(2,862)	—	—	(2,862)
Contributions from noncontrolling interests	—	—	—	—	—	—	819,033	—	819,033
Distributions to noncontrolling interests	—	—	—	—	—	—	(587,539)	(33,668)	(621,207)
Acquisition of noncontrolling interests (Note 16)	—	—	725	—	—	725	(4,688)	—	(3,963)
Preferred stock dividends	—	—	—	(48,159)	—	(48,159)	—	—	(48,159)
Common stock dividends declared ($1.60 per share)	—	—	—	(181,945)	—	(181,945)	—	—	(181,945)
Reallocation of equity (Notes 2 and 16)	—	—	25,284	—	—	25,284	(29,034)	3,750	—
Balance at December 31, 2016	$250	$1,140	$3,050,582	$(246,064)	$(32,109)	$2,773,799	$2,453,938	$389,190	$5,616,927
The accompanying notes are an integral part of these consolidated financial statements.

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2016	2015	2014
Cash Flows from Operating Activities
Net income	$290,726	$256,036	$159,711
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of discount and net origination fees on purchased and originated loans	(27,038)	(21,109)	(46,053)
Accretion in excess of cash receipts on purchased credit-impaired loan	(8,515)	(39,886)	(23,390)
Paid-in-kind interest added to loan principal, net of paid-in-kind interest collected	(29,844)	(30,211)	(2,796)
Straight-line rents	(12,617)	(11,929)	(1,032)
Amortization of above- and below-market lease values, net	2,045	3,240	179
Amortization of deferred financing costs	28,936	21,222	6,590
Income from equity method investments	(99,375)	(47,605)	(73,829)
Distributions of income from equity method investments	79,361	66,418	74,948
Provision for loan losses	35,005	37,475	—
Impairment of real estate and intangible assets	11,717	11,192	—
Depreciation and amortization	171,682	140,977	9,177
Share-based compensation	13,638	13,714	11,265
Net gain on remeasurement of net assets of consolidated investment entities	—	(41,486)	—
Change in fair value of contingent consideration	(11,740)	(16,510)	—
Gain on sales of real estate assets, net	(73,616)	(8,962)	—
Foreign currency loss recognized on repayment of loans receivable	—	31,268	—
Changes in operating assets and liabilities:
Decrease (increase) in due from affiliates	(521)	7,828	—
Decrease (increase) in other assets	5,174	(4,372)	(12,431)
Increase in accrued and other liabilities	38,336	23,929	25,635
Increase (decrease) in due to affiliates	—	(12,236)	4,250
Other adjustments, net	(4,993)	(5,867)	535
Net cash provided by operating activities	408,361	373,126	132,759
Cash Flows from Investing Activities
Contributions to equity method and cost method investments	(226,665)	(356,051)	(458,881)
Distributions of capital from equity method and cost method investments	113,491	357,307	150,788
Investments in purchased loans receivable, net of seller financing	(176,314)	(135,194)	(412,152)
Net disbursements on originated loans	(385,702)	(984,840)	(1,241,046)
Repayments of loans receivable	732,393	335,446	673,815
Proceeds from sales of loans receivable	220,900	—	—
Cash receipts in excess of accretion on purchased credit-impaired loans	140,057	399,783	—
Disbursements on acquisition of real estate assets, related intangibles and leasing commissions	(501,221)	(1,377,344)	(1,618,069)
Investment deposits	(67,693)	(1,380)	(1,496)
Proceeds from repayment of beneficial interests in debt securities	—	—	28,000
Proceeds from sales of real estate assets	390,943	323,430	—
Investments in marketable securities	(23,324)	—	—
Acquisition of investment management business, net of cash acquired (Note 3)	—	(56,335)	—
Proceeds from settlement of derivative instruments	34,471	45,024	8,824
Other investing activities, net	476	(8,660)	(4,554)
Net cash provided by (used in) investing activities	$251,812	$(1,458,814)	$(2,874,771)

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In thousands)

	Year Ended December 31,
	2016	2015	2014
Cash Flows from Financing Activities
Proceeds from issuance of preferred stock, net	$—	$277,945	$83,533
Proceeds from issuance of common stock, net	—	—	717,870
Dividends paid to preferred stockholders	(48,372)	(38,244)	(23,504)
Dividends paid to common stockholders	(181,172)	(165,559)	(131,815)
Line of credit borrowings	694,000	1,345,900	1,130,800
Line of credit repayments	(586,400)	(1,194,900)	(1,105,300)
Proceeds from secured financing	1,072,556	1,936,043	1,808,505
Secured financing repayments	(1,601,423)	(871,788)	(198,775)
Increase (decrease) in escrow deposits for financing arrangements	12,724	—	(11,153)
Net proceeds from issuance of convertible senior notes	—	—	394,593
Payment of deferred financing costs	(22,464)	(27,670)	(36,355)
Contributions from noncontrolling interests	819,033	486,152	344,506
Distributions to noncontrolling interests	(615,059)	(671,659)	(128,325)
Acquisition of noncontrolling interests	(3,963)	—	—
Repurchase of preferred stock	(19,998)	—	—
Reissuance of preferred stock to an equity method investee	19,998	—	—
Other financing activities, net	(5,417)	(15,546)	(2,816)
Net cash provided by (used in) financing activities	(465,957)	1,060,674	2,841,764
Cash held by investment entities consolidated (Note 7)	—	75,412	—
Effect of exchange rates on cash	(4,065)	(6,480)	(983)
Net increase in cash	190,151	43,918	98,769
Cash, beginning of period	185,854	141,936	43,167
Cash, end of period	$376,005	$185,854	$141,936

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$118,365	$105,608	$33,470
Cash paid for income taxes	$7,190	$2,078	$2,188
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Dividends payable	$65,972	$65,688	$47,537
Foreclosures on collateral assets from originated or acquired debt	$128,124	$—	$—
Net settlement of redemption in equity method investee	$117,241	$—	$—
Release of restricted cash in lieu of cash distribution upon buyout of noncontrolling interests	$6,564	$—	$—
Deferred tax liability assumed in a real estate acquisition	$—	$27,978	$—
Settlement of debt through issuance of units in Operating Company	$—	$10,000	$—
Issuance of common stock for acquisition of investment management business	$—	$52,160	$—
Issuance of units in Operating Company for acquisition of investment management business	$—	$558,794	$—
Net assets of investment entities consolidated, net of cash assumed (Note 7)	$—	$2,637,278	$—
Loan payoff proceeds held in escrow	$—	$11,300	$—
Accrued and other liabilities assumed in connection with acquisitions, net of cash assumed	$—	$407	$10,781
Seller-provided secured financing on purchased loans	$—	$—	$82,328
Deferred financing costs deducted from convertible debt issuance proceeds	$—	$—	$10,063
Unsecured note issued in connection with acquisition	$—	$—	$10,000
Interest reserve for seller financing returned to borrower upon resolution of underlying collateral loan	$—	$—	$2,670
The accompanying notes are an integral part of these consolidated financial statements.

COLONY CAPITAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016
1. Organization
As of December 31, 2016, Colony Capital, Inc. (the “Company”) is a leading global real estate and investment management firm that targets attractive risk-adjusted returns for its investors by investing primarily in real estate and real estate-related assets. The Company manages capital on behalf of both its shareholders and limited partners in private investment funds under its management where the Company may earn management fees and carried interests. The Company's portfolio is primarily composed of: (i) real estate equity; (ii) real estate and real estate-related debt; and (iii) investment management of Company-sponsored private equity funds and vehicles. The Company was organized on June 23, 2009 as a Maryland corporation and has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code, for U.S. federal income tax purposes.
Prior to April 2, 2015, the Company was externally managed and advised by Colony Financial Manager, LLC (the "Manager"), which was a wholly-owned subsidiary of Colony Capital, LLC ("CCLLC"), a privately held global real estate investment firm. On April 2, 2015, Colony Capital Operating Company, LLC ("Operating Company" or “OP”), an operating subsidiary of the Company, acquired substantially all of the real estate investment management business and operations of CCLLC (the "Combination") and the Company became a self-managed REIT. As a result of the Combination, the Company is able to sponsor new investment vehicles as general partner under the Colony name. Details of the Combination are described more fully in Note 3.
In connection with the Combination, the Company reorganized into an umbrella partnership real estate investment trust ("UPREIT"). As part of the restructuring, the Company contributed to OP and its subsidiaries substantially all of the Company's other subsidiaries, assets and liabilities, other than certain indebtedness, in exchange for membership interests in OP ("OP Units"). Following the Combination, OP conducts all of the activities and owns substantially all of the assets and liabilities of the combined business.
Merger
On June 2, 2016, the Company entered into a definitive Agreement and Plans of Merger (the “Merger Agreement”) with NorthStar Asset Management Group Inc. ("NSAM") and NorthStar Realty Finance Corp. (“NRF”) under which the companies agreed to combine in an all-stock merger transaction (the "Merger") to form Colony NorthStar, Inc. ("Colony NorthStar"), the publicly-traded company of the combined organization.
On December 20, 2016, the Merger was approved by the shareholders of the Company, NSAM and NRF. The Merger closed on January 10, 2017 (the "Closing Date"), after remaining customary conditions were satisfied and all relevant regulatory approvals were received.
See additional information in Note 23.
2. Significant Accounting Policies
The significant accounting policies of the Company are described below. The accounting policies of the Company's unconsolidated joint ventures are substantially similar to those of the Company.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its controlled subsidiaries and consolidated variable interest entities. All significant intercompany accounts and transactions have been eliminated. The portions of the equity, net income and other comprehensive income of consolidated subsidiaries that are not attributable to the parent are presented separately as amounts attributable to noncontrolling interests in the consolidated financial statements. A substantial portion of noncontrolling interests represent interests held by private investment funds or other investment vehicles managed by the Company and which invest alongside the Company ("Co-Investment Funds") and membership interests in OP held by affiliates and senior executives.
Principles of Consolidation
The Company consolidates entities in which it has a controlling financial interest, by first considering if an entity meets the definition of a variable interest entity ("VIE") for which the Company is deemed to be the primary beneficiary, or if the Company has the power to control an entity through a majority of voting interest or through other arrangements.

Variable Interest Entities—A VIE is an entity that lacks sufficient equity to finance its activities without additional subordinated financial support from other parties, or whose equity holders lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is defined as the party who has a controlling financial interest in the VIE through (a) power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (b) obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. The Company also considers interests held by its related parties, including de facto agents. The Company assesses whether it is a member of a related party group that collectively meets the power and benefits criteria and, if so, whether the Company is most closely associated with the VIE. In performing this analysis, the Company considers both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of its investment relative to the related party; the Company’s and the related party's ability to control or significantly influence key decisions of the VIE including consideration of involvement by de facto agents; the obligation or likelihood for the Company or the related party to fund operating losses of the VIE; and the similarity and significance of the VIE’s business activities to those of the Company and the related party. The determination of whether an entity is a VIE, and whether the Company is the primary beneficiary, involves significant judgment, including the determination of which activities most significantly affect the entities’ performance, and estimates about the current and future fair values and performance of assets held by the VIE.
Voting Interest Entities—Unlike VIEs, voting interest entities have sufficient equity to finance its activities and equity investors exhibit the characteristics of a controlling financial interest through their voting rights. The Company consolidates such entities when it has the power to control these entities through ownership of a majority of the entities' voting interests or through other arrangements.
At each reporting period, the Company reassesses whether changes in facts and circumstances causes a change in the status of an entity as a VIE or voting interest entity, and/or a change in the Company's consolidation assessment. Changes in consolidation status are applied prospectively. An entity may be consolidated as a result of this reassessment, in which case, the assets, liabilities and noncontrolling interest in the entity are recorded at fair value upon initial consolidation. Any existing equity interest held by the Company in the entity prior to the Company obtaining control will be remeasured at fair value, which may result in a gain or loss recognized upon initial consolidation. However, if the consolidation represents an asset acquisition of a voting interest entity, the Company's existing interest in the acquired assets, if any, is not remeasured to fair value but continues to be carried at historical cost. The Company may also deconsolidate a subsidiary as a result of this reassessment, which may result in a gain or loss recognized upon deconsolidation depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of any retained interests.
Noncontrolling Interests
Noncontrolling Interests in Investment Entities—This represents interests in consolidated real estate investment entities held primarily by Co-Investment Funds, which, prior to the Combination, were managed by CCLLC or its affiliates, and to a lesser extent, held by unaffiliated third parties. Allocation of net income or loss is generally based upon relative ownership interests held by equity owners in each investment entity, or based upon contractual arrangements that may provide for disproportionate allocation of economic returns among equity interests, including using a hypothetical liquidation at book value, where applicable and substantive.
Noncontrolling Interests in Operating Company—This represents membership interests in OP held primarily by affiliates and senior executives. A majority of the OP Units held by noncontrolling interests were issued as part of the consideration for the Combination. Noncontrolling interests in OP are allocated a share of net income or loss in OP based on their weighted average ownership interest in OP during the period. At the end of each period, noncontrolling interests in OP is adjusted to reflect their ownership percentage in OP at the end of the period, through a reallocation between controlling and noncontrolling interests in OP, as applicable.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.
Foreign Currency
Assets and liabilities denominated in a foreign currency for which the functional currency is a foreign currency are translated using the exchange rate in effect at balance sheet date and the corresponding results of operations for such entities are translated using the average exchange rate in effect during the period. The resulting foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income or loss in stockholders’ equity. Upon sale, complete or substantially complete liquidation of a foreign subsidiary, or upon partial sale of a foreign equity method investment, the translation adjustment associated with the investment, or a proportionate share related to the portion of equity method investment sold, is reclassified from accumulated other comprehensive income or loss into earnings.
Assets and liabilities denominated in a foreign currency for which the functional currency is the U.S. dollar are remeasured using the exchange rate in effect at balance sheet date and the corresponding results of operations for such entities are remeasured using the average exchange rate in effect during the period. The resulting foreign currency remeasurement adjustments are recorded in other gain (loss), net.
Disclosures of non-US dollar amounts to be recorded in the future are translated using exchange rates in effect at balance sheet date.
Fair Value Measurement
Fair value is based on an exit price, defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Where appropriate, the Company makes adjustments to estimated fair values to appropriately reflect counterparty credit risk as well as the Company's own credit-worthiness.
The estimated fair value of financial assets and financial liabilities are categorized into a three-tier hierarchy, prioritized based on the level of transparency in inputs used in the valuation techniques, as follows:
Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in non-active markets, or valuation techniques utilizing inputs that are derived principally from or corroborated by observable data directly or indirectly for substantially the full term of the financial instrument.
Level 3—At least one assumption or input is unobservable and it is significant to the fair value measurement, requiring significant management judgment or estimate.
Where the inputs used to measure the fair value of a financial instrument falls into different levels of the fair value hierarchy, the financial instrument is categorized within the hierarchy based on the lowest level of input that is significant to its fair value measurement.
The Company has not elected fair value option for any financial instruments.
Business Combinations
The Company evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. If substantially all of the fair value of gross assets acquired is concentrated in a single asset or a group of similar assets, then the set of transferred assets and activities is not a business. If not, for an acquisition to be considered a business, it would have to include an input and a substantive process that together significantly contribute to the ability to create outputs (i.e., there is a continuation of revenue before and after the transaction). A substantive process is not ancillary or minor, cannot be replaced without significant cost, effort or delay or is otherwise considered unique or scarce. To qualify as a business without outputs would require an organized workforce with the necessary skills, knowledge and experience that performs a substantive process.
Net cash paid to acquire a business or assets is classified as investing activities on the accompanying statements of cash flows.
The Company accounts for business combinations by applying the acquisition method. Transaction and integration costs related to acquisition of a business are expensed as incurred and excluded from the fair value of consideration transferred. The identifiable assets acquired, liabilities assumed and noncontrolling interests in acquired entity are recognized and measured at their estimated fair values. The excess of the fair value of consideration transferred over the fair values of identifiable assets acquired, liabilities assumed and noncontrolling interests in an acquired entity, net of fair value of any previously held interest in the acquired entity, is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets and liabilities.
For acquisitions that are not deemed to be businesses, the assets acquired are recognized based on their cost to the Company as the acquirer and no gain or loss is recognized unless the fair value of non-cash assets given as consideration differs from the carrying amount of the assets acquired. The cost of assets acquired in a group is allocated to individual assets within the group based on their relative fair values and does not give rise to goodwill. Transaction and integration costs related to acquisition of assets are included in the cost basis of the assets acquired.
Contingent consideration is classified as a liability or equity, as applicable. Contingent consideration in connection with the acquisition of a business is measured at fair value on acquisition date, and unless classified as equity, is remeasured at fair value each reporting period thereafter until the consideration is settled, with changes in fair value included in net income. For contingent consideration in connection with the acquisition of assets, subsequent changes to the recorded amount are adjusted against the cost of the acquisition.
Real estate acquisitions, which are likely to be considered asset acquisitions (upon adoption of ASU 2017-01 as discussed below) or otherwise, as business combinations, are recorded at the fair values of the acquired components at the time of acquisition, allocated among land, building, improvements, equipment, lease-related tangible and identifiable intangible assets and liabilities, such as tenant improvements, deferred leasing costs, in-place lease values, above- and below-market lease values. The estimated fair value of acquired land is derived from recent comparable sales of land and listings within the same local region based on available market data. The estimated fair value of acquired buildings and building improvements is derived from comparable sales, discounted cash flow analysis using market-based assumptions, or replacement cost, as appropriate. The fair value of site and tenant improvements is estimated based upon current market replacement costs and other relevant market rate information.
Cash and Cash Equivalents
Short-term, highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company did not have any cash equivalents at December 31, 2016 and 2015. The Company's cash is held with major financial institutions and may at times exceed federally insured limits.
Loans Receivable
The Company originates and purchases loans receivable. The accounting framework for loans receivable depends on the Company's strategy whether to hold or sell the loan, and separately, if the loan was credit-impaired at time of acquisition or if the lending arrangement is an acquisition, development and construction loan.
Loans Held for Investment (other than Purchased Credit-Impaired Loans)
Loans that the Company has the intent and ability to hold for the foreseeable future are classified as held-for-investment. Originated loans are recorded at amortized cost, or outstanding unpaid principal balance less net deferred loan fees. Net deferred loan fees include unamortized origination and other fees charged to the borrower less direct incremental loan origination costs incurred by the Company. Purchased loans are recorded at amortized cost, or unpaid principal balance plus purchase premium or less unamortized discount. Costs to purchase loans are expensed as incurred.
Interest Income—Interest income is recognized based upon contractual interest rate and unpaid principal balance of the loans. Net deferred loan fees on originated loans are deferred and amortized as adjustments to interest income over the expected life of the loans using the effective yield method. Premium or discount on purchased loans are amortized as adjustments to interest income over the expected life of the loans using the effective yield method. For revolving loans, net deferred loan fees, premium or discount are amortized to interest income using the straight-line method. When a loan is prepaid, prepayment fees and any excess of proceeds over the carrying amount of the loan are recognized as additional interest income.
Nonaccrual—Accrual of interest income is suspended on nonaccrual loans. Loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual status. Interest receivable is reversed against interest income when loans are placed on nonaccrual status. Interest collection on nonaccruing loans for which ultimate collectability of principal is uncertain is recognized using a cost recovery method by applying interest collected as a reduction to loan principal; otherwise, interest collected is recognized on a cash basis by crediting to income when received. Loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is reasonably assured.
Impairment and Allowance for Loan Losses—On a periodic basis, the Company analyzes the extent and effect of any credit migration from underwriting and the initial investment review associated with the performance of a loan and/or value of its underlying collateral, financial and operating capability of the borrower or sponsors as well as amount and status of any senior loan, where applicable. Specifically, operating results of collateral properties and any cash reserves are analyzed and used to assess whether cash from operations are sufficient to cover debt service requirements currently and into the future, ability of the borrower to refinance the loan, liquidation value of collateral properties, financial wherewithal of any loan guarantors, as well as the borrower’s competency in managing and operating the collateral properties. Such analysis is performed at least quarterly, or more often as needed when impairment indicators are present. The Company does not utilize a statistical credit rating system to monitor and assess the credit risk and investment quality of its acquired or originated loans. Given the diversity of the Company's portfolio, management believes there is no consistent method of assigning a numerical rating to a particular loan that captures all of the various credit metrics and their relative importance. Therefore, the Company evaluates impairment and allowance for loan losses on an individual loan basis.
Loans are considered to be impaired when it is probable that the Company will not be able to collect all amounts due in accordance with contractual terms of the loans, including consideration of underlying collateral value. Allowance for loan losses represents the estimated probable credit losses inherent in loans held for investment at balance sheet date. Changes in allowance for loan losses are recorded in the provision for loan losses on the consolidated statement of operations. Allowance for loan losses generally exclude interest receivable as accrued interest receivable is reversed when a loan is placed on nonaccrual status. Allowance for loan losses is generally measured as the difference between the carrying value of the loan and either the present value of cash flows expected to be collected, discounted at the original effective interest rate of the loan or an observable market price for the loan. Subsequent changes in impairment are recorded as adjustments to the provision for loan losses. Loans are charged-off against allowance for loan losses when all or a portion of the principal amount is determined to be uncollectible. A loan is considered to be collateral-dependent when repayment of the loan is expected to be provided solely by the underlying collateral. Impaired collateral-dependent loans are written down to the fair value of the collateral less disposal cost, first through a charge-off against allowance for loan losses, if any, then recorded as impairment loss.
Troubled Debt Restructuring ("TDR")—A loan with contractual terms modified in a manner that grants concession to the borrower who is experiencing financial difficulty is classified as a TDR. Concessions could include term extensions, payment deferrals, interest rate reductions, principal forgiveness, forbearance, or other actions designed to maximize the Company's collection on the loan. As a TDR is generally considered to be an impaired loan, it is measured for impairment based on the Company's allowance for loan losses methodology.
Loans Held for Sale
Loans that the Company intends to sell or liquidate in the foreseeable future are classified as held-for-sale. Loans held for sale are carried at the lower of amortized cost or fair value less disposal cost, with valuation changes recognized as impairment loss. Loans held for sale are not subject to allowance for loan losses. Net deferred loan origination fees and purchase premium or discount are deferred and capitalized as part of the carrying value of the held-for-sale loan until the loan is sold, therefore included in the periodic valuation adjustments based on lower of cost or fair value less disposal cost, and ultimately, in the gain or loss upon sale of the loan.
Purchased Credit-Impaired ("PCI") Loans
PCI loans are acquired loans with evidence of credit quality deterioration for which it is probable at acquisition that the Company will collect less than the contractually required payments. PCI loans are recorded at the initial investment in the loans and accreted to the estimated cash flows expected to be collected as measured at acquisition date. The excess of cash flows expected to be collected, measured as of acquisition date, over the estimated fair value represents the accretable yield and is recognized in interest income over the remaining life of the loan using the effective interest method. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected ("nonaccretable difference") is not recognized as an adjustment of yield, loss accrual or valuation allowance.
The Company evaluates estimated future cash flows expected to be collected on a quarterly basis, starting with the first full quarter after acquisition, or earlier if conditions indicating impairment are present. If the cash flows expected to be collected cannot be reasonably estimated, either at acquisition or in subsequent evaluation, the Company may consider placing such PCI loans on nonaccrual, with interest income recognized using the cost recovery method or on a cash basis. Subsequent decreases in cash flows expected to be collected are evaluated to determine whether a provision for loan loss should be established. If decreases in expected cash flows result in a decrease in the estimated fair value of the loan below its amortized cost, the Company records a provision for loan losses calculated as the difference between the loan’s amortized cost and the revised cash flows, discounted at the loan’s effective yield. Subsequent increases in cash flows expected to be collected are first applied to reverse any previously recorded allowance for loan losses, with any remaining increases recognized prospectively through an adjustment to yield over its remaining life.
Factors that most significantly affect estimates of cash flows expected to be collected, and accordingly the accretable yield, include: (i) estimate of the remaining life of acquired loans which may change the amount of future interest income; (ii) changes to prepayment assumptions; (iii) changes to collateral value assumptions for loans expected to foreclose; and (iv) changes in interest rates on variable rate loans.
PCI loans may be aggregated into pools based upon common risk characteristics, such as loan performance, collateral type and/or geographic location of the collateral. A pool is accounted for as a single asset with a single composite yield and an aggregate expectation of estimated future cash flows. A PCI loan modified within a pool remains in the pool, with the effect of the modification incorporated into the expected future cash flows. A loan resolution within a loan pool, which may involve the sale of the loan or foreclosure on the underlying collateral, results in the removal of an allocated carrying amount, including an allocable portion of any existing allowance.
Acquisition, Development and Construction ("ADC") Loan Arrangements
The Company provides loans to third party developers for the acquisition, development and construction of real estate. Under an ADC arrangement, the Company participates in the expected residual profits of the project through the sale, refinancing or other use of the property. The Company evaluates the characteristics of each ADC arrangement, including its risks and rewards, to determine whether they are more similar to those associated with a loan or an investment in real estate. ADC arrangements with characteristics implying loan classification are presented as loans receivable and result in the recognition of interest income. ADC arrangements with characteristics implying real estate joint ventures are presented as investments in unconsolidated joint ventures and are accounted for using the equity method. The classification of each ADC arrangement as either loan receivable or real estate joint venture involves significant judgment and relies on various factors, including market conditions, amount and timing of expected residual profits, credit enhancements in the form of guaranties, estimated fair value of the collateral, significance of borrower equity in the project, among others. The classification of ADC arrangements is performed at inception, and periodically reassessed when significant changes occur in the circumstances or conditions described above.
Real Estate Assets
Real Estate Held for Investment
Real estate held for investment is carried at cost less accumulated depreciation.
Costs Capitalized or Expensed—Expenditures for ordinary repairs and maintenance are expensed as incurred, while expenditures for significant renovations that improve or extend the useful life of the asset are capitalized and depreciated over their estimated useful lives.
Depreciation—Real estate held for investment, other than land, is depreciated on a straight-line basis over the estimated useful lives of the assets, as follows:

Real Estate Assets	Term
Building (fee interest)	15 to 40 years
Building leasehold interests	Lesser of 40 years or remaining term of the lease
Building improvements	Lesser of the useful life or remaining life of the building
Land improvements	10 to 30 years
Tenant improvements	Lesser of the useful life or remaining term of the lease
Furniture, fixtures and equipment	5 to 15 years
Impairment—The Company evaluates its real estate held for investment for impairment periodically or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company evaluates cash flows and determines impairments on an individual property basis. In making this determination, the Company reviews, among other things, current and estimated future cash flows associated with each property, market information for each sub-market, including, where applicable, competition levels, foreclosure levels, leasing trends, occupancy trends, lease or room rates, and the market prices of similar properties recently sold or currently being offered for sale, and other quantitative and qualitative factors. If an impairment indicator exists, the Company evaluates whether the expected future undiscounted cash flows is less than the carrying amount of the asset, and if the Company determines that the carrying value is not recoverable, an impairment loss is recorded for the difference between the estimated fair value and the carrying amount of the asset.
Allowance for Doubtful Accounts—The Company periodically evaluates aged receivables as well as considers the collectability of unbilled receivables for each tenant. The Company establishes an allowance when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due under existing contractual terms, and the amount can be reasonably estimated.
Real Estate Held for Sale
Classification as Held for Sale—Real estate asset is classified as held for sale in the period when (i) management approves a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition, subject only to usual and customary terms, (iii) a program is initiated to locate a buyer and actively market the asset for sale at a reasonable price, and (iv) completion of the sale is probable within one year. Real estate held for sale is stated at the lower of its carrying amount or estimated fair value less disposal cost, with any write-down to fair value less disposal cost recorded as an impairment loss. For any subsequent increase in fair value less disposal cost, the impairment loss may be reversed, but only up to the amount of cumulative loss previously recognized. Depreciation is not recorded on assets classified as held for sale.
If circumstances arise that were previously considered unlikely and, as a result, the Company decides not to sell the real estate asset previously classified as held for sale, the real estate asset is reclassified as held for investment. Upon reclassification, the real estate asset is measured at the lower of (i) its carrying amount prior to classification as held for sale, adjusted for depreciation expense that would have been recognized had the real estate been continuously classified as held for investment, or (ii) its estimated fair value at the time the Company decides not to sell.

Real Estate Sales—The Company evaluates if real estate sale transactions qualify for recognition under the full accrual method, considering whether, among other criteria, the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay, any receivable due to the Company is not subject to future subordination, the Company has transferred to the buyer the usual risks and rewards of ownership and the Company does not have a substantial continuing involvement with the sold real estate. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price less disposal cost and the carrying value of the real estate.
Real estate investments classified as held for sale or disposed may be reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on the Company's operations and financial results. A discontinued operation may include an asset group, a reporting unit, an operating segment, a reportable segment, a subsidiary, or a business.
Foreclosed Properties
The Company receives foreclosed properties in full or partial settlement of loans receivable by taking legal title or physical possession of the properties. Foreclosed properties are recognized, generally, at the time the real estate is received at foreclosure sale or upon execution of a deed in lieu of foreclosure. Foreclosed properties are initially measured at fair value and amounts less than the carrying value of the loan, after reversing any previously recognized loss provision on the loan, is recorded as impairment loss. The Company periodically evaluates foreclosed properties for subsequent decrease in fair value which is recorded as additional impairment loss. Fair value of foreclosed properties are generally based on third party appraisals, broker price opinions, comparable sales or a combination thereof.
Investments in Unconsolidated Ventures
Where the Company exerts significant influence over the operating and financial policies of an entity, but does not have a controlling financial interest, the Company's investment in the entity is accounted for under the equity method. Under the equity method, the Company initially records its investments at cost and subsequently recognizes the Company’s share of net earnings or losses and other comprehensive income or loss, contributions made and distributions received, and other adjustments, as appropriate. The Company's share of net income or loss may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, in accordance with the terms of its governing documents. The Company's share of net income or loss from its general partner interests in its sponsored funds reflects fair value changes in the underlying investments of the fund, which are reported at fair value in accordance with investment company guidelines. The Company records its proportionate share of income from certain equity method investments one to three months in arrears. Distributions of operating profits from equity method investments are reported as operating activities in the statement cash flows. Distributions in excess of operating profits or those related to capital transactions, such as a financing transactions or sales, are reported as investing activities.
Investments that do not qualify for equity method accounting are accounted for under the cost method. Dividends from cost-method investments, when received, are recorded as dividend income to the extent they are not considered a return of capital; otherwise such amounts are recorded as a reduction of the cost of investment.
Impairment—The Company performs an evaluation on a quarterly basis, or more frequently as necessary, of its equity method and cost method investments to assess whether the fair value of an investment is less than its carrying value. To the extent the decrease in value is considered to be other-than-temporary and an impairment has occurred, the investment is written down to its estimated fair value, recorded as an impairment loss.
Investments in Securities
Debt securities are recorded on the trade date. Securities designated as available-for-sale (“AFS”) are carried at fair value with unrealized gains or losses included as a component of other comprehensive income. Upon disposition of AFS securities, the cumulative gains or losses in other comprehensive income that are realized are recognized in other gain (loss), net, on the consolidated statement of operations using an average cost method.
Interest Income—Interest income, including accretion of purchased premiums or amortization of purchased discounts and stated coupon interest payments, is recognized using the effective interest method over the expected lives of the debt securities.
For beneficial interests in debt securities that are not of high credit quality (generally credit rating below AA) or that can be contractually settled such that the Company would not recover substantially all of its recorded investment, interest income is recognized as the accretable yield over the life of the securities using the effective yield method. The accretable yield is the excess of current expected cash flows to be collected over the net investment in the security, including the yield accreted to date. The Company evaluates estimated future cash flows expected to be collected on a quarterly basis, starting with the first full quarter after acquisition, or earlier if conditions indicating impairment are present. If the cash flows expected to be collected cannot be reasonably estimated, either at acquisition or in subsequent evaluation, the Company may consider placing the securities on nonaccrual, with interest income recognized using the cost recovery method.

Impairment—The Company performs an assessment, at least quarterly, to determine whether a decline in fair value below amortized cost of AFS debt securities is other than temporary. Other-than-temporary impairment ("OTTI") exists when either (i) the holder has the intent to sell the impaired security, (ii) it is more likely than not the holder will be required to sell the security, or (iii) the holder does not expect to recover the entire amortized cost of the security. For beneficial interests in debt securities that are not of high credit quality or that can be contractually settled such that the Company would not recover substantially all of its recorded investment, OTTI also exists when there has been an adverse change in cash flows expected to be collected from the last measurement date.
If the Company intends to sell the impaired security or more likely than not will be required to sell the impaired security before recovery of its amortized cost, the entire impairment amount is recognized in earnings. If the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost, the Company further evaluates the security for impairment due to credit losses. In determining whether a credit loss exists, an assessment is made of the cash flows expected to be collected from the security. The credit component of OTTI is recognized in earnings, while the remaining non-credit component is recognized in other comprehensive income. The amortized cost basis of the security is written down by the amount of impairment recognized in earnings and will not be adjusted for subsequent recoveries in fair value. The difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.
In assessing OTTI and estimating future expected cash flows, factors considered include, but not limited to, credit rating of the security, financial condition of the issuer, defaults for similar securities, performance and value of assets underlying an asset-backed security.
Identifiable Intangibles
In a business combination or asset acquisition, the Company may recognize identifiable intangibles that meet either or both the contractual-legal criterion or the separability criterion. Indefinite-lived intangibles are not subject to amortization until such time that its useful life is determined to no longer be indefinite, at which point, it will be assessed for impairment and its adjusted carrying amount amortized over its remaining useful life. Finite-lived intangibles are amortized over their useful life in a manner that reflects the pattern in which the intangible is being consumed if readily determinable such as expected cash flows, otherwise on a straight-line basis. The useful life of all identified intangibles will be periodically reassessed and if useful life changes, the carrying amount of the intangible will be amortized prospectively over the revised useful life. Finite-lived intangibles will be periodically reviewed for impairment and an impairment loss will be recognized if the carrying amount of the intangible is not recoverable and exceeds its fair value. An impairment establishes a new basis for the identifiable intangibles and any impairment loss recognized is not subject to subsequent reversal.
Identifiable intangibles recognized in acquisitions of operating real estate properties generally include in-place leases, above- or below-market leases and deferred leasing costs.
In-place leases generate value over and above the tangible real estate because a property that is occupied with leased space is typically worth more than a vacant building without an operating lease contract in place. The estimated fair value of acquired in-place leases is derived based on management's assessment of costs avoided from having tenants in place, including lost rental income, rent concessions and tenant allowances or reimbursements, that would be incurred to lease a hypothetically vacant building to its actual existing occupancy level on the valuation date. The net amount recorded for acquired in-place leases is included in intangible assets and amortized on a straight-line basis as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If an in-place lease is terminated, the unamortized portion is charged to depreciation and amortization expense.
The estimated fair value of the above- or below-market component of acquired leases represents the present value of the difference between contractual rents of acquired leases and market rents at the time of the acquisition for the remaining lease term, discounted for tenant credit risks. Above- or below-market operating lease values are amortized on a straight-line basis as a decrease or increase to rental income, respectively, over the applicable lease terms. Above- or below-market ground lease obligations are amortized on a straight-line basis as a decrease or increase to rent expense, respectively, over the applicable lease terms. If the above- or below-market operating lease values or above- or below-market ground lease obligations are terminated, the unamortized portion of the lease intangibles are recorded in rental income or rent expense, respectively.
Deferred leasing costs represent management's estimation of the avoided leasing commissions and legal fees associated with an existing in-place lease. The net amount is included in intangible assets and amortized on a straight-line basis as an increase to depreciation and amortization expense over the remaining term of the applicable lease.
Goodwill
Goodwill is an unidentifiable intangible asset and recognized as a residual, generally measured as the excess of consideration transferred in a business combination over the identifiable assets acquired and liabilities assumed, including any noncontrolling interest in the acquiree. Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination.
Goodwill is tested for impairment at the reporting units to which it is assigned at least on an annual basis in the fourth quarter of each year, or more frequently if events or changes in circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying value. The assessment of goodwill for impairment may initially be performed based on qualitative factors to determine if it is more likely than not that the fair value of the reporting unit to which the goodwill is assigned is less than its carrying value; and if so, a two-step quantitative assessment is performed to determine if an impairment has occurred and thereafter, measure the impairment loss. In the first step, if the fair value of the reporting unit is less than its carrying value (including goodwill), then the goodwill is considered to be impaired. In the second step, the implied fair value of the goodwill is determined by comparing the fair value of the reporting unit (in step one) to the fair value of the net assets of the reporting unit as if the reporting unit is being acquired in a business combination. If the carrying value of goodwill exceeds the resulting implied fair value of goodwill, then an impairment charge is recognized for the excess. An impairment establishes a new basis for the goodwill and any impairment loss recognized is not subject to subsequent reversal. Goodwill impairment tests require judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit.
Fixed Assets
Fixed assets of the Company are presented within other assets and carried at cost less accumulated depreciation and amortization. Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments which improve or extend the life of assets are capitalized and depreciated over their useful life. Depreciation and amortization is recognized on a straight-line basis over the estimated useful life of the assets, which range between 3 to 5 years for furniture, fixtures, equipment and capitalized software, 15 years for aircraft and over the shorter of the lease term or useful life for leasehold improvements.
Transfers of Financial Assets
Sale accounting for transfers of financial assets is limited to the transfer of an entire financial asset, a group of financial assets in their entirety, or if a component of the financial asset is transferred, when the component meets the definition of a participating interest.
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. If the Company has any continuing involvement, rights or obligations with the transferred financial asset (outside of standard representations and warranties), sale accounting would require that the transfer meets the following sale conditions: (1) the transferred asset has been legally isolated; (2) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred asset; and (3) the Company does not maintain effective control over the transferred asset through an agreement that provides for (a) both an entitlement and an obligation by the Company to repurchase or redeem the asset before its maturity, (b) the unilateral ability by the Company to reclaim the asset and a more than trivial benefit attributable to that ability, or (c) the transferee requiring the Company to repurchase the asset at a price so favorable to the transferee that it is probable the repurchase will occur.
If the criteria for sale accounting are met, the transferred financial asset is removed from the balance sheet and a net gain or loss is recognized upon sale, taking into account any retained interests. Transfers of financial assets that do not meet the criteria for sale are accounted for as financing transactions.
Derivative Instruments and Hedging Activities
The Company uses derivative instruments to manage its foreign currency risk and interest rate risk. The Company does not use derivative instruments for speculative or trading purposes. All derivative instruments are recorded at fair value and included in other assets or other liabilities on a gross basis on the consolidated balance sheets. The accounting for changes in fair value of derivatives depends upon whether or not the Company has elected to designate the derivative in a hedging relationship and the derivative qualifies for hedge accounting. The Company has economic hedges that have not been designated for hedge accounting.
Changes in fair value of derivatives not designated as accounting hedges are recorded in the income statement in other gain (loss), net.
For designated accounting hedges, the relationships between hedging instruments and hedged items, risk management objectives and strategies for undertaking the accounting hedges as well as the methods to assess the effectiveness of the derivative prospectively and retrospectively, are formally documented at inception. Hedge effectiveness relates to the amount by which the gain or loss on the designated derivative instrument exactly offsets the change in the hedged item attributable to the hedged risk. If it is determined that a derivative is not expected to be or has ceased to be highly effective at hedging the designated exposure, hedge accounting is discontinued.

Cash Flow Hedges—The Company uses interest rate caps and swaps to hedge its exposure to interest rate fluctuations in forecasted interest payments on floating rate debt. The effective portion of the change in fair value of the derivative is recorded in accumulated other comprehensive income, while hedge ineffectiveness is recorded in earnings. If the derivative in a cash flow hedge is terminated or the hedge designation is removed, related amounts in accumulated other comprehensive income are reclassified into earnings.
Net Investment Hedges—The Company uses foreign currency hedges to protect the value of its net investments in foreign subsidiaries or equity method investees whose functional currencies are not U.S. dollars. Changes in the fair value of derivatives used as hedges of net investment in foreign operations, to the extent effective, are recorded in the cumulative translation adjustment account within accumulated other comprehensive income.
At the end of each quarter, the Company reassesses the effectiveness of its net investment hedges and as appropriate, dedesignates the portion of the derivative notional that is in excess of the beginning balance of its net investments as non-designated hedges.
Release of accumulated other comprehensive income related to net investment hedges occurs upon losing a controlling financial interest in an investment or obtaining control over an equity method investment. Upon sale, complete or substantially complete liquidation of an investment in a foreign subsidiary, or partial sale of an equity method investment, the gain or loss on the related net investment hedge is reclassified from accumulated other comprehensive income to earnings.
Financing Costs
Debt discounts and premiums as well as debt issuance costs (except for revolving credit arrangements) are presented net against the associated debt on the consolidated balance sheets and amortized into interest expense using the effective interest method over the term of the debt.
Costs incurred in connection with revolving credit arrangements are recorded as deferred financing costs in other assets, and amortized on a straight-line basis over the expected term of the credit facility.
Property Operating Income
Property operating income includes the following.
Rental Income—Rental income is recognized on a straight-line basis over the non-cancelable term of the related lease which includes the effects of rent steps and rent abatements under the lease. Rents received in advance are deferred. Rental income recognition commences when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. Residential leases generally have one-year terms while commercial leases generally have longer terms.
When it is determined that the Company is the owner of tenant improvements, the cost to construct the tenant improvements, including costs paid for or reimbursed by the tenants, is capitalized. For Company-owned tenant improvements, the amount funded by or reimbursed by the tenants are recorded as deferred revenue, which is amortized on a straight-line basis as additional rental income over the term of the related lease. When it is determined that the tenant is the owner of tenant improvements, the Company's contribution towards those improvements is recorded as a lease incentive, included in deferred leasing costs and intangible assets, net on the consolidated balance sheets, and amortized as a reduction to rental income on a straight-line basis over the term of the lease.
Tenant Reimbursements—In net lease arrangements, the tenant is generally responsible for operating expenses relating to the property, including real estate taxes, property insurance, maintenance, repairs and improvements. Costs reimbursable from tenants and other recoverable costs are recognized as revenue in the period the recoverable costs are incurred. When the Company is the primary obligor with respect to purchasing goods and services for property operations and has discretion in selecting the supplier and retains credit risk, tenant reimbursement revenue and property operating expenses are presented on a gross basis in the statements of operations. For certain triple net leases where the lessee self-manages the property, hires its own service providers and retains credit risk for routine maintenance contracts, no reimbursement revenue and expense are recognized.
Hotel Operating Income—Hotel operating income includes room revenue, food and beverage sales and other ancillary services. Revenue is recognized upon occupancy of rooms, consummation of sales and provision of services.
Fee Income
Fee income consists of the following.
Base Management Fees—The Company earns base management fees for the day-to-day operations and administration of its managed funds, generally as a percentage of the limited partners' net funded capital. Base management fees are recognized over the period in which the related services are performed in accordance with contractual terms of the underlying management and advisory agreements. Base management fees are generally accrued from the date of the first closing of commitments or the first investment of the fund through the last day of the term of the fund.
Asset Management Fees—The Company may receive a one-time asset management fee upon closing of each investment made by its managed funds. In accordance with contractual terms of the underlying management and advisory agreements, a portion of asset management fees is recognized upon completion of initial underwriting, with remaining fees deferred and recognized over the holding period of each investment in which the related services are performed for each investment. Asset management fees are calculated as a fixed percentage of the limited partners' net funded capital on each investment.
Servicing Fees—Certain subsidiaries of the Company (each an asset management company or "AMC") were established to service and manage loan portfolios, including foreclosed properties, held by the Company's real estate investment entities for a servicing fee equal to a percentage of the outstanding unpaid principal balance of each loan portfolio. Servicing fees earned from investment entities that are consolidated by the Company are eliminated upon consolidation.
Other Income
Other income includes the following.
Expense Recoveries from Borrowers—Expenses, primarily legal costs incurred in administering non-performing loans and foreclosed properties held by investment entities, may be subsequently recovered through payments received when these investments are resolved. The Company recognizes income when the cost recoveries are determinable and repayment is assured.
Cost Reimbursements from Affiliates—Based on an arrangement assumed from the Manager through the Combination, the Company provides administrative services to certain of its affiliates, including property management on behalf of the Company's investment entities. The Company is entitled to receive reimbursements of expenses incurred, generally based on expenses incurred that are directly attributable to the affiliates and/or a portion of overhead costs. The Company acts in the capacity of a principal under these arrangements. Accordingly, the Company records the expenses and corresponding reimbursement income on a gross basis in the period administrative services are rendered and costs are incurred.
Compensation
Compensation comprises salaries, bonus including discretionary awards and contractual amounts for certain senior executives, benefits and share-based compensation. Bonus is accrued over the employment period to which it relates.
Share-Based Compensation
Equity classified share-based awards granted to employees have a service condition only, and are measured at fair value at the date of grant and remeasured at fair value only upon a modification of the award. Share awards granted to non-employees have a service condition only and are remeasured at fair value at the end of each reporting period until the award is fully vested. Fair value is determined based on the closing price of the Company's listed Class A common stock at date of grant or remeasurement. The Company recognizes compensation expense on a straight-line basis over the requisite service period of the awards, with the amount of compensation expense recognized at the end of a reporting period at least equal to the fair value of the portion of the award that has vested through that date. An expected forfeiture rate estimated based upon the Company's historical experience is applied against compensation expense during the year and adjusted for actual forfeitures at year end.
Gain on Remeasurement of Consolidated Investment Entities, Net
Gain on remeasurement of consolidated investment entities, net is the fair value remeasurement of the Company's proportional share of investments in joint ventures which were consolidated upon a reconsideration event in connection with the Combination (Note 7), net of cumulative translation adjustments reclassified to earnings.
Other Gain (Loss), Net
Other gain and loss include fair value changes related to derivatives not designated as accounting hedges, fair value changes on the contingent consideration arising from the Combination and gain (loss) from remeasurement of foreign currency transactions and translation of foreign currency balances.
Income Taxes
The Company elected to be taxed as a REIT, commencing with the Company’s initial taxable year ended December 31, 2009. A REIT is generally not subject to corporate-level federal and state income tax on net income it distributes to its stockholders. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of its REIT taxable income to its stockholders, as well as certain restrictions in regard to the nature of owned assets and categories of income. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S federal, state and local as well as foreign taxes on its income and property and to U.S federal income and excise taxes on its undistributed taxable income.
The Company has elected or may elect to treat certain of its existing or newly created corporate subsidiaries as taxable REIT subsidiaries (each a “TRS”). In general, a TRS may perform non-customary services for tenants of the REIT, hold assets that the REIT cannot or does not intend to hold directly and, subject to certain exceptions related to hotels and healthcare properties, may engage in any real estate or non-real estate related business. The Company uses TRS entities to conduct certain activities that cannot be conducted directly by a REIT, including investment management, property management including hotel operations as well as loan servicing and workout activities. A TRS is treated as a regular, taxable corporation for U.S income tax purposes and therefore, is subject to U.S federal corporate tax on its income and property.
Deferred Income Taxes—The provision for income taxes includes current and deferred portions. The current income tax provision differs from the amount of income tax currently payable because of temporary differences in the recognition of certain income and expense items between financial reporting and income tax reporting. The Company uses the asset and liability method to provide for income taxes, which requires that the Company's income tax expense reflects the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities for financial reporting versus income tax purposes. Accordingly, a deferred tax asset or liability for each temporary difference is determined based on enacted tax rates the Company expects to be in effect when the underlying items of income and expense are realized and the differences reverse. A deferred tax asset is also recognized for net operating loss carryforwards and the income tax effect of accumulated other comprehensive income items of the TRS entities. A valuation allowance for deferred tax assets is established if the Company believes it is more likely than not that all or some portion of the deferred tax assets will not be realized. Realization of deferred tax assets is dependent on the Company's TRS entities generating sufficient taxable income in future periods or employing certain tax planning strategies to realize such deferred tax assets.
Uncertain Tax Positions—Income tax benefits are recognized for uncertain tax positions that are more likely than not to be sustained based solely on their technical merits. Such uncertain tax positions are measured as the largest amount of benefit that is more-likely-than-not to be realized upon settlement. The difference between the benefit recognized and the tax benefit claimed on a tax return results in an unrecognized tax benefit. The Company periodically evaluates whether it is more likely than not that its uncertain tax positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations. As of December 31, 2016 and 2015, the Company has not established a liability for uncertain tax positions.
Earnings Per Share
The Company calculates basic earnings per share using the two-class method which defines unvested share-based payment awards that contain nonforfeitable rights to dividends as participating securities. The two-class method is an allocation formula that determines earnings per share for each share of common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Under this method, all earnings (distributed and undistributed) are allocated to common shares and participating securities based on their respective rights to receive dividends. Earnings per common share is calculated by dividing earnings allocated to common shareholders by the weighted-average number of common shares outstanding during the period.
Diluted earnings per common share is based on the weighted-average number of common shares and the effect of potentially dilutive common share equivalents outstanding during the period. Potentially dilutive common share equivalents include shares to be issued upon the assumed conversion of the Company's outstanding convertible notes, which are included under the if-converted method when dilutive. The earnings allocated to common shareholders is adjusted to add back the after-tax amount of interest expense associated with the convertible notes, except when doing so would be antidilutive.
Reclassification
Certain prior period amounts have been reclassified to conform to current period presentation. Such reclassifications were immaterial and did not affect the Company's financial position, results of operations or its cash flows.
Recent Accounting Updates
The following evaluation of the effects of adoption of recently issued accounting standards is discussed in the context of the consolidated financial statements of the new combined entity, Colony NorthStar.
Revenue Recognition—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers, which amends existing revenue recognition standards by establishing principles for a single comprehensive model for revenue measurement and recognition, along with enhanced disclosure requirements. Key provisions include, but are not limited to, determining which goods or services are capable of being distinct in a contract to be accounted for separately as a performance obligation and recognizing variable consideration only to the extent that it is probable a significant revenue reversal would not occur. The new revenue standard may be applied retrospectively to each prior period presented (full retrospective) or retrospectively to contracts not completed as of date of initial application with the cumulative effect recognized in retained earnings (modified retrospective). ASU No. 2014-09 was originally effective for fiscal years and interim periods beginning after December 15, 2016. In July 2015, the FASB deferred the effective date of the new standard by one year to fiscal years and interim periods beginning after December 15, 2017. Early adoption is permitted but not before the original effective date. The FASB has subsequently issued several amendments to the standard, including clarifying the guidance on assessing principal versus agent based on the notion of control, which affects recognition of revenue on a gross or net basis. These amendments have the same effective date and transition requirements as the new standard.
Colony NorthStar plans to adopt the standard on its required effective date of January 1, 2018 using the modified retrospective approach. The standard excludes from its scope the areas of accounting that most significantly affect revenue recognition for Colony NorthStar, including accounting for financial instruments and leases, except that the non-lease service component in a gross lease contract will be considered a separate performance obligation and be subject to the new revenue recognition standard. Additionally, any incentive income from sponsored investment vehicles is expected to be subject to the revenue recognition provisions for variable consideration. Evaluation of the impact of this guidance to Colony NorthStar is on-going.
Financial Instruments—In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which affects accounting for investments in equity securities and financial liabilities under the fair value option including presentation and disclosures, but does not affect accounting for investments in debt securities and loans. Investments in equity securities, other than equity method investments, will be measured at fair value through earnings, except for equity securities without readily determinable fair values which may be measured at cost less impairment and adjusted for observable price changes. This provision eliminates cost method accounting and recognition of unrealized holding gains (losses) on equity investments in other comprehensive income. For financial liabilities under fair value option, changes in fair value due to instrument specific credit risk will be recorded separately in other comprehensive income. Fair value disclosures of financial instruments measured at amortized cost will be based on exit price and corresponding disclosures of valuation methodology and significant inputs will no longer be required. ASU No. 2016-01 is effective for fiscal years and interim periods beginning after December 15, 2017. Early adoption is limited to specific provisions. ASU 2016-01 is to be applied retrospectively with cumulative effect as of the beginning of the first reporting period adopted recognized in retained earnings, except for provisions related to equity investments without readily determinable fair values and exit price fair value disclosures for financial instruments measured at amortized cost, which are to be applied prospectively. Colony NorthStar plans to adopt this guidance on its required effective date of January 1, 2018. While evaluation of the impact to Colony NorthStar is on-going, adoption of this standard is not expected to have a material effect on its consolidated financial condition and results of operations.
Leases—In February 2016, the FASB issued ASU No. 2016-02, Leases, which amends existing lease accounting standards, primarily requiring lessees to recognize most leases on balance sheet, as well as making targeted changes to lessor accounting. ASU No. 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018. Early adoption is permitted. The new leases standard requires adoption using a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, and provides for certain practical expedients. Full retrospective application is prohibited. Transition will require application of the new guidance at the beginning of the earliest comparative period presented.
Evaluation of the impact of this guidance to Colony NorthStar is on-going. As lessor, gross leases will be subject to allocation between lease and non-lease service components, with the latter accounted for under the new revenue recognition standard. As the new lease standard requires congruous accounting treatment between lessor and lessee in a sale-leaseback transaction, if the seller/lessee does not achieve sale accounting under the new revenue recognition standard, it would be considered a financing transaction to the buyer/lessor. As lessee, the new lease standard requires the recognition of a right-of-use asset and corresponding liability for future obligations under leasing arrangements such as ground leases and office leases. Additionally, under the new lease standard, only incremental initial direct costs incurred in the execution of a lease can be capitalized by the lessor and lessee.
Derivative Novation—In March 2016, the FASB issued ASU No. 2016-05, Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships, which clarifies that a change in the derivative counterparty does not, in and of itself, represent a termination of the original derivative or a change in critical terms of the hedging relationship. As a result, a hedging relationship would not be dedesignated as long as all of the other hedge accounting criteria are met when considering the credit worthiness of the new counterparty. ASU No. 2016-05 is effective for fiscal years and interim periods beginning after December 15, 2016. Early adoption is permitted, including interim periods. The new guidance may be adopted prospectively or on a modified retrospective basis to derivatives outstanding in the periods presented that were previously dedesignated due to a novation. The Company adopted the new guidance effective April 1, 2016 on a prospective basis. The adoption did not have an impact on the Company's consolidated financial statements.
Equity Method—In March 2016, the FASB issued ASU No. 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates retrospective application of the equity method to prior periods that the investment was held before the investor obtained significant influence over the investee. ASU No. 2016-07 is effective for fiscal years and interim periods beginning after December 15, 2016, to be applied prospectively. Early adoption is permitted, including interim periods. The Company adopted the new guidance effective April 1, 2016. The adoption did not have an impact on the Company's consolidated financial statements.
Share-Based Compensation—In March 2016, the FASB issued ASU No. 2016-09, Improvements to Share-Based Payment Accounting, which amends certain aspects of accounting for share-based payments to employees. This includes accounting for income tax effects in the income statement, increasing the fair value of shares applied for income tax withholding without triggering liability accounting, allowing forfeitures related to service condition to be recognized upon occurrence, as well as changes in cash flow classifications. This guidance may be adopted prospectively or on a modified retrospective transition basis depending on the requirements of each provision. ASU No. 2016-09 is effective for fiscal years and interim periods beginning after December 15, 2016. Early adoption is permitted, with all provisions within the guidance to be adopted in the same period. If early adopted in an interim period, adjustments are to be reflected as of the beginning of the fiscal year of adoption. This guidance will be adopted prospectively on January 1, 2017 and is not expected to have a material effect on the consolidated financial condition, results of operations and cash flows of Colony NorthStar.
Credit Losses—In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses, which amends the credit impairment model for financial instruments. The existing incurred loss model will be replaced with a lifetime current expected credit loss ("CECL") model for financial instruments carried at amortized cost and off-balance sheet credit exposures, such as loans, loan commitments, held-to-maturity ("HTM") debt securities, financial guarantees, net investment in leases, reinsurance and trade receivables, which will generally result in earlier recognition of allowance for losses. For AFS debt securities, unrealized credit losses will be recognized as allowances rather than reductions in amortized cost basis and elimination of the OTTI concept will result in more frequent estimation of credit losses. The accounting model for purchased credit-impaired loans and debt securities will be simplified, including elimination of some of the asymmetrical treatment between credit losses and credit recoveries, to be consistent with the CECL model for originated and purchased non-credit impaired assets. The existing model for beneficial interests that are not of high credit quality will be amended to conform to the new impairment models for HTM and AFS debt securities. Expanded disclosures on credit risk include credit quality indicators by vintage for financing receivables and net investment in leases. Transition will generally be on a modified retrospective basis, with prospective application for other-than-temporarily impaired debt securities and purchased credit-impaired assets. ASU No. 2016-13 is effective for fiscal years and interim periods beginning after December 15, 2019. Early adoption is permitted for annual and interim periods beginning after December 15, 2018. Colony NorthStar, plans to adopt this guidance on its required effective date of January 1, 2020 and expects that recognition of credit losses will generally be accelerated under the CECL model. Evaluation of the impact of this guidance to Colony NorthStar is on-going.
Cash Flow Classifications—In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows, intended to reduce diversity in practice in certain classifications on the statement of cash flows. This guidance addresses eight types of cash flows, which includes clarifying how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows, as well as requiring an accounting policy election for classification of distributions received from equity method investees using either the cumulative earnings or nature of distributions approach. Transition will generally be on a retrospective basis. ASU No. 2016-15 is effective for fiscal years and interim periods beginning after December 15, 2017. Early adoption is permitted, provided that all amendments within the guidance are adopted in the same period. Colony NorthStar anticipates making an accounting policy election for classification of distributions from its equity method investees using the cumulative earnings approach. The adoption of this standard is not expected to have a material effect on presentation in Colony NorthStar's consolidated statements of cash flows.
Consolidation—In October 2016, the FASB issued ASU No. 2016-17, Consolidation: Interests Held Through Related Parties Under Common Control, which considers indirect interests in a VIE held by a decision maker through related parties under common control on a proportionate basis, and not in their entirety, when evaluating the economics criterion in the primary beneficiary determination. This is consistent with the treatment of indirect interests held through related parties not under common control. This ASU, however, does not change the initial assessment of whether a decision maker has a variable interest in a VIE, which considers indirect interests in related parties under common control in their entirety as the equivalent of direct interests. ASU No. 2016-17 is effective for fiscal years and interim periods beginning after December 15, 2016, with retrospective application to the beginning of the fiscal year when ASU No. 2015-02, Consolidation: Amendments to the Consolidation Analysis, was adopted. Early adoption is permitted, including interim periods. The Company adopted the new guidance effective October 1, 2016. The adoption did not have an impact on the Company's consolidated financial statements.

Restricted Cash—In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, which requires that cash and cash equivalent balances in the statement of cash flows include restricted cash and restricted cash equivalent amounts, and therefore, changes in restricted cash and restricted cash equivalents be presented in the statement of cash flows. This will eliminate the presentation of transfers between cash and cash equivalents with restricted cash and restricted cash equivalents in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, this ASU requires disclosure of a reconciliation between the totals in the statement of cash flows and the related captions in the balance sheet. The new guidance also requires disclosure of the nature of restricted cash and restricted cash equivalents, similar to existing requirements under Regulation S-X; however, it does not define restricted cash and restricted cash equivalents. ASU No. 2016-18 is effective for fiscal years and interim periods beginning after December 15, 2017, to be applied retrospectively, with early adoption permitted. If early adopted in an interim period, adjustments are to be reflected as of the beginning of the fiscal year of adoption. The adoption of this standard is not expected to have a material effect on presentation in Colony NorthStar's consolidated statements of cash flows.
Definition of a Business—In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which revises the definition of a business and will likely result in more transactions accounted for as asset acquisitions. The new guidance introduces an initial threshold that if substantially all of the fair value of gross assets acquired is concentrated in a single asset or a group of similar assets, then the set of transferred assets and activities is not a business. If this threshold is not met, an acquisition, to be considered a business, would have to include an input and a substantive process that together significantly contribute to the ability to create outputs. To qualify as a business without outputs would require an organized workforce that performs a substantive process. The definition of "outputs" has been narrowed to align with Topic 606, Revenue from Contracts with Customers, by focusing on revenue generating activities. ASU 2017-01 is effective for fiscal years and interim periods beginning after December 15, 2017. Early adoption is permitted for transactions that occurred before the issuance date or effective date of this standard if the transactions have not been reported in issued financial statements. The Company adopted the new guidance effective October 1, 2016 and determined that real estate acquisitions transacted in the fourth quarter of 2016 met the initial threshold to qualify as asset acquisitions, resulting in the capitalization of $0.7 million of related transaction costs.
Goodwill Impairment—In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. Goodwill impairment is now measured as the excess in carrying value over fair value of the reporting unit, with the loss recognized not to exceed the amount of goodwill assigned to that reporting unit. The one-step impairment test will also be applied to goodwill at reporting units that have zero or negative carrying values, with a disclosure of the amount of goodwill at these reporting units. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019, to be applied prospectively. Early adoption is permitted for interim and annual goodwill impairment testing dates after January 1, 2017. Colony NorthStar anticipates early adoption of this guidance for its goodwill impairment assessment in 2017.
3. Combination with Colony Capital
On April 2, 2015, pursuant to agreements dated December 23, 2014, OP completed its acquisition of the CCLLC trademark name and substantially all of its real estate investment management business and operations, excluding those conducted exclusively in connection with Colony American Homes, Inc. (now Colony Starwood Homes—see Note 22). The Combination was subject to approval of two-thirds of the Company’s non-affiliated shareholders, which was received at a special meeting of shareholders held on March 31, 2015.
Upon consummation of the Combination, CCLLC's personnel became employees of the Company and the Company became an internally managed REIT. As a result of the Combination, the Company is able to sponsor new investment vehicles as general partner under the Colony name. In addition, the Company changed its name from Colony Financial, Inc. to Colony Capital, Inc. and its common stock was reclassified as Class A Common Stock.
Mr. Thomas J. Barrack, Jr., Executive Chairman, and Mr. Richard B. Saltzman, Chief Executive Officer and President, have entered into 5-year employment agreements and related lock-up arrangements with the Company, which, subject to certain exceptions, will generally restrict them from transferring their respective interests in OP Units and/or shares received in connection with the Combination over the same period as their respective employment agreement terms, which restriction would be ratably reduced over such period. Messrs. Barrack and Saltzman also have entered into non-competition arrangements with the Company, each of which will provide for clawback as to a material portion of consideration in the event such individuals violate the non-compete restrictions during the same period as their respective lock-ups. The employment agreements, and related lock-ups and non-competition arrangements became effective at the closing of the Combination.

The consideration for the Combination consisted of an upfront and a contingent portion, as follows:

•
Upfront consideration paid in a combination of 1.43 million shares of Class A Common Stock, 563,987 shares of newly created Class B Common Stock and 21.34 million of OP Units, measured based upon the closing price of the Company’s common stock of $26.19 on April 1, 2015, as well as $61.4 million of cash payments made for working capital, transaction and integration costs incurred on behalf of CCLLC and tax withholding on behalf of Mr. Saltzman. The aggregate upfront consideration was valued at $672.3 million.

•
Contingent consideration to be paid in a combination of up to approximately 1.02 million shares of Class A Common Stock, 90,991 shares of Class B Common Stock and approximately 3.47 million OP Units, subject to multi-year performance targets for achievement of certain funds from operations per share targets and capital-raising thresholds from the funds management businesses. If the minimum performance target for either of these metrics is not met or exceeded, a portion of the contingent consideration paid in respect of the other metric would not be paid out in full.

Each share of Class B Common Stock and each OP Unit is, at the holder’s option, convertible into one share of Class A Common Stock, subject, in the case of OP Units, to the terms and conditions set forth in the operating agreement of OP.
The following table summarizes the total consideration and allocation to assets acquired and liabilities assumed at April 2, 2015. In the first quarter of 2016, measurement period adjustments were identified that impacted provisional accounting, specifically adjustments to payroll accrual, valuation of investment management contract intangible asset and related impact to deferred tax liability, which increased goodwill by approximately $1.9 million, as presented in the table below.

(In thousands)	As Reported At December 31, 2015	Measurement Period Adjustments (1)	Final Adjusted Amounts At March 31, 2016
Consideration
Cash	$61,350	$—	$61,350
Class A and Class B common stock issued	52,160	—	52,160
OP Units issued	558,794	—	558,794
Estimated fair value of contingent consideration (2)	69,500	—	69,500
	$741,804	$—	$741,804
Identifiable assets acquired and liabilities assumed
Cash	$5,015	$—	$5,015
Fixed assets	46,396	—	46,396
Other assets	23,300	—	23,300
Intangible asset:
Investment management contracts	46,000	(1,900)	44,100
Customer relationships	46,800	—	46,800
Trade name	15,500	—	15,500
Notes payable	(44,337)	—	(44,337)
Deferred tax liability	(35,920)	729	(35,191)
Other liabilities	(19,217)	(689)	(19,906)
	83,537	(1,860)	81,677
Goodwill	658,267	1,860	660,127
	$741,804	$—	$741,804
__________

(1)
The estimated fair values and purchase price allocation at April 2, 2015 are subject to retrospective adjustments during the measurement period, which ended on April 1, 2016, based upon new information obtained about facts and circumstances that existed as of the date of acquisition.

(2)	Estimated fair value of contingent consideration is subject to remeasurement each reporting period, as discussed in Note 14.
See Note 9 for further discussions related to identifiable intangible assets and goodwill, and Note 14 for fair value measurement of contingent consideration.
Total income and net income attributable to Colony Capital, Inc. from the investment management segment, as included in the consolidated statement of operations, were $65.6 million and $19.0 million, respectively, for the period from acquisition date through December 31, 2015.

Pro Forma Results (Unaudited)
The following table presents pro forma results of the Company for the year ended December 31, 2015 assuming the Combination had been consummated on January 1, 2015. The amounts have been calculated pursuant to the application of the Company’s accounting policies and adjusting the results of CCLLC's operations to reflect additional compensation expense, depreciation and amortization, income tax, and after eliminating intercompany transactions of the combined entities and allocation of net income to OP Units. The pro forma result for the year ended December 31, 2015 was adjusted to exclude acquisition-related expenses of approximately $15.1 million. The pro forma results are not indicative of future operating results.

(In thousands, except per share data)	Year Ended December 31, 2015
Pro forma:
Total income	$873,075
Net income attributable to Colony Capital, Inc.	166,662
Net income attributable to common stockholders	124,093
Net income per common share:
Basic	$1.09
Diluted	$1.09

4. Variable Interest Entities
Securitizations
The Company securitizes loans receivable using VIEs as a source of financing. The securitization vehicles are structured as pass-through entities that receive principal and interest on the underlying mortgage loans and distribute those payments to the holders of the notes or certificates issued by the securitization vehicles. The loans are transferred into securitization vehicles such that these assets are restricted and legally isolated from the creditors of the Company, and therefore are not available to satisfy the Company's obligations but only the obligations of the securitization vehicles. The obligations of the securitization vehicles do not have any recourse to the general credit of any other consolidated entities, nor to the Company.
The Company retains beneficial interests in the securitization vehicles, usually equity tranches or subordinate securities. Affiliates of the Company or appointed third parties act as special servicer of the underlying collateral mortgage loans. The special servicer has the power to direct activities during the loan workout process on defaulted and delinquent loans as permitted by the underlying contractual agreements, which is subject to the consent of the Company, as the controlling class representative or directing holder who, under certain circumstances, has the right to unilaterally remove the special servicer. As the Company’s rights as the directing holder and controlling class representative provide the Company the ability to direct activities that most significantly impact the economic performance of the securitization vehicles—for example, responsibility over decisions related to loan modifications and workouts—the Company maintains effective control over the loans transferred into the securitization trusts. Considering the positions retained by the Company in the securitization vehicles together with its role as controlling class representative or directing holder, the Company is deemed to be the primary beneficiary and consolidates these securitization vehicles. Accordingly, these securitizations did not qualify as sale transactions and are accounted for as secured financing with the underlying mortgage loans pledged as collateral.
All of the underlying assets, liabilities, equity, revenues and expenses of the securitization vehicles are consolidated within the Company's consolidated financial statements. The Company’s exposure to the obligations of the securitization vehicles is generally limited to its investment in these entities, which was $407.0 million and $412.8 million at December 31, 2016 and 2015, respectively. The Company is not obligated to provide any financial support to these securitization vehicles and did not do so in the periods reported.
Operating Subsidiary
The Company's operating subsidiary under the UPREIT structure, OP, is a limited liability company that has governing provisions that are the functional equivalent of a limited partnership. The Company holds the majority of membership interest in OP, acts as the managing member of OP and exercises full responsibility, discretion and control over the day-to-day management of OP. The noncontrolling interests in OP do not have either substantive liquidation rights, or substantive kick-out rights without cause, or substantive participating rights that could be exercised by a simple majority of noncontrolling interest members (including by such a member unilaterally). The absence of such rights, which represent voting rights in a limited partnership equivalent structure, would render OP to be a VIE. The Company, as managing member, has the power to direct the core activities of OP that most significantly affect OP's performance, and through its majority interest in OP, has both the right to receive benefits from and the obligation to absorb losses of OP. Accordingly, the Company is the primary beneficiary of OP and consolidates OP. As the Company conducts its business and holds its assets and liabilities through OP, the total assets and liabilities of OP comprise substantially all of the total consolidated assets and liabilities of the Company.
Sponsored Funds
The Company sponsors funds and other similar investment vehicles as general partner ("Sponsored Funds"), for the purpose of providing investment management services in exchange for management fees and performance-based fees. Sponsored Funds are established as limited partnerships or equivalent structures. The limited partners of Sponsored Funds do not have either substantive liquidation rights, or substantive kick-out rights without cause, or substantive participating rights that could be exercised by a simple majority of limited partners or by a single limited partner. The absence of such rights, which represent voting rights in a limited partnership, results in the sponsored fund being considered a VIE. The Company invests alongside its Sponsored Funds through joint ventures between the Company and the Sponsored Funds. These co-investment joint ventures are consolidated by the Company. As general partner, the Company has capital commitments directly to the Sponsored Funds. The Company may also have capital commitments satisfied directly through the co-investment joint ventures in its capacity as an affiliate of the general partner. The nature of the Company's involvement with the Sponsored Funds comprises fee arrangements and equity interests. The fee arrangements are commensurate with the level of management services provided by the Company, and contain terms and conditions that are customary to similar at-market fee arrangements. The Company's equity interests in the Sponsored Funds absorb insignificant variability. As the Company acts in the capacity of an agent of the Sponsored Funds, the Company is not the primary beneficiary and does not consolidate the Sponsored Funds. The Company accounts for its equity interest in the Sponsored Funds under the equity method. The Company's equity method investment in Sponsored Funds was $1.7 million and $0.3 million at December 31, 2016 and 2015, respectively.
5. Loans Receivable
Loans Held For Investment
The following table provides a summary of the Company’s loans held for investment.

	December 31, 2016				December 31, 2015
(Amounts in thousands)	Unpaid Principal Balance	Carrying Value	Weighted Average Coupon	Weighted Average Maturity in Years	Unpaid Principal Balance	Carrying Value	Weighted Average Coupon	Weighted Average Maturity in Years
Non-PCI Loans
Fixed rate
Mortgage loans	$894,232	$881,755	9.0%	3.5	$882,935	$880,519	9.3%	3.9
Securitized mortgage loans	105,586	107,609	6.4%	15.4	135,519	138,366	6.4%	16.9
Mezzanine loans	372,247	369,207	12.3%	2.8	338,856	340,260	12.3%	3.5
	1,372,065	1,358,571			1,357,310	1,359,145
Variable rate
Mortgage loans	494,797	487,651	8.2%	0.8	643,013	627,374	7.2%	1.7
Securitized mortgage loans	775,963	776,156	5.7%	2.7	1,051,822	1,048,522	5.5%	3.4
Mezzanine loans	348,035	347,469	11.2%	0.6	348,091	347,267	10.8%	0.7
	1,618,795	1,611,276			2,042,926	2,023,163
	2,990,860	2,969,847			3,400,236	3,382,308
PCI Loans
Mortgage loans	748,930	521,905			1,008,839	693,934
Securitized mortgage loans	8,146	6,836			8,871	7,422
	757,076	528,741			1,017,710	701,356
Allowance for loan losses	—	(65,596)			—	(35,187)
Loans held for investment, net	$3,747,936	$3,432,992			$4,417,946	$4,048,477

Activity in loans held for investment is summarized below:

	Year Ended December 31,
(In thousands)	2016	2015	2014
Carrying value at January 1	$4,048,477	$2,131,134	$1,028,654
Loan acquisitions and originations	551,456	1,145,704	1,735,526
Paid-in-kind interest added to loan principal	43,864	30,211	2,796
Discount and net loan fee amortization	27,038	17,062	46,053
Carrying value of loans sold	(118,068)	—	—
Loan repayments	(735,162)	(346,246)	(673,815)
Payments received from PCI loans	(197,453)	(514,818)	(11,725)
Accretion on PCI loans	65,911	158,468	35,115
Transfer to loans held for sale	(56,357)	—	—
Transfer to real estate assets upon foreclosure	(128,124)	(155,035)	—
Provision for loan losses, excluding interest receivable	(34,864)	(37,254)	(200)
Consolidation of loans receivable held by investment entities (Note 7)	—	1,629,496	—
Effect of changes in foreign exchange rates	(33,726)	(10,245)	(31,270)
Carrying value at December 31	$3,432,992	$4,048,477	$2,131,134
As discussed in Note 7, effective April 2, 2015, the Company was deemed to have a controlling financial interest in a number of its real estate investment entities previously accounted for under the equity method. As a result, the Company consolidated these investment entities, including loans receivable held by these entities, a majority of which were PCI loans.
Loan Maturity and Aging
Carrying value of loans held for investment before allowance for loan losses, excluding PCI loans, based on remaining maturities under contractual terms at December 31, 2016, was as follows:

(In thousands)	December 31, 2016
Due in one year or less	$1,348,788
Due after one year through five years	1,267,638
Due after five years	353,421
$2,969,847
The following table provides an aging summary of loans held for investment at carrying values before allowance for loan losses, excluding PCI loans.

(In thousands)	Current or Less Than 30 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due and Nonaccrual	Total Non-PCI Loans
December 31, 2016	$2,912,023	$7,379	$1,172	$49,273	$2,969,847
December 31, 2015	3,357,454	14,628	1,509	8,717	3,382,308
Troubled Debt Restructuring
The following table provides a summary of loan modifications, excluding PCI loans, classified as TDRs, in which the Company provided the borrowers, who are experiencing financial difficulties, with various concessions in interest rates, payment terms or default waivers.

	Year Ended December 31,
(Amounts in thousands)	2016	2015	2014
Loans modified in TDRs during the year:
Number of loans	1	1	1
Carrying value of loans before allowance for loan losses	$37,611	$26,667	$8,381
Loss incurred	$1,687	$278	$—
At December 31, 2016 and 2015, carrying value of TDR loans before allowance for loan losses was $66.2 million and $26.7 million, respectively, and all TDR loans were performing according to their modified terms. There were no additional commitments to lend to borrowers with TDR loans.

Purchased Credit-Impaired Loans
In September 2016 and October 2016, the Company acquired PCI loans secured by commercial properties in France and United States, respectively. In 2015, no new PCI loans were acquired other than those through consolidation of the investment entities on April 2, 2015. The table below presents information about these PCI loans at time of acquisition:

	Year Ended December 31,
(In thousands)	2016	2015
Contractually required payments including interest	$149,763	$1,936,499
Less: Nonaccretable difference	(51,993)	(850,212)
Cash flows expected to be collected	97,770	1,086,287
Less: Accretable yield	(22,493)	(121,130)
Fair value of loans acquired	$75,277	$965,157
Changes in accretable yield of PCI loans were as follows:

	Year Ended December 31,
(In thousands)	2016	2015	2014
Beginning accretable yield	$66,639	$98,523	$130,823
Additions	22,493	—	3,067
Changes in accretable yield	31,171	12,199	13,436
Accretion	(65,911)	(158,468)	(35,115)
Consolidation of PCI loans held by investment entities (Note 7)	—	121,130	—
Effect of changes in foreign exchange rates	(1,820)	(6,745)	(13,688)
Ending accretable yield	$52,572	$66,639	$98,523
Nonaccrual Loans
Carrying values of loans, before allowance for loan losses, that have been placed on nonaccrual were as follows:

	December 31,
(In thousands)	2016	2015
Non-PCI loans (1)	$88,211	$10,226
PCI loans	31,973	116,647
	$120,184	$126,873
__________

(1)
Includes a TDR loan that is current under its modified terms but placed on nonaccrual in 2016. The Company has not received any interest payments subsequent to the modification in 2016 as under the contractual terms of the loan, the Company, as the junior lien holder, would receive interest payments only upon full repayment of principal and interest outstanding to the senior lien holder.

At December 31, 2016 and 2015, there were no non-PCI loans past due 90 days or more that continued to accrue interest.
For the years ended December 31, 2016 and 2015, interest income of $1.6 million and $0.6 million, respectively, were recognized on a cash basis related to PCI loans with carrying values before allowance for loan losses of $32.0 million and $34.1 million at December 31, 2016 and 2015, respectively, as the Company did not have a reasonable expectation of the timing and amount of cash flows. There was no cash basis interest income recognized in 2014.
Allowance for Loan Losses
The allowance for loan losses and related carrying value of loans held for investment were as follows:

	December 31, 2016		December 31, 2015
(In thousands)	Allowance for Loan Losses	Carrying Value	Allowance for Loan Losses	Carrying Value
Non-PCI loans	$6,287	$56,650	$472	$7,827
PCI loans	59,309	243,155	34,715	203,527
	$65,596	$299,805	$35,187	$211,354

Changes in allowance for loan losses are presented below:

	Year Ended December 31,
(In thousands)	2016	2015	2014
Allowance for loan losses at January 1	$35,187	$197	$—
Provision for loan losses	34,864	37,475	197
Charge-off	(4,455)	(2,485)	—
Allowance for loan losses at December 31	$65,596	$35,187	$197
Loans Held For Sale
At December 31, 2016, two loans with aggregate carrying value of $29.4 million were classified as held for sale.
In December 2015, the Company acquired and classified a loan with carrying value of $75.0 million as held for sale. In February 2016, the loan was sold at approximately its carrying value.
6. Real Estate Assets
The Company's real estate assets, including foreclosed properties, comprise the following:

	December 31,
(In thousands)	2016	2015
Real Estate Held for Investment
Land	$630,540	$578,577
Buildings and improvements	2,790,013	2,639,861
	3,420,553	3,218,438
Less: Accumulated depreciation	(176,922)	(86,220)
	3,243,631	3,132,218
Real Estate Held for Sale
Land, buildings and improvements	223,954	297,887
Real Estate Assets, Net	$3,467,585	$3,430,105
Real Estate Held for Sale and Dispositions
Real estate held for sale at December 31, 2016 and 2015 included $67.0 million and $20.3 million, respectively, that have been written down to fair value, estimated based on auction bid prices, broker price opinions or discounted cash flows with discount rates between 5.6% to 11.0%, and selling costs between 2% to 8% of fair values.
Sales of real estate during the years ended December 31, 2016 and 2015 resulted in gains of $73.6 million and $9.0 million, respectively.
Real estate classified as held for sale or disposed in the years ended December 31, 2016 and 2015 did not constitute discontinued operations.

Real Estate Acquisitions
The following table summarizes the Company's real estate acquisitions.

($ in thousands)				Purchase Price Allocation
Acquisition Date	Property Type and Location	Number of Properties	Purchase Price (1)	Land	Buildings and Improvements	Lease Intangible Assets	Lease Intangible Liabilities	Other Liabilities
Year Ended December 31, 2016 (2)
Asset Acquisitions (3)
Various	Light Industrial—Various in U.S.	12	$112,475	$15,866	$88,955	$8,324	$(670)	$—
Business Combinations (4)(5)
January	Industrial—Spain	23	94,403	30,451	59,399	5,318	(765)	—
April	Industrial—Massachusetts, U.S. (6)	1	34,900	5,235	27,731	1,934	—	—
May	Office—France (7)	1	18,204	13,594	4,372	388	(150)	—
Various	Light industrial—Various in U.S.	18	201,635	30,034	158,629	16,063	(3,091)	—
		55	$461,617	$95,180	$339,086	$32,027	$(4,676)	$—
Year Ended December 31, 2015
Asset Acquisitions (3)
January	Education—Switzerland	2	$167,911	$16,450	$130,446	$21,015	$—	$—
June	Office—Norway (8)	1	322,231	69,350	257,541	28,235	—	(32,895)
November	Office—France	1	31,000	3,936	24,096	3,661	(693)	—
Business Combinations (4)(5)								—
Various	Light industrial—Various in U.S.	34	345,463	53,257	280,380	17,724	(5,898)	—
December	Mixed use—United Kingdom (9)	24	440,999	51,169	320,078	76,016	(6,264)	—
		62	$1,307,604	$194,162	$1,012,541	$146,651	$(12,855)	$(32,895)
__________

(1)
Dollar amounts of purchase price and allocation to assets acquired and liabilities assumed are translated based on foreign exchange rates as of respective dates of acquisition, where applicable. Purchase price excludes transaction costs.

(2)
Useful lives of real estate assets acquired in 2016 range from 15 to 44 years for buildings, 2 to 11 years for improvements, 33 years for below-market ground lease obligations and 1 to 11 years for other lease intangibles.

(3)
Real estate acquisitions in the fourth quarter of 2016 were determined to be asset acquisitions upon the Company's adoption, effective October 1, 2016, of the new guidance clarifying the definition of a business. The asset acquisitions in 2015 were net lease properties in which the Company entered into sale-leaseback transactions with the sellers. Transaction costs associated with asset acquisitions were capitalized, totaling approximately $0.7 million and $9.0 million for the years ended December 31, 2016 and 2015, respectively.

(4)
Prior to the fourth quarter of 2016, acquisitions of real estate assets with existing leases where the sellers are not the lessees were classified as business combinations. Upon adoption of the new guidance effective October 1, 2016, acquisitions of real estate assets with existing leases but where substantially all the fair value of gross assets acquired were concentrated in a single asset or a group of similar assets, qualified as asset acquisitions. Transaction costs associated with business combinations are expensed, totaling $6.5 million and $22.2 million for the years ended December 31, 2016 and 2015, respectively.

(5)
The estimated fair values and purchase price allocation are provisional and subject to retrospective adjustments during the measurement period, not to exceed one year, based upon new information obtained about facts and circumstances that existed as of the date of acquisition.

(6)	The real estate asset acquired was sold in August 2016.

(7)
In the third quarter of 2016, a measurement period adjustment was identified related to a lease contract, which resulted in a decrease to lease intangible asset of $0.6 million, with a corresponding increase of approximately $0.6 million to land and immaterial increase to buildings and improvements.

(8)
The Company acquired equity in a subsidiary of the seller, partially financed by a non-callable bond, and assumed the liabilities of the entity acquired of $2.1 million, as well as the entity's tax basis, resulting in a tax basis difference recorded as a deferred tax liability of $30.8 million upon acquisition.

(9)
Through June 30, 2016, certain measurement period adjustments were identified which impacted provisional accounting, related to below-market operating ground leases assumed in connection with the properties acquired as well as lease expirations. These adjustments cumulatively resulted in an increase to lease intangible assets and lease intangible liabilities of $15.4 million and $1.3 million, respectively, with a corresponding decrease to land of $21.4 million and an increase to buildings and improvements of $4.7 million. Included in the consolidated statement of operations for the year ended December 31, 2016 was a $0.4 million decrease in depreciation and amortization expense as well as immaterial adjustments to increase rent expense and to increase rental income to reflect the effects of the measurement period adjustment as of the acquisition date in December 2015.
Depreciation and Impairment
Depreciation expense and impairment loss recognized on real estate assets were as follows:

	Year Ended December 31,
(In thousands)	2016	2015	2014
Depreciation	$108,298	$83,200	$6,200
Impairment loss—real estate held for investment	57	300	—
Impairment loss—real estate held for sale	11,334	6,800	—
	$119,689	$90,300	$6,200
Property Operating Income
The components of property operating income were as follows:

	Year Ended December 31,
(In thousands)	2016	2015	2014
Rental income	$276,404	$193,293	$15,624
Tenant reimbursements	65,657	51,530	5,338
Hotel operating income	29,021	55,048	—
	$371,082	$299,871	$20,962
Pro Forma Results (Unaudited)
The following table presents pro forma results of the Company as if all 2015 real estate business combinations above had been completed on January 1, 2015. The pro forma results for the year ended December 31, 2015 have been adjusted to exclude non-recurring acquisition-related expenses of approximately $22.2 million. The pro forma results are not necessarily indicative of future operating results. Real estate business combinations for the year ended December 31, 2016, individually and in aggregate, were not material to the Company's consolidated results of operations.

(In thousands, except per share data)	Year Ended December 31, 2015
Pro forma:
Total income	$900,017
Net income	252,102
Net income attributable to common stockholders	107,029
Earnings per common share:
Basic	$0.95
Diluted	$0.95
Future Minimum Rents
The Company has operating leases with tenants that expire at various dates through 2070. Future contractual minimum rental payments to be received under noncancelable operating leases for real estate held for investment at December 31, 2016 are as follows:

Year Ending December 31,	(In thousands)
2017	$247,719
2018	219,703
2019	187,846
2020	160,166
2021	128,224
2022 and after	651,305
Total	$1,594,963

7. Equity Method Investments
Certain of the Company’s investments in real estate debt and equity are structured as joint ventures with one or more private investment funds or other investment vehicles managed by CCLLC or its affiliates, or to a lesser extent, with unaffiliated third parties. These investment entities are generally capitalized through equity contributions from the members, although certain investments are leveraged through various financing arrangements. Subsequent to the Combination, the Company sponsors funds and other similar investment vehicles under the Colony name as general partner and the Company continues to invest alongside its Sponsored Funds through joint ventures between the Company and the Sponsored Funds.
The assets of the investment entities may only be used to settle the liabilities of these entities and there is no recourse to the general credit of the Company nor the other investors for the obligations of these investment entities. Neither the Company nor the other investors are required to provide financial or other support in excess of their capital commitments. The Company’s exposure to the investment entities is limited to its equity method investment balance.
Activity in the Company’s equity method investments is summarized below:

	Year Ended December 31,
(In thousands)	2016	2015	2014
Balance at January 1	$824,597	$1,646,977	$1,369,529
Contributions	343,906	258,391	458,881
Distributions	(310,093)	(423,725)	(225,736)
Equity in net income (1)	99,375	47,605	73,829
Equity in other comprehensive income (loss)	156	(612)	1,511
Equity in realized (gain) loss reclassified from accumulated other comprehensive income	(55)	161	(4,681)
Equity method investment entities derecognized and consolidated	—	(957,009)	—
Equity method investments of newly consolidated investment entities	—	270,966	—
Foreign currency translation loss and other	(4,627)	(18,157)	(26,356)
Balance at December 31	$953,259	$824,597	$1,646,977
__________

(1)
Included in income from equity method investments in 2016 was a gain of $45.0 million from redemption of the Company's preferred equity investment in an equity method investee. In June 2016, in conjunction with a refinancing transaction, the investee restructured the Company's investment by redeeming the original preferred equity and entering into a new preferred equity investment with the Company under amended terms, including a recourse guarantee and a fixed return. As a result of the restructuring, the Company relinquished its profit participation interest in the investee and deferred its ability to exercise certain rights.

No single investment in an equity method investment represented greater than 10% of total assets as of December 31, 2016 and 2015 or generated greater than 10% of net income before tax for the years ended December 31, 2016, 2015 and 2014.
Consolidation of Previous Equity Method Investments
Prior to the Combination, a majority of the Company’s investments in real estate debt and equity that were held in joint ventures with Co-Investment Funds were accounted for under the equity method as the Company did not have a controlling financial interest but exercised significant influence over these investment entities. Upon closing of the Combination on April 2, 2015, the Company became the investment manager of the Co-Investment Funds, and employees of CCLLC, including those who are directors or officers of the investment entities, became employees of the Company. For real estate investment entities structured as joint ventures with Co-Investment Funds, combining the Company's interests with those held by the Co-Investment Funds, to which the Company now acts as investment manager, the Company is considered to have a controlling financial interest in these investment entities post-Combination. Therefore, the Combination represented a reconsideration event that resulted in a shift in controlling financial interest over these investment entities in favor of the Company. Accordingly, the Company consolidated 52 investment entities effective April 2, 2015. The Company did not acquire any economic interests in the Co-Investment Funds nor any additional economic interests in these investment entities as a result of the Combination.
Upon initial consolidation of the investment entities, the Company recorded the assets, liabilities, and noncontrolling interests of these entities at estimated fair values as of April 2, 2015, classified under the Level 3 fair value hierarchy, as follows:

•
Loans receivable, consisting of first mortgages and subordinated mortgages, were valued based on discounted cash flow projections of principal and interest expected to be collected, which includes consideration of the financial standing of the borrower or sponsor as well as operating results of the underlying collateral, with discount rates ranging from approximately 7% to 18.6%.

•
Operating properties were valued based on market comparables or discounted cash flows using estimated net operating income of the respective properties and in some cases, considering a potential sales strategy, with discount rates between 9.75% to 14%.

•	Carrying value of loans receivables and real estate assets approximated their fair values for investments that were recently originated or acquired.

•	Debt obligations of the investment entities were consolidated at the outstanding principal as all debt consolidated was indexed to LIBOR and existing credit spreads approximated market rates.

•	The carrying values of cash, interest receivable, due from affiliates and accrued and other liabilities approximated fair values due to their short term nature.

•	Noncontrolling interests were primarily determined at their proportionate share of the net assets determined as described above.
The following table presents the combined assets, liabilities and noncontrolling interests of the consolidated investment entities as of April 2, 2015:

(In thousands)
Assets:
Cash	$75,412
Loans receivable, net	1,629,496
Real estate assets, net	812,672
Other assets	543,404
Total assets	$3,060,984
Liabilities:
Debt	$282,555
Accrued and other liabilities	65,739
Total liabilities	348,294
Noncontrolling interests	1,700,114
Equity attributable to Colony Capital, Inc.	$1,012,576
The fair value of the Company's proportionate share of equity interest in the investment entities was $1.0 billion. The excess of fair value over carrying value of the Company's equity interest in these investment entities, net of cumulative translation adjustments reclassified to earnings, resulted in a remeasurement gain of $41.5 million.
Total income and net income attributable to OP from these consolidated investment entities included in the consolidated statement of operations for the year ended December 31, 2015 were $264.4 million and $67.4 million, respectively.
Related Party Transactions of Unconsolidated Joint Ventures
Prior to the Combination, CCLLC and its affiliates incurred compensation, overhead and direct costs, as well as costs of property management on behalf of the joint ventures and AMCs, for which they were reimbursed by the joint ventures for amounts allocated. Subsequent to the Combination, the Company has assumed the activities of the Manager and has consolidated all of the AMCs and a majority of the joint ventures. Therefore, such costs and corresponding reimbursements have been eliminated upon consolidation. Total costs from such affiliates allocated to the joint ventures were $2.3 million for the three months ended March 31, 2015, and $33.7 million for the year ended December 31, 2014. The Company’s proportionate share, based upon its percentage interests in the joint ventures, was $0.8 million for the three months ended March 31, 2015, and $8.9 million for the year ended December 31, 2014.

8. Other Investments
Other investments comprise the following:

	December 31,
(In thousands)	2016	2015
Commercial mortgage-backed securities	$23,446	$—
Cost method investment	99,736	99,868
	$123,182	$99,868

Commercial Mortgage-Backed Securities ("CMBS")
These are mezzanine positions in CMBS that are not of high credit quality (credit rating below AA), acquired at a discount in the second quarter of 2016. These mezzanine positions are subordinated by first loss tranches in the securitization trusts. The CMBS investment was made alongside the Company's Sponsored Fund through co-investment joint ventures that are consolidated by the Company. Contractual maturities of the CMBS, which are longer than the maturities of the underlying loans, range from August 2047 to February 2048.
At December 31, 2016, the CMBS, which are classified as AFS, had amortized cost of $24.1 million with $0.7 million of unrealized loss recorded in accumulated other comprehensive income. The CMBS were in unrealized loss position for less than 12 months. It is not more likely than not that the Company would be required to sell the CMBS before recovery of their amortized cost. The Company believes that the CMBS are not other than temporarily impaired at December 31, 2016.
Cost Method Investment
In January 2015, OP funded its equity commitment of $50 million to an investor consortium, alongside $50 million from a passive co-investment partner, for the acquisition of common stock in the Albertsons/Safeway supermarket chain. The Company uses the cost method to account for this non-marketable equity investment as it has neither a controlling interest nor significant influence over the underlying investee.
For the year ended December 31, 2016, a dividend of $0.1 million was received as return of capital and applied to reduce the cost of the investment. No dividend income was received for the year ended December 31, 2015.
9. Goodwill, Deferred Leasing Costs and Intangibles
The following table summarizes goodwill, deferred leasing costs, other intangible assets and intangible liabilities arising from acquisitions of operating real estate and the investment management business:

	December 31, 2016			December 31, 2015
(In thousands)	Carrying Amount (Net of Impairment) (1)	Accumulated Amortization	Net Carrying Amount	Carrying Amount (Net of Impairment) (1)	Accumulated Amortization	Net Carrying Amount
Goodwill	$680,127	NA	$680,127	$678,267	NA	$678,267
Deferred Leasing Costs and Intangible Assets
Trade name	$15,500	NA	$15,500	$15,500	NA	$15,500
In-place lease values	157,719	(54,832)	102,887	144,863	(27,780)	117,083
Above-market lease values	31,561	(15,989)	15,573	32,774	(7,708)	25,066
Below-market ground lease obligations	46,133	(488)	45,645	36,635	(39)	36,596
Deferred leasing costs	91,505	(26,326)	65,179	71,710	(12,647)	59,063
Investment management contracts	39,646	(25,400)	14,246	41,897	(13,985)	27,912
Customer relationships	46,800	(5,850)	40,950	46,800	(2,507)	44,293
Total deferred leasing costs and intangible assets	$428,864	$(128,885)	$299,980	$390,179	$(64,666)	$325,513
Intangible Liabilities
Below-market lease values	$31,944	$(11,042)	$20,902	$28,879	$(4,523)	$24,356
Above-market ground lease obligations	172	(12)	160	171	(5)	166
Total intangible liabilities	$32,116	$(11,054)	$21,062	$29,050	$(4,528)	$24,522
__________

(1)
For intangible assets and intangible liabilities recognized in connection with real estate business combinations, purchase price allocations may be subject to adjustments during the measurement period, not to exceed one year from date of acquisition, based upon new information obtained about facts and circumstances that existed as of the date of acquisition. Carrying amounts at December 31, 2016 and 2015 reflect measurement period adjustments, where applicable (see Notes 3 and 6).

Acquisitions of Operating Real Estate
Goodwill—Goodwill of $20.0 million arising from the acquisition of a light industrial operating platform on December 18, 2014 represents the value of the acquired operating platform, which primarily consists of its work force and business processes. The goodwill amount recognized is not expected to be deductible for income tax purposes. This goodwill is assigned and reported under the light industrial platform segment. As of December 31, 2016, there were no indications of potential impairment to goodwill.

Acquisition of Investment Management Business
Goodwill
Goodwill of $660.1 million was recognized in connection with the acquisition of the investment management business through the Combination. This goodwill reflects, in part, the expected cost savings resulting from the internalization through direct incurrence of operating costs relative to a management fee charge, the ability to raise additional equity without a proportionate increase in the cost of managing the Company and control over key functions critical to the growth of the business. The goodwill amount recognized is not expected to be deductible for income tax purposes. This goodwill is assigned and reported under the investment management segment.
The Company performed its annual impairment assessment as of October 1, 2016 and determined that the goodwill was not impaired. In performing this assessment, the Company considered the continued performance and growth of its real estate investments from which management fees were previously derived by the Manager prior to the Combination. The Company also looked to third party valuations of the investment management business of its private funds, which indicate that the current fair value of this business is in excess of its carrying value. Additionally, the Company believes that as a result of the Merger, operating as a larger, more scalable and diversified combined entity would further benefit its legacy investment management business.
Identifiable Intangible Assets
As a result of the acquisition of the investment management business, the Company recognized identifiable intangible assets which include the Colony trade name as well as contractual rights to earn future fee income from in-place investment management contracts and customer relationships with institutional clients of private funds.
Investment Management Contracts—In-place investment management contracts were valued using the income approach and represent the discounted incremental after tax cash flows or excess earnings attributable to the future management fee income from these contracts over their remaining lives. The discount rate applied at 8% is reflective of returns on fixed income instruments adjusted for the risk associated with a management fee income stream. Contractual rights from investment management contracts are amortized in accordance with their expected future cash flows over the remaining contractual period of the agreements ranging between 3 to 5 years.
In the first quarter of 2016, an impairment of $0.3 million on investment management contracts was recognized in impairment loss resulting from a change in the fee base of a liquidating fund. In the fourth quarter of 2015, an impairment of $4.1 million on investment management contracts was recognized in impairment loss, which arose primarily from earlier realization of investments that reduced the fee base as well as fee concessions on funds in liquidation.
Customer Relationships—Customer relationships were valued using the income approach and represent the discounted incremental after tax cash flows or excess earnings attributable to the potential fee income from repeat customers through future funds to be sponsored by the Company. A customer retention rate of 25% was used based on the Company's historical rate of reinvestments by existing customers. Discount rates of 16% for management fees and 30% for performance fees applied were based on the Company's weighted average cost of capital, adjusted for the relative risk of the respective future income streams. Customer relationships are amortized on a straight-line basis over the estimated life of future funds to be sponsored by the Company ranging between 11 to 14 years.
Trade Name—The value of the trade name was calculated based upon the discounted savings of royalty fees and is derived by applying a hypothetical royalty rate of 1% against expected fee income. The rate reflects the value ascribed to trade names within the investment management industry. As of December 31, 2016, the trade name has not been subject to amortization as the Company has determined that it has an indefinite useful life.

Amortization
The following table summarizes the amortization of deferred leasing costs and finite-lived intangible assets and intangible liabilities:

	Year Ended December 31,
(In thousands)	2016	2015	2014
Above-market lease values	$(8,658)	$(7,647)	$(280)
Below-market lease values	7,089	4,427	114
Net decrease to rental income	$(1,569)	$(3,220)	$(166)

Net below-market ground lease obligations
Increase to rent expense	$476	$20	$13

In-place lease values	$30,193	$25,865	$2,224
Deferred leasing costs	13,777	12,130	751
Investment management contracts	11,446	13,985	—
Customer relationships	3,343	2,507	—
Amortization expense	$58,759	$54,487	$2,975
The following table presents the estimated annual amortization of deferred leasing costs and finite-lived intangible assets and intangible liabilities, excluding those related to real estate held for sale, for each of the next five years and thereafter:

(In thousands)
Year Ending December 31,	2017	2018	2019	2020	2021	2022 and after	Total
Above-market lease values	$(5,163)	$(2,923)	$(1,773)	$(1,333)	$(849)	$(1,986)	$(14,027)
Below-market lease values	5,840	4,476	2,662	1,774	1,136	3,934	19,822
Increase to rental income	$677	$1,553	$889	$441	$287	$1,948	$5,795

Net below-market ground lease obligations
Increase to rent expense	$419	$419	$419	$419	$415	$31,578	$33,669

In-place lease values	$21,206	$15,576	$11,568	$9,469	$6,900	$32,093	$96,812
Deferred leasing costs	12,896	10,909	8,687	6,827	4,904	18,986	63,209
Investment management contracts	7,037	3,246	1,988	1,318	657	—	14,246
Customer relationships	3,343	3,343	3,343	3,343	3,343	24,235	40,950
Amortization expense	$44,482	$33,074	$25,586	$20,957	$15,804	$75,314	$215,217
10. Other Assets and Other Liabilities
Other Assets
The following table summarizes the Company's other assets:

	December 31,
(In thousands)	2016	2015
Restricted cash (1)	$121,881	$187,208
Interest receivable	42,386	34,074
Other receivables, including straight-line rents, net of allowance for doubtful accounts	44,638	43,130
Derivative assets	36,101	21,636
Deferred financing costs, net (2)	10,533	4,083
Investment deposits	66,310	1,256
Other assets	21,234	20,064
Fixed assets, net	45,455	48,463
Total	$388,538	$359,914
__________

(1)
Restricted cash includes borrower escrow accounts, tenant security deposits and escrow accounts for interest, property taxes and capital expenditure reserves required under secured financing agreements.

(2)	Deferred financing costs relate to revolving credit arrangements and are shown net of accumulated amortization of $11.6 million and $6.8 million as of December 31, 2016 and 2015, respectively.
Fixed assets consist of the following:

	December 31,
(In thousands)	2016	2015
Leasehold improvements	$4,150	$3,870
Furniture, fixtures, equipment and software	3,959	2,542
Aircraft	45,304	45,304
	53,413	51,716
Less: Accumulated depreciation and amortization	(7,958)	(3,253)
Fixed assets, net (1)	$45,455	$48,463
__________

(1)	Depreciation of fixed assets was $4.7 million and $3.3 million for the years ended December 31, 2016 and 2015, respectively.
Accrued and Other Liabilities
The following table summarizes the Company's accrued and other liabilities:

	December 31,
(In thousands)	2016	2015
Borrower and tenant reserves	$82,291	$116,800
Deferred income	29,023	41,671
Interest payable	19,649	18,071
Intangible liabilities, net	21,062	24,522
Derivative liabilities	5,448	507
Current and deferred tax liabilities, net	41,462	44,951
Accrued compensation	39,697	11,495
Accounts payable and other liabilities	82,593	67,572
Total	$321,225	$325,589
11. Debt
Components of debt are summarized as follows:

	December 31,
(In thousands)	2016	2015
Credit facility	$422,600	$315,000
Secured debt	2,728,987	3,313,550
Less: Debt issuance costs	(28,795)	(40,826)
	$3,122,792	$3,587,724
Credit Facility
On March 31, 2016, the Company entered into an amended and restated credit agreement (the “JPM Credit Agreement”) with several lenders and JPMorgan Chase Bank, N.A. ("JPM") as administrative agent, and Bank of America, N.A. ("BofA") as syndication agent. The JPM Credit Agreement provided a secured revolving credit facility in the maximum principal amount of $850 million and had a maturity date of March 31, 2020. The maximum amount available at any time is limited by a borrowing base of certain investment assets, with the valuation of such investment assets generally determined according to a percentage of adjusted net book value or a multiple of base management fee EBITDA (as defined in the JPM Credit Agreement). As of December 31, 2016, the borrowing base valuation was sufficient to permit borrowings up to the full $850 million commitment.
Advances under the JPM Credit Agreement accrue interest at a per annum rate equal to the sum of one-month LIBOR plus 2.25% or a base rate determined according to a prime rate or federal funds rate plus a margin of 1.25%. At December 31, 2016, the Company had outstanding borrowings bearing weighted average interest at 3.04% per annum. The Company also pays a commitment fee of 0.25% or 0.35% per annum of the unused amount (0.35% at December 31, 2016), depending upon the amount of facility utilization.

Some of the Company’s subsidiaries guaranty the obligations of the Company under the JPM Credit Agreement. As security for the advances under the JPM Credit Agreement, the Company and some of its affiliates pledged their equity interests in certain subsidiaries through which the Company directly or indirectly owns substantially all of its assets.
The JPM Credit Agreement contains various affirmative and negative covenants, including financial covenants that require the Company to maintain minimum tangible net worth and liquidity levels and financial ratios, as defined in the JPM Credit Agreement. At December 31, 2016, the Company was in compliance with all of the financial covenants.
The JPM Credit Agreement also includes customary events of default, in certain cases subject to reasonable and customary periods to cure, including but not limited to: failure to make payments when due; breach of covenants; breach of representations and warranties; insolvency proceedings; cross default to material indebtedness or material judgment defaults; certain judgments and attachments; and certain change of control events. The occurrence of an event of default may result in the termination of the credit facility, accelerate the Company’s repayment obligations, in certain cases limit the Company’s ability to make distributions, and allow the lenders to exercise all rights and remedies available to them with respect to the collateral. There have been no events of default since the inception of the credit facility.
Amendment
On January 10, 2017, the Company amended and restated its JPM Credit Agreement, which increased the principal amount provided for under its secured revolving credit facility to $1 billion, with an option for additional increase up to $1.5 billion, subject to agreement by the lenders and customary closing conditions. The maturity date on the credit facility was extended to January 11, 2021, with two 6-month extension options, each subject to a fee of 0.10% of the commitment amount upon exercise. There was no change to the existing interest rate and unused commitment fee rates on the credit facility.
Bridge Loan Facility
On June 2, 2016, OP entered into a commitment letter with JPM, BofA and the several lenders pursuant to the JPM Credit Agreement, to which the parties agreed to an amendment to the JPM Credit Agreement that established a new $400 million bridge loan facility. This bridge facility was intended to fund the refinancing of certain specified borrowings of NSAM, NRF and their affiliates and/or transaction and merger integration costs in connection with the consummation of transactions contemplated by the Merger Agreement to the extent cash on hand was insufficient to meet such payment obligations. Borrowings under the bridge facility would have been subject to interest at the prevailing rate under the existing terms of the JPM Credit Agreement but with an increase in margin by 25 basis points 90 days after the Closing Date of the Merger and every 90 days thereafter. The bridge facility was subject to the same covenants as the existing revolving credit facility. Borrowings under the bridge facility was to be made in a single drawing on the Closing Date of the Merger and would have matured 364 days from that date. Prepayments and repayments under the bridge loans could not be reborrowed. Upon closing of the Merger on January 10, 2017, the bridge loan facility was not utilized and the commitment terminated automatically on that date.
Secured Debt
The following table summarizes certain information about the Company's secured debt:

(Amounts in thousands)					Outstanding Principal at
		Interest Rate (per annum)	Maturity Date	Payment Terms (2)	December 31,
Type (1)	Collateral				2016	2015
Secured Debt:
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+3.75%	Apr-2017	P&I	$20,770	$23,123
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+4.0%	Jun-2017	P&I	3,268	5,869
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+3.75%	Apr-2017	P&I	6,843	10,965
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+3.75%	Aug-2017	P&I	2,897	8,579
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+3.25%	Sept-2017	P&I	2,686	4,351
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+2.85%	Dec-2017	P&I	46,252	73,543
Secured financing (4)	First mortgage loan secured by residential properties	1-month LIBOR+3.75%	NA	P&I	—	10,314
Secured financing (5)	Portfolio of first mortgage loans	(5)	Dec-2020	(5)	35,750	—
Secured financing (6)	(6)	(6)	Oct-2019	I/O	58,183	—

(Amounts in thousands)					Outstanding Principal at
		Interest Rate (per annum)	Maturity Date	Payment Terms (2)	December 31,
Type (1)	Collateral				2016	2015
Warehouse facility (7)	Eligible originated first mortgage loans	1-month LIBOR+2.50%	Feb-2017	I/O	17,598	48,198
Warehouse facility (7)	Eligible originated first mortgage loans, including any corresponding mezzanine loans	1-month LIBOR+2.50% to 2.75%	Apr-2018	I/O	27,860	114,433
First mortgage loan (8)	Hotel properties	1-month LIBOR+4.65%	Jan-2019	(8)	34,781	94,000
First mortgage loan (9)	Office property in Phoenix	1-month LIBOR+2.65%	Jul-2018	I/O	15,431	13,500
First mortgage loan	Office property in Minnesota	4.84% fixed	Jan-2024	P&I	86,836	88,000
First mortgage loan (10)	Commercial properties in United Kingdom	3-month GBP LIBOR+2.50%	Aug-2018	I/O	66,874	88,121
First mortgage loan (11)	Office properties throughout Italy	4.02% fixed	Nov-2018	(11)	79,415	79,133
First mortgage loan (12)	Warehouse properties in Spain	3-month Euribor+2.80%	Jun-2022	P&I	24,274	25,540
First mortgage loan (13)	Portfolio of light industrial properties across the U.S.	1-month LIBOR+2.25%	Dec-2019	I/O	413,012	917,469
First mortgage loan	Portfolio of light industrial properties across the U.S	3.80% fixed	Aug-2025	I/O	165,750	165,750
First mortgage loan	Portfolio of light industrial properties across the U.S.	4.04% fixed	Apr-2028	(14)	93,450	—
First mortgage loan	Portfolio of light industrial properties across the U.S.	4.11% fixed	Aug-2029	P&I	43,687	—
First mortgage loan	Portfolio of light industrial properties across the U.S.	3.65% fixed	Oct-2031	(15)	59,000	—
First mortgage loan	Portfolio of light industrial properties across the U.S.	3.60% fixed	Oct-2031	(16)	93,000	—
First mortgage loan	Portfolio of light industrial properties across the U.S.	3.65% fixed	Oct-2031	(17)	25,000	—
First mortgage loan	Portfolio of light industrial properties across the U.S.	3.60% fixed	Nov-2054	(18)	71,460	—
First mortgage loan	Portfolio of light industrial properties across the U.S.	3.60% fixed	Dec-2051	(19)	46,155
First mortgage loans	Two higher education campuses in Switzerland	2.72% fixed	Dec-2029	P&I	115,368	120,947
First mortgage loan (20)	Office property in United Kingdom	3-month GBP LIBOR+2.35%	Feb-2020	I/O	11,688	—
First mortgage loan	Office property in France	1.89% fixed	Nov-2022	I/O	16,542	17,050
First mortgage loan (21)	Portfolio of office, retail and other commercial properties in United Kingdom	3-month GBP LIBOR+3.28%	Nov-2018	I/O	195,959	236,911
First mortgage loan (22)	Portfolio of industrial properties in Spain	3-month Euribor+3.00%	Jan-2021	P&I	47,195	—
First mortgage loan (23)	Portfolio of office, retail and industrial properties in United Kingdom	3-month GBP LIBOR+2.50%	Jul-2020	I/O	24,975	—
Bond payable	Office property in Norway and shares of borrowing entity	3.91% fixed	Jun-2025	I/O	185,600	180,960
Revolving credit facility (24)	Portfolio of light industrial properties across the U.S	1-month LIBOR+2.25%	Jan-2017	I/O	—	23,730
Credit facility	Partner capital commitments	1-month LIBOR+1.60%	Apr-2017	I/O	52,755	104,400
					2,190,314	2,454,886

(Amounts in thousands)					Outstanding Principal at
		Interest Rate (per annum)	Maturity Date	Payment Terms (2)	December 31,
Type (1)	Collateral				2016	2015
CMBS Debt:
CMBS 2014-FL1 (25)	Portfolio of originated first mortgage loans	1-month LIBOR+1.78%	Apr-2031	I/O	57,626	126,248
CMBS 2014-FL2 (25)	Portfolio of originated first mortgage loans	1-month LIBOR+2.01%	Nov-2031	I/O	145,421	203,734
CMBS 2015-FL3 (25)	Portfolio of originated first mortgage loans	1-month LIBOR+2.36%	Sept-2032	I/O	200,070	340,350
CMBS MF 2014-1 (26)	Portfolio of first mortgage loans secured by multifamily properties	2.54% fixed	Apr-2050	I/O	94,408	145,349
					497,525	815,681
Notes Payable:
Promissory notes (27)	Corporate aircraft	5.02% fixed	Dec-2025	P&I	41,148	42,983
Total					$2,728,987	$3,313,550
__________

(1)	All secured debt presented in the table are non-recourse unless otherwise stated as recourse debt.

(2)
Payment terms: P&I = Periodic payment of principal and interest; I/O = Periodic payment of interest only with principal at maturity (except for principal repayments to release collateral properties disposed)

(3)
These financings in connection with loan portfolio acquisitions require monthly interest payments and principal curtailment based upon the ratio of principal outstanding to collateral cost basis. The current principal curtailment requirement ranges from 65% to 80% of all excess cash flow from the underlying loan portfolios, after payment of certain loan servicing fees and monthly interest, but may increase or decrease in the future. The financing arrangements provide for either a single or multiple 1-year extension options to the initial term. Under certain financing agreements, an interest rate cap is required to be maintained at a maximum strike rate of 2.50% on 1-month LIBOR for at least 50% of outstanding principal.

(4)	Paid off in June 2016.

(5)
Interest rate is determined based on an adjusted 1-month LIBOR plus a spread of 2.5%, or the greater of (i) federal funds rate plus 3.0% and (ii) prime rate plus 1.0%. Initial term is subject to two 1-year extension options. Payment terms consist of periodic interest, with principal to be paid down to a minimum of $20.0 million after December 31, 2019 and remaining principal due at maturity. An interest rate cap is required to be maintained at a 3.0% strike on 1-month LIBOR.

(6)
A mortgage loan originated by the Company was restructured into a senior and junior note, with the senior note assumed by a third party lender. The Company accounted for the transfer of the senior note as a financing transaction. The senior note bears interest at 1-month LIBOR plus 3.5% or at a minimum of 4.0%, and is subject to two 1-year extension options on its initial term exercisable by the borrower.

(7)
The Company entered into two warehouse facilities with different commercial banks. The initial term of each facility is subject to a 1-year extension option. The facility with a maturity date of February 2017 has been extended to March 2017, is full recourse to OP and provided up to $150 million in financing. The facility maturing in April 2018 is partial recourse and provided up to $250 million in financing. In October 2016, commitments under these facilities were reduced to $25 million and $100 million, respectively. At December 31, 2016, the total outstanding principal on the facility maturing in April 2018 was related to loans held for sale.

(8)
Initial term is subject to two 1-year extensions. Payment terms are interest only through January 2017, followed by periodic principal and interest payments for the remaining term of the loan. An interest rate cap is required to be maintained at a maximum strike rate of 3.0% strike on 1-month LIBOR. Interest rate spread is presented as a weighted average across different tranches of the loan. At December 31, 2016, the total outstanding principal balance was related to the remaining hotel portfolio that was held for sale.

(9)	Initial term is subject to two 1-year extensions, during which principal and interest payments are required.

(10)	Initial term is subject to two 1-year extensions and an interest rate cap is required to be maintained at a 2.25% strike on 3-month GBP LIBOR.

(11)
Seller provided zero-interest financing on acquired portfolio of properties with imputed interest of 4.02%, requiring principal payments of €15,750,000, €35,437,500 and €27,562,000 in November 2016, November 2017 and November 2018, respectively. A discount was established at inception and is being accreted to debt principal as interest expense. As of December 31, 2016, the Company was in negotiations with the seller to restructure the financing arrangement and no principal payment was made in November 2016.

(12)	An interest rate cap is required to be maintained at a 1.50% strike on 3-month Euribor.

(13)
This debt was obtained in connection with the acquisition of the portfolio of light industrial real estate assets and operating platform in December 2014, has three 1-year extension options, with interest rate increasing to 1-month LIBOR plus 2.5% after the fourth anniversary date, and requires an interest rate cap to be maintained at a 3.0% strike on 1-month LIBOR. At December 31, 2016, $22.9 million of the outstanding principal balance was related to eight properties held for sale.

(14)	I/O through April 2021 and P&I thereafter.

(15)	I/O through October 2021 and P&I thereafter.

(16)	I/O through October 2024 and P&I thereafter.

(17)	I/O through November 2021 and P&I thereafter.

(18)	I/O through November 2024 and P&I thereafter.

(19)	I/O through December 2021 and P&I thereafter.

(20)	An interest rate cap is required to be maintained at a maximum strike rate of 2.25% on 3-month GBP LIBOR.

(21)
Interest rate spread was 2.75% at inception and amended to a weighted average of 3.28% in January 2016. Initial term is subject to two 1-year extensions. Payment terms changes from interest only to periodic principal and interest if specific loan-to-value threshold is exceeded at any time effective August 2016. An interest rate cap is required to be maintained at a maximum strike rate of 2.25% on 3-month GBP LIBOR. Interest rate spread is presented as a weighted average of the facility amount across two tranches of the loan. At December 31, 2016, $24.4 million of outstanding principal balance was related to three properties held for sale.

(22)	An interest rate cap is required to be maintained at a maximum strike rate of 1.50% on 3-month Euribor.

(23)	An interest rate cap is required to be maintained at a maximum strike rate of 2.25% on 3-month GBP LIBOR.

(24)	In January 2017, the maturity date on the revolving line of credit was extended to April 2017.

(25)
The Company, through its indirect Cayman subsidiaries—Colony Mortgage Capital Series 2014-FL1 Ltd., Colony Mortgage Capital Series 2014-FL2 Ltd. and Colony Mortgage Capital Series 2015-FL3 Ltd.—securitized commercial mortgage loans originated within the Company’s Transitional CRE Lending Platform. Senior notes issued by the securitization trusts were generally sold to third parties and subordinated notes retained by the Company. These three securitizations are accounted for as secured financing with the underlying mortgage loans pledged as collateral. Principal repayments from underlying collateral loans must be applied to repay the notes until fully paid off, irrespective of the contractual maturities on the notes. Underlying collateral loans have initial terms of two to three years. Interest rate spreads on these CMBS debt are presented above on a weighted average basis.

(26)
The Company transferred acquired loans, secured by multifamily properties, into a securitization trust, Colony Multifamily Mortgage Trust 2014-1, with the most senior certificates issued by the trust sold to third parties and the Company retaining the remaining certificates. The securitization was accounted for as a secured financing with the underlying mortgage loans pledged as collateral. Although the certificates do not have a contractual maturity date, principal repayments from the underlying collateral loans must be applied to repay the debt until the balance is paid in full. The underlying collateral loans have initial remaining terms of 1 to 24 years.

(27)	In connection with the Combination, the Company assumed two promissory notes, with full recourse, bearing interest at a fixed weighted-average rate of 5.02%.
The financing agreements require minimum scheduled principal payments or payments that depend upon the net cash flows from the collateral assets and the ratio of principal outstanding to collateral. The following table summarizes such future scheduled minimum principal payments, excluding CMBS debt, as of December 31, 2016.

Year Ending December 31,	(In thousands)
2017	$189,888	(1)
2018	383,177	(1)
2019	533,939
2020	49,222
2021	56,058
2022 and after	1,022,737
Total	$2,235,021
__________

(1)	Amounts include a combined $3.6 million of discount on seller-provided zero-interest financing being accreted to debt principal.

CMBS debt obligations are estimated to be repaid earlier than the contractual maturity only if proceeds from the underlying loans are repaid by the borrowers. Future principal payments based on contractual maturity or otherwise based on reasonable expectations of cash flows from the underlying loans as of December 31, 2016 are as follows:

(In thousands) Year Ending December 31,	Contractual Maturity	Expectations of Cash Flows
2017	$—	$355,376
2018	—	121,432
2019	—	20,483
2020	—	234
2021	—	—
2022 and after	497,525	—
Total	$497,525	$497,525
Convertible Senior Notes
Convertible Senior Notes issued and outstanding are as follows:

				Conversion Price (per share of common stock)		December 31, 2016		December 31, 2015
Description	Issuance Date	Due Date	Interest Rate		Redemption Date	Outstanding Principal (in thousands)	Carrying Amount (in thousands) (1)	Outstanding Principal (in thousands)	Carrying Amount (in thousands) (1)
5% Convertible Senior Notes	April 2013	April 15, 2023	5.00% fixed	$23.35	On or after April 22, 2020	$200,000	$195,636	$200,000	$195,069
3.875% Convertible Senior Notes	January and June 2014	January 15, 2021	3.875% fixed	24.56	On or after January 22, 2019	402,500	397,190	402,500	396,010
						$602,500	$592,826	$602,500	$591,079
__________

(1)	Carrying amounts include $1.4 million and $1.7 million of premium and are shown net of debt issuance costs of $11.1 million and $13.1 million at December 31, 2016 and 2015, respectively.
The Company may redeem the Convertible Senior Notes at its option at any time on or after the respective redemption dates of the Convertible Notes if the last reported sale price of the Company's common stock has been at least 130% of the conversion price of the convertible notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the convertible notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
Pursuant to the terms of the indenture, the conversion rate for the Convertible Senior Notes are subject to periodic adjustment to reflect the carried-forward adjustments relating to cumulative cash dividends paid on the Company's common stock since the issuance of the convertible debt. The current conversion rate is 42.8183 shares of common stock per $1,000 principal amount for the 5.00% Convertible Senior Notes and 40.7089 for the 3.875% Convertible Senior Notes. As a result of the merger, the conversion rates for both Convertible Senior Notes were adjusted to reflect the exchange ratio (Note 23). The conversion rates are subject to further adjustment as provided in the applicable governing indenture.
12. Derivatives and Hedging
The Company uses derivative instruments to manage the risk of changes in interest rates and foreign exchange rates, arising from both its business operations and economic conditions. Specifically, the Company enters into derivative instruments to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and cash payments, the values of which are driven by interest rates, principally relating to the Company’s investments and borrowings. Additionally, the Company’s foreign operations expose the Company to fluctuations in foreign interest rates and exchange rates. The Company enters into derivative instruments to protect the value or fix certain of these foreign denominated amounts in terms of its functional currency, the U.S. dollar. Derivative instruments used in the Company’s risk management activities may be designated as qualifying hedge accounting relationships (“designated hedges”) or otherwise used for economic hedging purposes (“non-designated hedges”).

Gross fair value of derivative assets and derivative liabilities are as follows:

	December 31, 2016			December 31, 2015
(In thousands)	Designated Hedges	Non-Designated Hedges	Total	Designated Hedges	Non-Designated Hedges	Total
Derivative Assets
Foreign exchange contracts	$34,715	$1,103	$35,818	$19,773	$426	$20,199
Interest rate contracts	—	283	283	5	1,432	1,437
Included in other assets	$34,715	$1,386	$36,101	$19,778	$1,858	$21,636
Derivative Liabilities
Foreign exchange contracts	$(5,011)	$(437)	$(5,448)	$505	$—	$505
Interest rate contracts	—	—	—	2	—	2
Included in accrued and other liabilities	$(5,011)	$(437)	$(5,448)	$507	$—	$507
Certain counterparties to the derivative instruments require the Company to deposit cash or other eligible collateral for derivative financial liabilities exceeding $100,000. At December 31, 2016 and 2015, the Company had no amounts on deposit related to these agreements.
Foreign Exchange Contracts
The following table summarizes the aggregate notional amounts of designated and non-designated foreign exchange contracts in place at December 31, 2016 along with certain key terms:

Hedged Currency	Instrument Type	Notional Amount (in thousands)				FX Rates ($ per unit of foreign currency)	Range of Expiration Dates
		Designated		Non-Designated
EUR	FX Collar		€145,876		€99	Min $1.06 / Max $1.53	July 2017 to January 2021
GBP	FX Collar		£60,203		£3,797	Min $1.45 / Max $1.82	September 2017 to December 2019
EUR	FX Forward		€182,793		€4,007	Range between $1.06 to $1.24	May 2017 to September 2021
GBP	FX Forward		£119,327		£16,423	Range between $1.23 to $1.27	December 2018 to December 2020
CHF	FX Forward	CHF	55,545	CHF		Range between $1.47 to $1.50	January 2030
NOK	FX Forward	NOK	902,587	NOK	20,413	$0.12	May 2017
Designated Net Investment Hedges
The Company’s foreign denominated net investments in subsidiaries or joint ventures totaled approximately €394.4 million, £106.2 million, CHF54.5 million and NOK842.1 million, or a total of $697.4 million, at December 31, 2016, and €311.2 million, £126.4 million, CHF54.4 million and NOK895.5 million or a total of $679.9 million, at December 31, 2015.
The Company entered into foreign exchange contracts to hedge the foreign currency exposure of its investments in foreign subsidiaries or equity method joint ventures, designated as net investment hedges, as follows:

•	forward contracts whereby the Company agrees to sell an amount of foreign currency for an agreed upon amount of U.S. dollars; and

•
    foreign exchange collars (caps and floors) without upfront premium costs, which consist of a combination of currency options with single date expirations, whereby the Company gains protection against foreign currency weakening below a specified level and pays for that protection by giving up gains from foreign currency appreciation above a specified level.

These foreign exchange contracts are used to protect certain of the Company’s foreign denominated investments and receivables from adverse foreign currency fluctuations, with notional amounts and termination dates based upon the anticipated return of capital from the investments.
Following the liquidation of underlying investments of foreign subsidiaries, net realized gains on net investment hedges were transferred out of accumulated other comprehensive income into other gain (loss), net, amounting to $62,000 and $7.7 million for the years ended December 31, 2016 and 2015, respectively. Additionally, for the year ended December 31, 2015, resulting from the consolidation of foreign equity method investments on April 2, 2015, net realized gains of $39.3 million on net investment hedges were transferred out of accumulated other comprehensive income into gain on remeasurement of consolidated investment entities, net. There were no realized gains or losses transferred from equity into earnings during the year ended December 31, 2014.

Non-Designated Hedges
At the end of each quarter, the Company dedesignates the portion of the derivative notional that is in excess of the beginning balance of its net investments as non-designated hedges. Any unrealized gain or loss on the dedesignated portion of net investment hedges are transferred into other gain (loss), net, which were an unrealized gain of $1.6 million and an unrealized loss of $7,000 for the years ended December 31, 2016 and 2015, respectively. There were no dedesignations during the year ended December 31, 2014.
Interest Rate Contracts
The Company uses various interest rate derivatives, some of which may be designated as cash flows hedges, to limit the exposure of increases in interest rates on various floating rate debt obligations.
At December 31, 2016, the Company held the following interest rate contracts:

	Notional Amount (in thousands)
Instrument Type	Non-Designated	Index	Strike	Expiration
Interest rate caps	$524,886	1-Month LIBOR	3.00%	December 2017 to January 2019
Interest rate caps	$39,999	1-Month LIBOR	2.50%	April 2017 to December 2017
Interest rate caps	€53,038	3-Month EURIBOR	1.50%	February 2021 to June 2022
Interest rate caps	£60,945	3-Month GBP LIBOR	2.25%	November 2018 to February 2020
Interest rate caps	£152,732	3-Month GBP LIBOR	2.00%	December 2018
Unrealized gains or losses recorded in other gain (loss), net, were as follows:

	Year Ended December 31,
(In thousands)	2016	2015	2014
Unrealized loss:
Cash flow hedge ineffectiveness	$(401)	$(98)	$—
Non-designated interest rate contracts	(1,455)	(841)	(4)

13. Balance Sheet Offsetting
The Company enters into agreements subject to enforceable master netting arrangements with its derivative counterparties that allow the Company to offset the settlement of derivative assets and liabilities in the same currency by derivative instrument type or, in the event of default by the counterparty, to offset all derivative assets and liabilities with the same counterparty. The Company has elected not to net derivative asset and liability positions, notwithstanding the conditions for right of offset may have been met. The Company presents derivative assets and liabilities with the same counterparty on a gross basis on the consolidated balance sheets. The table below sets forth derivative positions where the Company has a right of set off under netting arrangements with the same counterparty.

		Gross Amounts Not Offset on Consolidated Balance Sheets
(In thousands)	Gross Amounts of Assets (Liabilities) Included on Consolidated Balance Sheets	(Assets) Liabilities	Cash Collateral Received (Pledged)	Net Amounts of Assets (Liabilities)
December 31, 2016
Derivative Assets
Foreign exchange contracts	$35,818	$(180)	$—	$35,638
Interest rate contracts	283	—	—	283
	$36,101	$(180)	$—	$35,921
Derivative Liabilities
Foreign exchange contracts	$(5,448)	$180	$—	$(5,268)

		Gross Amounts Not Offset on Consolidated Balance Sheets
(In thousands)	Gross Amounts of Assets (Liabilities) Included on Consolidated Balance Sheets	(Assets) Liabilities	Cash Collateral Received (Pledged)	Net Amounts of Assets (Liabilities)
December 31, 2015
Derivative Assets
Foreign exchange contracts	$20,199	$(124)	$—	$20,075
Interest rate contracts	1,437	—	—	1,437
	$21,636	$(124)	$—	$21,512
Derivative Liabilities
Foreign exchange contracts	$(505)	$124	$—	$(381)
Interest rate contracts	(2)	—	—	(2)
	$(507)	$124	$—	$(383)

14. Fair Value Measurements
Recurring Fair Values
Derivatives—Derivative assets and derivative liabilities are carried at fair value on a recurring basis, as presented in Note 12. These interest rate contracts and foreign exchange contracts are traded over-the-counter and valued based on observable inputs such as contractual cash flows, yield curve, foreign currency rates and credit spreads, taking into consideration any credit valuation adjustments, as applicable. Although credit valuation adjustments, such as the risk of default, rely on Level 3 inputs, the Company has determined that these inputs are not significant to the overall valuation of its derivatives. As a result, derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Real Estate Debt Securities—CMBS, which is included in other investments as presented in Note 8, is classified as AFS and carried at fair value. Fair value of CMBS was determined based on broker quotes and classified as Level 2 in the fair value hierarchy.
Contingent Consideration—Contingent consideration payable in connection with the Combination, included in due to affiliates, is remeasured at fair value each reporting period using a third party valuation service provider and classified in Level 3 of the fair value hierarchy. The contingent consideration is subject to achievement of multi-year performance targets, specifically a contractually-defined funds from operations ("Benchmark FFO") per share metric and capital raising targets in the funds management business. If the minimum target for either of these metrics is not met or exceeded, a portion of the contingent consideration paid in respect of the other metric would not be paid out in full. Fair value of the contingent consideration was measured using a Monte Carlo probability simulation model for the Benchmark FFO component and a discounted payout analysis based on probabilities of achieving prescribed targets for the capital raising component. The valuation methodology considered the Company's Class A common stock price and related equity volatilities to convert the contingent consideration payout into shares. At December 31, 2016 and 2015, the contingent consideration was estimated at a fair value of $41.3 million and $53.0 million, respectively. The $11.7 million decrease in fair value was recognized in other gain (loss), net.
The following table presents additional information on the significant unobservable inputs used to measure the fair value of contingent consideration:

	Input Value at	Input Value at	Impact to Fair Value from Increase in Input Value (2)
Significant Input	December 31, 2016	December 31, 2015
Class A common stock price	$20.25	$19.48	Increase
Benchmark FFO volatility	16.1%	20.6%	Increase
Equity volatility	32.5%	28.1%	Increase
Correlation (1)	80.0%	80.0%	Increase
__________
(1) Represents the assumed correlation between Benchmark FFO and the Company's Class A common stock price
(2) This is the directional change in fair value of the contingent consideration that would result from an increase to the corresponding unobservable input. A decrease to the unobservable input would have the reverse effect. Significant increases or decreases in these inputs in isolation could result in significantly higher or lower fair value measure of the contingent consideration.
Nonrecurring Fair Values
The Company holds certain assets carried at fair value on a nonrecurring basis, which comprise loans held for sale and real estate held for sale, including foreclosed properties, carried at the lower of carrying value and fair value less estimated costs to sell.

Nonrecurring fair values at December 31, 2016 and 2015 consisted of real estate held for sale that were written down to fair value less disposal costs, classified under Level 3 hierarchy, as discussed in Note 6.
Fair Value Disclosure of Financial Instruments Reported at Cost
Carrying amounts and estimated fair values of financial instruments reported at amortized cost are presented below:

	Fair Value Measurements				Carrying Value
(In thousands)	Level 1	Level 2	Level 3	Total
December 31, 2016
Assets
Loans held for investment	$—	$—	$3,471,797	$3,471,797	$3,432,992
Loans held for sale			29,489	29,489	29,353
Equity and cost method investments	435,600	5,400	908,301	1,349,301	1,052,995
Liabilities
Line of credit	—	422,600	—	422,600	422,600
Secured debt	—	—	2,121,946	2,121,946	2,164,549
CMBS debt	—	492,481	—	492,481	494,495
Notes payable	—	—	41,148	41,148	41,148
Convertible senior notes	606,698	—	—	606,698	592,826
December 31, 2015
Assets
Loans held for investment	$—	$—	$4,073,075	$4,073,075	$4,048,477
Loans held for sale	—	—	75,002	75,002	75,002
Equity and cost method investments	—	—	1,087,850	1,087,850	924,465
Liabilities
Line of credit	—	315,000	—	315,000	315,000
Secured debt	—	—	2,423,013	2,423,013	2,423,013
CMBS debt	—	794,982	—	794,982	806,728
Notes payable	—	—	42,983	42,983	42,983
Convertible senior notes	574,359	—	—	574,359	591,079
Loans Held for Investment—Loans held for investment, consisting of first mortgages and subordinated mortgages, were valued based on discounted cash flow projections of principal and interest expected to be collected, which includes consideration of the financial standing of the borrower or sponsor as well as operating results of the underlying collateral. Carrying values of loans held for investment are presented net of allowances for loan losses, where applicable.
Equity and Cost Method Investments—Fair values of equity and cost method investments were derived by applying the Company’s ownership interest to the fair value of underlying assets and liabilities of each investee. The Company’s proportionate share of each investee’s fair value approximates the Company’s fair value of the investment, as the timing of cash flows of the investee does not deviate materially from the timing of cash flows received by the Company from the investee. Beginning in 2016, the fair value of the Company's investment in Colony Starwood Homes is based upon the closing price of its publicly traded common stock (see Note 22).
Debt—Fair value of the line of credit approximated carrying value as its prevailing interest rate and applicable terms were recently renegotiated and agreed upon with the Company's lender at March 31, 2016. Fair values of the secured financing were estimated by discounting expected future cash outlays at current interest rates available for similar instruments, which approximated carrying value for floating rate debt with credit spreads that approximate market rates. Fair value of CMBS debt was based on broker quotes. Fair value of notes payable approximated carrying values based on market rate for debt with similar underlying collateral. Fair value of convertible senior notes was determined using the last trade price in active markets.
Other—The carrying values of cash, interest receivable, due from affiliates and accrued and other liabilities approximate fair values due to their short term nature and credit risk, if any, are negligible.

15. Stockholders’ Equity
The table below summarizes the share activities of the Company's preferred and common stock:

	Number of Shares
	Preferred Stock	Common Stock
(In thousands)	Series A, B and C	Class A	Class B
Shares outstanding at December 31, 2013	10,080	76,492	—
Issuance of 7.5% Series B Cumulative Redeemable Perpetual Preferred Stock	3,450	—	—
Class A common stock offerings	—	32,606	—
Issuance of common stock for incentive fees to Manager	—	21	—
Share-based payments, net of forfeitures	—	515	—
Shares outstanding at December 31, 2014	13,530	109,634	—
Issuance of 7.125% Series C Cumulative Redeemable Perpetual Preferred Stock	11,500	—	—
Issuance of Class A common stock	—	1,427	—
Issuance of Class B common stock	—	—	564
Conversion of Class B for Class A common stock	—	18	(18)
Share-based compensation, net of forfeitures	—	615	—
Shares outstanding at December 31, 2015	25,030	111,694	546
Repurchase of preferred stock	(964)	—	—
Reissuance of preferred stock	964	—	—
Issuance of Class A common stock upon redemption of OP units	—	934	—
Conversion of Class B for Class A common stock	—	21	(21)
Share-based compensation, net of forfeitures		1,008	—
Shares canceled for tax withholding on vested stock awards	—	(147)	—
Shares outstanding at December 31, 2016	25,030	113,510	525
Preferred Stock
The table below summarizes the preferred stock outstanding as of December 31, 2016:

Description	Dividend Rate Per Annum	Initial Issuance Date	Shares Outstanding (in thousands)	Par Value (in thousands)	Liquidation Preference (in thousands)	Earliest Redemption Date
Series A 8.5% Cumulative Redeemable Perpetual	8.5%	March 2012	10,080	$101	$252,000	March 27, 2017
Series B 7.5% Cumulative Redeemable Perpetual	7.5%	June 2014	3,450	34	86,250	June 19, 2019
Series C 7.125% Cumulative Redeemable Perpetual	7.125%	April 2015	11,500	115	287,500	April 13, 2020
			25,030	$250	$625,750
In April 2015, the Company issued 11.5 million shares of its 7.125% Series C Cumulative Redeemable Perpetual Preferred Stock through an underwritten public offering and received proceeds of approximately $277.9 million, net of underwriting discounts, commissions and offering costs payable by the Company.
Each series of the Company's preferred stock is redeemable at $25.00 per share plus accrued and unpaid dividends (whether or not declared) exclusively at the Company’s option. The redemption period for each series of preferred stock is subject to the Company’s right under limited circumstances to redeem the preferred stock earlier in order to preserve its qualification as a REIT or upon the occurrence of a change of control (as defined in the articles supplementary relating to each series of preferred stock). All series of preferred stock are at parity with respect to dividends and distributions, including distributions upon liquidation, dissolution or winding up, and all preferred stock are senior to the Company’s common stock. Dividends of each series of preferred stock are payable quarterly in arrears in January, April, July and October.
Each series of preferred stock generally does not have any voting rights, except if the Company fails to pay the preferred dividends for six or more quarterly periods (whether or not consecutive). Under such circumstances, the preferred stock will be entitled to vote, together as a class with any other series of parity stock upon which like voting rights have been conferred and are exercisable, to elect two additional directors to the Company’s board of directors, until all unpaid dividends have been paid or declared and set aside for payment. In addition, certain changes to the terms of any series of preferred stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares voting separately as a class for each series of preferred stock.

In January 2016, the Company repurchased 963,718 shares in aggregate of its Series A, B and C preferred stock from institutional shareholders for approximately $20.0 million. In March 2016, the Company reissued the preferred stock at its purchase price to an investment vehicle (the "REIT Securities Venture"), which is a joint venture with a private fund managed by the Company. The Company holds an approximate 4.3% interest in the REIT Securities Venture and accounts for its investment under the equity method, which had a carrying value of $5.4 million at December 31, 2016. The REIT Securities Venture targets for investment purposes the common stock and preferred stock of publicly traded U.S. REITs, including securities of the Company.
Common Stock
At the closing of the Combination on April 2, 2015, all outstanding common stock at that time was reclassified on a one-for-one basis to Class A common stock, with equivalent terms, and a new class of common stock, Class B, was created. As discussed in Note 3, 1.43 million shares of Class A Common Stock and 563,987 shares of Class B Common Stock were issued as part of the upfront consideration for the Combination.
Except with respect to voting rights, Class A and Class B common stock have the same rights and privileges and rank equally, share ratably in dividends and distributions, and are identical in all respects as to all matters. Class A common stock has one vote per share and Class B common stock has thirty-six and one-half votes per share. This gives the holders of Class B common stock a right to vote that reflects the aggregate outstanding non-voting economic interest in the Company (in the form of OP Units, which are membership units in the Operating Company) attributable to Class B common stock holders and therefore, does not provide any disproportionate voting rights. Each share of Class B common stock shall convert automatically into one share of Class A common stock if the Executive Chairman or his beneficiaries directly or indirectly transfer beneficial ownership of Class B common stock or OP Units held by them, other than to certain qualified transferees, which generally includes affiliates and employees. In addition, each holder of Class B common stock has the right, at the holder’s option, to convert all or a portion of such holder’s Class B common stock into an equal number of shares of Class A common stock.
At-The-Market Stock Offering Program ("ATM Program")
In May 2015, the Company entered into separate “at-the-market” equity distribution agreements with certain sales agents to offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $300 million. There were no shares offered through the ATM Program for the year ended December 31, 2016. The ATM Program was terminated concurrent with the closing of the Merger on January 10, 2017.
Dividend Reinvestment and Direct Stock Purchase Plan
The Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP Plan”) provided existing common stockholders and other investors the opportunity to purchase shares (or additional shares, as applicable) of the Company’s Class A common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s Class A common stock or making optional cash purchases within specified parameters. The DRIP Plan involved acquisition of Class A common stock either in the open market, directly from the Company as newly issued common stock, or in privately negotiated transactions with third parties. There were no shares of Class A common stock acquired under the DRIP Plan for the year ended December 31, 2016. The DRIP Plan was terminated concurrent with the closing of the Merger on January 10, 2017.
Accumulated Other Comprehensive Income (Loss) ("AOCI")
The following tables present the changes in each component of AOCI attributable to stockholders and noncontrolling interests, net of immaterial tax effect. The changes in AOCI attributable to noncontrolling interests in 2014 were immaterial.
Changes in Components of AOCI Attributable to Stockholders

(In thousands)	Equity in AOCI of Unconsolidated Joint Ventures	Unrealized Gain/(Loss) on Beneficial Interests in Debt Securities	Gain (Loss) on Cash Flow Hedges	Foreign Currency Translation Gain (Loss)	Gain (Loss) on Net Investment Hedges	Total
AOCI at December 31, 2013	$3,621	$325	$(19)	$1,849	$(3,183)	$2,593
Other comprehensive income (loss) before reclassifications	1,511	(2,488)	(82)	(54,266)	26,732	(28,593)
Amounts reclassified from AOCI	(4,681)	2,163	—	(226)	253	(2,491)
Net other comprehensive (loss) income	(3,170)	(325)	(82)	(54,492)	26,985	(31,084)
AOCI at December 31, 2014	$451	$—	$(101)	$(52,643)	$23,802	$(28,491)

Changes in Components of AOCI Attributable to Stockholders and Noncontrolling Interests

(In thousands)	Equity in AOCI of Unconsolidated Joint Ventures	Unrealized Gain/(Loss) on Beneficial Interests in Debt Securities	Gain (Loss) on Cash Flow Hedges	Foreign Currency Translation Gain (Loss)	Gain (Loss) on Net Investment Hedges	Total
AOCI at December 31, 2014 attributable to:
Stockholders	$451	$—	$(101)	$(52,643)	$23,802	$(28,491)
Noncontrolling interests in investment entities	—	—	(52)	(3,616)	(1)	(3,669)
	451	—	(153)	(56,259)	23,801	(32,160)
Other comprehensive income (loss) before reclassifications attributable to:
Stockholders	(612)	—	(199)	(56,676)	39,631	(17,856)
Noncontrolling interests in investment entities	—	—	(137)	(1,516)	—	(1,653)
Noncontrolling interests in Operating Company	—	—	(6)	(1,778)	1,759	(25)
Amounts reclassified from AOCI attributable to:
Stockholders	161	—	55	67,194	(39,485)	27,925
Noncontrolling interests in investment entities	—	—	40	5,183	—	5,223
Noncontrolling interests in Operating Company	—	—	11	12,880	(7,509)	5,382
Net other comprehensive (loss) income	(451)	—	(236)	25,287	(5,604)	18,996
AOCI at December 31, 2015 attributable to:
Stockholders	—	—	(245)	(42,125)	23,948	(18,422)
Noncontrolling interests in investment entities	—	—	(149)	51	(1)	(99)
Noncontrolling interests in Operating Company	—	—	5	11,102	(5,750)	5,357
	—	—	(389)	(30,972)	18,197	(13,164)
Other comprehensive income (loss) before reclassifications attributable to:
Stockholders	131	(112)	7	(34,234)	21,123	(13,085)
Noncontrolling interests in investment entities	—	(527)	—	(56,479)	12,669	(44,337)
Noncontrolling interests in Operating Company	25	(20)	1	(6,101)	3,720	(2,375)
Amounts reclassified from AOCI attributable to:
Stockholders	(46)	—	197	(67)	(686)	(602)
Noncontrolling interests in investment entities	—	—	149	(785)	(870)	(1,506)
Noncontrolling interests in Operating Company	(9)	—	35	(15)	(123)	(112)
Net other comprehensive income (loss)	101	(659)	389	(97,681)	35,833	(62,017)
AOCI at December 31, 2016 attributable to:
Stockholders	85	(112)	(41)	(76,426)	44,385	(32,109)
Noncontrolling interests in investment entities	—	(527)	—	(57,213)	11,798	(45,942)
Noncontrolling interests in Operating Company	16	(20)	41	4,986	(2,153)	2,870
	$101	$(659)	$—	$(128,653)	$54,030	$(75,181)

Reclassifications out of AOCI—Stockholders
Information about amounts reclassified out of AOCI attributable to stockholders by component is presented below:

(In thousands)	Year Ended December 31,			Affected Line Item in the Consolidated Statements of Operations
Component of AOCI reclassified into earnings	2016	2015	2014
Equity in realized (loss) gain on sale of marketable securities of unconsolidated joint ventures	$46	$(161)	$4,681	Income from equity method investments
Settlement loss on beneficial interests in debt securities	—	—	(2,163)	Other gain (loss), net
Release of cumulative translation adjustments	—	(45,407)	—	Gain on remeasurement of consolidated investment entities, net
Release of cumulative translation adjustments	67	(21,787)	226	Other gain (loss), net
Realization of net gain on net investment hedges	—	32,965	—	Gain on remeasurement of consolidated investment entities, net
Realization of net gain on net investment hedges	52	6,492	—	Other gain (loss), net
Net settlement loss on derivative instruments designated as net investment hedges	—	—	(253)	Other gain (loss), net
Unrealized gain on dedesignated net investment hedges	634	28	—	Other gain (loss), net
Unrealized loss on ineffective cash flow hedge	(197)	(55)	—	Other gain (loss), net
16. Noncontrolling Interests
Noncontrolling Interests in Investment Entities
In April 2016, the Company acquired the noncontrolling interests in investment entities of three real estate debt investments. The net excess of the carrying value of noncontrolling interests in investment entities acquired over the consideration paid resulted in a $0.7 million increase to additional paid-in capital.
In 2016, contributions from new limited partners diluted the Company's ownership interest in its light industrial joint venture. The new limited partners were admitted at net asset value of the joint venture at the time of each contribution based upon valuations determined by independent third parties. The difference between contributions received and the noncontrolling interests' share of the joint venture resulted in an aggregate increase to additional paid-in capital of $29.0 million.
Noncontrolling Interests in Operating Company
Noncontrolling interests in OP, subject to lock-up agreements, have the right to require OP to redeem part or all of such member’s OP Units for cash based on the market value of an equivalent number of shares of Class A common stock at the time of redemption, or at the Company's election, through issuance of shares of Class A common stock (registered or unregistered) on a one-for-one basis.
In June 2015, OP issued an additional 412,865 common OP Units to Cobalt Capital Management, L.P. ("CCM"), in exchange for redemption of a $10.0 million unsecured note that the Company previously issued to CCM in connection with its acquisition of the light industrial portfolio and operating platform in December 2014.
For the year ended December 31, 2016, the Company redeemed 1,087,414 OP Units through the issuance of 934,264 shares of Class A common stock on a one-for-one basis and cash settlement of approximately $2.6 million.

17. Earnings per Share
The following table provides the basic and diluted earnings per common share computations:

	Year Ended December 31,
(In thousands, except per share data)	2016	2015	2014
Net income allocated to common stockholders
Net income	$290,726	$256,036	$159,711
Net income attributable to noncontrolling interests:
Investment entities	(163,084)	(86,123)	(36,562)
Operating Company	(12,324)	(19,933)	—
Net income attributable to Colony Capital, Inc.	115,318	149,980	123,149
Preferred dividends	(48,159)	(42,569)	(24,870)
Net income attributable to common stockholders	67,159	107,411	98,279
Net income allocated to participating securities (nonvested shares)	(2,293)	(1,237)	(990)
Net income allocated to common stockholders—basic	64,866	106,174	97,289
Interest expense attributable to convertible notes (1)	—	—	—
Net income allocated to common stockholders—diluted	$64,866	$106,174	$97,289
Weighted average common shares outstanding
Weighted average number of common shares outstanding—basic	112,235	110,931	96,694
Weighted average effect of dilutive shares (2)	—	—	5
Weighted average number of common shares outstanding—diluted	112,235	110,931	96,699
Earnings per share
Basic	$0.58	$0.96	$1.01
Diluted	$0.58	$0.96	$1.01
__________

(1)
For the years ended December 31, 2016, 2015 and 2014, excluded from the calculation of diluted net income per share is the effect of adding back $27.3 million, $27.3 million and $23.3 million, respectively, of interest expense and 24,949,000, 24,694,700 and 20,784,600 weighted average dilutive common share equivalents, respectively, for the assumed conversion of the Convertible Notes, as their inclusion would be antidilutive. Also excluded from the calculation of diluted income per share for the years ended December 31, 2015 and 2014 is the effect of adding back $280,000 and $25,000, respectively, of interest expense and 187,800 and 14,700 weighted average dilutive common share equivalents, respectively, for the assumed repayment of the $10.0 million unsecured note issued to CCM (see Note 16) in shares of the Company's common stock as its inclusion would be antidilutive.

(2)
OP Units, subject to lock-up agreements, may be redeemed for registered or unregistered Class A common shares on a one-for-one basis. At December 31, 2016 and 2015, 20,661,600 and 21,749,000, respectively, of redeemable OP Units were outstanding. The redemption of these OP Units would not be dilutive and were not included in the computation of diluted earnings per share for the years ended December 31, 2016 and 2015. For the year ended December 31, 2014, weighted average dilutive shares include the effect of 4,900 shares of common stock issuable to the former Manager for incentive fees incurred for the period.

18. Related Party Transactions
Affiliates include funds and other investment vehicles managed by the Company, directors, senior executives, and employees, and prior to the Combination, the Manager and its affiliates.
Amounts due from and due to affiliates consist of the following:

	December 31,
(In thousands)	2016	2015
Due from Affiliates
Due from funds and unconsolidated joint ventures:
Management fees	$9,074	$5,734
Other	541	3,952
Due from CCLLC	65	1,559
Due from employees and other affiliated entities	291	468
	$9,971	$11,713
Due to Affiliates
Contingent consideration (Note 3)	$41,250	$52,990

Prior to the Combination, the Company was externally managed by an affiliate. Amounts payable to the Manager under this arrangement included:

▪	Base management fee of 1.5% per annum of stockholders' equity, as defined;

▪	Incentive fee each quarter, measured based on a core earning metric, as defined in the management agreement, payable in shares of the Company's common stock;

▪	Reimbursement of certain expenditures incurred by the Manager, including allocation of overhead costs; and

▪	Cost of employment for the Company's chief financial officer pursuant to a secondment agreement with an affiliate of the Manager.
Amounts incurred and payable to the Manager or its affiliates for periods prior to the Combination were as follows:

	Year Ended December 31,
(In thousands)	2015	2014
Base management fee expense	$9,165	$32,285
Incentive fees	—	464
Compensation pursuant to secondment agreement	450	1,778
Direct and allocated investment-related expenses	366	2,846
Direct and allocated administrative expenses	1,922	3,301
	$11,903	$40,674
Subsequent to the Combination which closed on April 2, 2015, the Company is internally managed and incurs all costs directly. Transaction and integration costs with affiliates post-Combination include the following:
Management Fees—Pursuant to management and advisory agreements, the Company earns base and asset management fee income from managing funds and their respective investments. Base and asset management fees from affiliates, included in fee income, totaled $67.7 million and $64.6 million for the years ended December 31, 2016 and 2015, respectively.
Cost Reimbursements—The Company receives cost reimbursements for asset management services provided to the Company's investment entities (which are eliminated for investment entities consolidated by the Company), as well as administrative services provided to an equity method investee and/or senior executives. These cost reimbursements, included in other income, were $4.3 million and $4.8 million for the years ended December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, receivable for cost reimbursements were approximately $0.4 million and $0.9 million, respectively.
Recoverable Expenses—In the normal course of business, the Company pays certain expenses on behalf of managed-funds for which the Company recovers from the funds, such as costs incurred in performing due diligence over new investments. Such costs recoverable from the funds were $0.7 million and $1.1 million at December 31, 2016 and 2015, respectively.
Arrangements with Sponsored Funds—The Company co-invests alongside its Sponsored Funds through joint ventures between the Company and the Sponsored Funds. These co-investment joint ventures are consolidated by the Company.
In connection with one of its Sponsored Funds, the Company has capital commitments, as general partner, directly into the Sponsored Fund and as an affiliate of the general partner, capital commitments satisfied through co-investment joint ventures. In connection with the Company's commitments as an affiliate of the general partner, the Company is allocated a proportionate share of the costs of the Sponsored Fund such as financing and administrative costs. At December 31, 2016, the Company has a payable to the Sponsored Fund for its share of costs of approximately $1.5 million. At December 31, 2015, $1.4 million was due from the Sponsored Fund, which included amounts due from the Sponsored Fund to the co-investment joint ventures, net of the Company's share of costs payable to the Sponsored Fund.
Advances—Certain employees are permitted to participate in co-investment vehicles which generally invest in Colony-sponsored funds alongside third party investors. Additionally, the Company grants loans to certain employees in the form of promissory notes bearing interest at the prime rate with varying terms and repayment conditions. Outstanding advances were $0.1 million and $0.2 million at December 31, 2016 and 2015, respectively, with immaterial interest.
Corporate Aircraft—The Company's corporate aircraft may occasionally be used for business purposes by affiliated entities or for personal use by certain senior executives of the Company. Affiliated entities and senior executives reimburse the Company for their usage based on the incremental cost to the Company of making the aircraft available for such use, and includes direct and indirect variable costs of operating the flights. These reimbursements, included in other income, amounted to approximately $0.9 million and $0.4 million for the years ended December 31, 2016 and 2015, respectively, of which $0.1 million was outstanding at December 31, 2016 and 2015.

Consideration for the Combination—Contingent consideration in connection with the Combination is payable to certain senior executives of the Company, as discussed in Notes 3 and 14.
19. Share-Based Compensation
Director Stock Plan
The Company’s 2009 Non-Executive Director Stock Plan (the “Director Stock Plan”) provides for the grant of restricted stock, restricted stock units and other stock-based awards to its non-executive directors. The maximum number of shares of stock reserved under the Director Stock Plan is 100,000. The individual share awards generally vest one year from the date of grant.
Upon consummation of the Merger on January 10, 2017, all outstanding equity awards granted under the Director Stock Plan vested and the Director Stock Plan was assumed by Colony NorthStar.
Equity Incentive Plan
The 2014 Equity Incentive Plan (the “Equity Incentive Plan”), an amendment and restatement of the Company’s 2011 Equity Incentive Plan (the “2011 Plan”), provides for the grant of options to purchase shares of Class A common stock, share awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units, cash and other equity-based awards. Certain named executive officers of the Company, along with other eligible employees, directors as well as service providers are eligible to receive awards under the Equity Incentive Plan. The Company has reserved a total of 2,500,000 additional shares of Class A common stock for issuance pursuant to the Equity Incentive Plan, in addition to (i) the number of shares of Class A common stock available for issuance under the 2011 Plan and (ii) the number of shares of Class A common stock subject to outstanding awards under the 2011 Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares of Class A common stock. The Equity Incentive Plan will expire in 2024 unless earlier terminated by the Company. The share awards granted under the Equity Incentive Plan generally vest over a 3-year period from the date of grant.
As of January 2, 2017, all shares reserved under the Equity Incentive Plan have been issued. Upon consummation of the Merger on January 10, 2017, the Equity Incentive Plan was assumed by Colony NorthStar. Each outstanding equity award granted under the Equity Incentive Plan that did not vest by its terms in connection with the consummation of the Merger (and was not forfeited) was assumed by Colony NorthStar and was converted into the right to receive an award in the same form for that number of shares of Colony NorthStar Class A common stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of the Company's Class A common stock subject to such unvested equity award multiplied by (ii) 1.4663.
Share-Based Compensation and Activity
Prior to the Combination, stock grants made to the Manager and its employees were considered non-employee awards and were remeasured at fair value at each period end until the awards fully vested, with such costs forming part of management fee expense. Following the Combination, in which the management and investment personnel of the Manager became employed by the Company, these stock grants are treated as equity classified employee awards. The outstanding awards as of the date of closing of the Combination were remeasured at fair value based on the closing price of the Company's Class A common stock on that date and compensation cost recognized on a straight-line basis over the remaining vesting period of the awards, presented within compensation expense. There were no changes to the existing service requirement or any other terms of the awards, nor new conditions attached to the awards in connection with the Combination.
Stock grants made to non-executive directors of the Company continue to be classified as employee awards. Amortization of stock grants to non-executive directors are included in compensation expense subsequent to the Combination, previously in administrative expense.
Share-based compensation expense recognized was as follows:

	Year Ended December 31,
(In thousands)	2016	2015	2014
Stock grants to the Manager and employees (1)	$13,193	$13,094	$10,384
Stock grants to non-executive directors	445	620	417
	$13,638	$13,714	$10,801
_________

(1)	All outstanding stock grants made to the Manager prior to the Combination became employee awards effective April 2, 2015.

Changes in the Company’s nonvested share awards are summarized below:

	Restricted Stock Grants
	Non-Executive Directors	Manager and Employees	Total	Weighted Average Grant Date Fair Value
Nonvested shares at December 31, 2015	14,928	780,906	795,834	$22.51
Granted	30,324	1,038,312	1,068,636	19.26
Vested	(14,928)	(363,970)	(378,898)	26.01
Forfeited	—	(60,893)	(60,893)	21.14
Nonvested shares at December 31, 2016	30,324	1,394,355	1,424,679	21.17
Fair value of shares vested was $9.9 million, $12.4 million, and $6.9 million for the years ended December 31, 2016, 2015 and 2014, respectively. Fair value of shares vested was determined based on the closing price of the Company's Class A common stock on respective vesting dates for non-employee awards, on April 2, 2015 for employee awards outstanding as of that date of closing of the Combination, and on the respective dates of grant for employee awards subsequent to April 2, 2015. The weighted average grant-date fair value per share was $19.26, $24.42 and $20.32 for the shares granted during the years ended December 31, 2016, 2015 and 2014, respectively.
As of December 31, 2016, aggregate unrecognized compensation cost related to nonvested restricted stock grants was approximately $16.6 million and is expected to be fully recognized over a weighted-average period of approximately 21 months.

20. Income Taxes
The Company is subject to income tax laws of the various jurisdictions in which it operates, including U.S. federal, state and local and non-U.S. jurisdictions, primarily in Europe. The Company's current primary sources of income subject to tax are income from loan resolutions in some of its loan portfolios, income from interests in asset management companies which manage some of its loan portfolios, hotel operations from its real estate equity portfolio and fee income from its investment management business.
Income Tax (Benefit) Expense

	Year Ended December 31,
(In thousands)	2016	2015	2014
Current
Federal	$2,720	$451	$1,339
State and local	1,436	397	369
Foreign	8,244	1,469	—
Total current tax expense	12,400	2,317	1,708
Deferred
Federal	(6,214)	(10,428)	(3,307)
State and local	713	(1,219)	(800)
Foreign	(2,117)	34	—
Total deferred tax benefit	(7,618)	(11,613)	(4,107)
Total income tax (benefit) expense	$4,782	$(9,296)	$(2,399)

Deferred Income Tax Assets and Liabilities
Net deferred tax liability is included in accrued and other liabilities. The components of deferred tax assets and deferred tax liabilities arising from temporary differences are as follows:

	December 31,
(In thousands)	2016	2015
Deferred tax assets
Net operating and capital loss carry forwards	$2,563	$9,814
Stock-based compensation	5,630	2,890
Basis difference—investment in partnerships	4,535	843
Basis difference—real estate assets	3,404	28
Foreign tax credits	1,184	—
Straight-line and prepaid rent expense	693	381
Deferred income	815	—
Other	2,760	1,853
Gross deferred tax assets	21,584	15,809
Valuation allowance	(692)	—
Deferred tax assets, net of valuation allowance	20,892	15,809
Deferred tax liabilities
Intangible assets from Combination	(25,186)	(28,875)
Gain from remeasurement of consolidated investment entities, net	(2,530)	(3,237)
Assumption of tax basis from real estate acquisition (Note 6)	(27,546)	(26,880)
Other	(1,394)	(1,504)
Gross deferred tax liabilities	(56,656)	(60,496)
Net deferred tax liability	$(35,764)	$(44,687)
The table below summarizes the deferred tax assets and related valuation allowance recognized for net operating loss and tax credit carryforwards at December 31, 2016. A valuation allowance was established in 2016 against net operating losses associated with the light industrial segment.

	Gross Amount	Tax Affected Amount			Expiration Periods
(Amounts in thousands)		Deferred Tax Asset, Gross	Valuation Allowance	Deferred Tax Asset, Net
Net operating loss—U.S	$10,696	$2,414	$(692)	$1,722	2030 - 2036
Net operating loss—Foreign	654	149	—	149	None (1)
Tax credit—Foreign		1,184	—	1,184	2025 - 2026
__________

(1)	Net operating losses in United Kingdom and Spain may be carried forward indefinitely.

Effective Income Tax
The Company's income tax benefit varied from the amount computed by applying the statutory income tax rate to net income before income taxes. A reconciliation of the statutory U.S. income tax to the Company's effective income tax is presented as follows:

	Year Ended December 31,
	2016		2015		2014
(Amounts in thousands)	Amount	Tax Rate	Amount	Tax Rate	Amount	Tax Rate
Income before income taxes	$295,508		$246,740		$157,312
Pre-tax income attributable to pass-through subsidiaries	(306,644)		(277,902)		(163,058)
Pre-tax loss attributable to taxable subsidiaries	(11,136)		(31,162)		(5,746)
Federal tax benefit at statutory tax rate	(3,365)	30.2%	(10,907)	35.0%	(2,011)	35.0%
State and local income taxes, net of federal income tax benefit	(557)	5.0%	(884)	2.8%	(295)	5.1%
Nondeductible expenses	1,128	-10.1%	—	—%	—	—%
Other	424	-3.8%	398	-1.3%	(566)	9.9%
Income tax benefit—taxable REIT subsidiaries	(2,370)	21.3%	(11,393)	36.5%	(2,872)	50.0%
Taxes reflected in pre-tax income attributable to pass-through subsidiaries:
Current and deferred foreign taxes	5,441		1,594		—
Current excess inclusion income tax	1,311		203		480
State and local taxes	469		175		(54)
Other tax expense (benefit)	(69)		125		47
Total income tax expense (benefit)	$4,782		$(9,296)		$(2,399)

21. Commitments and Contingencies
Investment Commitments
Investments in Unconsolidated Ventures—Pursuant to the operating agreements of certain unconsolidated ventures, the venture partners may be required to fund additional amounts for future investments, unfunded lending commitments, ordinary operating costs, guaranties or commitments of the venture entities. The Company also has lending commitments under ADC arrangements which are accounted for as equity method investments. At December 31, 2016, the Company’s share of these commitments was $65.9 million. This included an $11.0 million commitment to fund a venture that is partially owned with the Company's sponsored closed-end real estate credit fund.
Consolidated Real Estate Debt Investments—The Company has lending commitments to borrowers and pursuant to certain loan agreements, the borrower may submit a request for funding based on the achievement of certain criteria, which must be approved by the Company as lender, such as leasing, performance of capital expenditures and construction in progress with an approved budget. At December 31, 2016, total unfunded lending commitments was $314.9 million, of which the Company's share was $140.9 million, net of amounts attributable to noncontrolling interests. This included commitments of $105.5 million to lend to investment entities partially owned with the Company's sponsored closed-end real estate credit fund, of which the Company's share of the commitment was $21.0 million in its capacity as general partner ("GP") and affiliate of the GP ("GP Affiliate").
At December 31, 2016, the Company had also made a deposit of $50.4 million for a bid on a nonperforming loan portfolio in Europe, which has a total purchase price of $503.0 million.
Additionally, pursuant to the restructuring of a delinquent borrower, the Company has commitment to fund $23.6 million, its share of investment in the borrower, of which $19.1 million was outstanding as of December 31, 2016.
Sponsored Fund Commitments—At December 31, 2016, the Company has unfunded commitments of $62.9 million to certain Sponsored Funds of the Company, through wholly-owned subsidiaries of OP.
Lease Commitments
Ground Leases—In connection with real estate acquisitions, the Company assumed certain noncancelable operating ground leases as lessee or sublessee with expiration dates through 2252. Many ground leases require only nominal annual payments and ground leases associated with real estate held for sale are excluded from the table below. Certain leases require contingent rent payments based on a percentage of gross rental receipts, net of operating expenses, as defined in the lease. Rents paid under the ground leases are recoverable from tenants. For the years ended December 31, 2016, 2015 and 2014, ground rent expense was $0.4 million, $0.3 million and $0.1 million, respectively, including contingent rent.
Office Leases—The Company leases office space under noncancellable operating leases with expiration dates through 2027. The lease agreements provide for payment of various operating expenses, with certain operating costs incurred by the landlord subject to escalation clauses. Rent expense in connection with leases of office space for the year ended December 31, 2016 and 2015, was $5.6 million and $4.3 million, respectively. included in administrative expenses on the consolidated statement of operations. Prior to the Combination on April 2, 2015, such administrative cost was incurred directly by the Manager.
As of December 31, 2016, future minimum rental payments on noncancellable operating ground leases on real estate held for investment and office leases were as follows:

(In thousands)
Year Ending December 31,	Ground Leases	Office Leases
2017	$201	$4,589
2018	201	3,568
2019	201	2,251
2020	212	1,980
2021	214	1,773
2022 and after	17,688	7,601
Total	$18,717	$21,762
Contingent Consideration
The consideration for the Combination included a contingent portion payable in shares of Class A and Class B common stock as well as OP Units, subject to multi-year performance targets, as discussed in Notes 3 and 14.
Litigation and Other Settlements
In the fourth quarter of 2016, the Company incurred $12.4 million, included in transaction and merger integration costs, for settlement of a foreign administrative tax assessment related to an investment previously held by a legacy fund that has been liquidated.
The Company may be involved in litigation and claims in the ordinary course of business. As of December 31, 2016, the Company was not involved in any material legal proceedings that are expected to have a material adverse effect on the Company's results of operations, financial position or liquidity.
Merger-Related Costs
The Company entered into fee arrangements with service providers and advisors pursuant to which certain fees incurred by the Company in connection with the Merger became payable only upon consummation of the Merger. This includes $23.0 million of fees payable to investment advisors upon closing of the Merger. The Company has incurred and will incur other transaction and merger integration costs related to the Merger. For the year ended December 31, 2016, the Company recorded approximately $19.4 million in Merger-related transaction and merger integration costs in the consolidated statements of operations.
22. Segment Information
The Company conducts its business through the following reportable segments:
Real Estate Equity

•	Light industrial real estate assets and operating platform;

•
Single-family residential rentals through equity method investments Colony Starwood Homes subsequent to the merger described below (formerly Colony American Homes, or "CAH") and in Colony American Finance, LLC (formerly a subsidiary of CAH);

•	Other real estate equity investments;
Real Estate Debt

•	Loan originations and acquisitions; and

Investment Management

•	Investment management of Company-sponsored funds and other investment vehicles.
Following the closing of the Combination on April 2, 2015, the acquired investment management business formed a new segment, Investment Management. Additionally, costs previously borne and allocated by its Manager are now incurred directly by the Company and certain assets held by the Manager were transferred to the Company as part of the Combination.
Amounts not allocated to specific segments include corporate level cash and corresponding interest income, fixed assets, corporate level financing and related interest expense, income and expense related to cost reimbursement arrangements with affiliates, costs in connection with unconsummated deals, compensation expense not directly attributable to other segments, corporate level administrative and overhead costs, contingent consideration in connection with the Combination, as well as non-real estate investments and related revenues and expenses.
The chief operating decision maker assesses the performance of the business based on net income (loss) of each of the reportable segments, after attribution to noncontrolling interests at segment level, where applicable. The various real estate equity, real estate debt and investment management segments represent distinct revenue streams to the Company, consisting of property operating income, interest income and fee income, respectively. Costs which are directly attributable, or otherwise can be subjected to a reasonable and systematic allocation, have been allocated to each of the reportable segments.
On January 5, 2016, CAH and Starwood Waypoint Residential Trust (“SWAY”) completed a merger of the two companies into Colony Starwood Homes (NYSE: SFR) in a stock-for-stock transaction. Upon completion of the merger, based on each company’s net asset value, existing SWAY shareholders and the former owner of the SWAY manager own approximately 41% of the shares of the combined company, while former CAH shareholders own approximately 59%. At closing, the Company received approximately 15.1 million shares of Colony Starwood Homes, representing 13.8% of the combined company. As of December 31, 2016, the Company's interest in Colony Starwood Homes has increased to 14.0% following a stock repurchase by Colony Starwood Homes of approximately 2 million shares in the first quarter of 2016. The Company's holdings of SFR stock were subject to a nine-month lock-up which expired in October 2016. Immediately prior to completion of the merger, CAH effected an internal reorganization to exclude CAH’s residential specialty finance company, Colony American Finance, LLC ("CAF"), from the merger. As a result of the reorganization, the Company retained its 19.0% ownership interest in CAF. In June 2016, CAF received additional capital previously committed by its third party investors, which resulted in a decrease in the Company's interest in CAF to 17.4% as of December 31, 2016. The Company accounts for its investment in Colony Starwood Homes under the equity method as it continues to have a significant influence over operating and financial policies of Colony Starwood Homes through its voting interest and board representation. The Company also continues to account for its investment in CAF under the equity method.

The following tables present the operating results of the Company’s reportable segments:

	Real Estate Equity
(In thousands)	Light Industrial	Single-Family Residential Rentals	Other	Real Estate Debt	Investment Management	Amounts Not Allocated to Segments	Total
Year Ended December 31, 2016
Income:
Interest income	$2	$—	$14	$385,744	$—	$91	$385,851
Property operating income	194,670	—	170,646	5,766	—	—	371,082
Income (loss) from equity method investments	—	(9,722)	75,962	26,714	2,245	4,176	99,375
Fee income	—	—	—	—	67,731	—	67,731
Other income	1,685	—	611	6,999	600	4,298	14,193
Total income (loss)	196,357	(9,722)	247,233	425,223	70,576	8,565	938,232
Expenses:
Transaction, merger integration, investment and servicing costs	1,088	—	6,728	17,600	2,226	36,629	64,271
Interest expense	44,834	—	42,440	38,063	—	44,746	170,083
Property operating expenses	55,924	—	55,909	6,628	—	—	118,461
Depreciation and amortization	88,854	—	63,039	441	14,767	4,581	171,682
Provision for loan losses	—	—	—	35,005	—	—	35,005
Impairment loss	407	—	2,642	8,348	320	—	11,717
Compensation expense	7,856	—	3,201	10,696	34,835	55,250	111,838
Administrative expenses	2,699	—	5,305	6,507	3,603	33,585	51,699
Total expenses	201,662	—	179,264	123,288	55,751	174,791	734,756
Gain on sale of real estate assets, net	2,888	—	65,887	4,841	—	—	73,616
Other gain (loss), net	—	—	7,002	(100)	(146)	11,660	18,416
Income tax (expense) benefit	(586)	—	(9,461)	(682)	6,608	(661)	(4,782)
Net income (loss)	(3,003)	(9,722)	131,397	305,994	21,287	(155,227)	290,726
Net income (loss) attributable to noncontrolling interests:
Investment entities	(1,924)	—	46,016	118,992	—	—	163,084
Operating Company	(168)	(1,533)	13,043	29,183	3,326	(31,527)	12,324
Net income (loss) attributable to Colony Capital, Inc.	$(911)	$(8,189)	$72,338	$157,819	$17,961	$(123,700)	$115,318

	Real Estate Equity
(In thousands)	Light Industrial	Single-Family Residential Rentals	Other	Real Estate Debt	Investment Management	Amounts Not Allocated to Segments	Total
Year Ended December 31, 2015
Income:
Interest income	$7	$—	$16	$417,149	$—	$133	$417,305
Property operating income	161,863	—	134,043	3,965	—	—	299,871
Income (loss) from equity method investments	—	(14,787)	18,272	46,596	(1,675)	(801)	47,605
Fee income	—	—	—	219	65,594	—	65,813
Other income	670	—	59	5,856	—	4,797	11,382
Total income (loss)	162,540	(14,787)	152,390	473,785	63,919	4,129	841,976
Expenses:
Management fees	—	—	—	—	—	15,062	15,062
Transaction, merger integration, investment and servicing costs	4,038	—	22,432	19,273	—	16,514	62,257
Interest expense	37,338	—	19,441	31,549	—	44,766	133,094
Property operating expenses	54,581	—	58,035	5,097	—	—	117,713
Depreciation and amortization	82,447	—	38,452	252	16,498	3,328	140,977
Provision for loan losses	—	—	—	37,475	—	—	37,475
Impairment loss	450	—	4,539	2,100	4,103	—	11,192
Compensation expense	3,633	—	2,021	11,582	33,021	34,249	84,506
Administrative expenses	1,631	—	2,008	4,939	1,983	27,677	38,238
Total expenses	184,118	—	146,928	112,267	55,605	141,596	640,514
Gain on sale of real estate assets, net	108	—	6,970	1,876	—	8	8,962
Gain on remeasurement of consolidated investment entities, net	—	—	10,223	31,263	—	—	41,486
Other gain (loss), net	(192)	—	1,613	(23,361)	(19)	16,789	(5,170)
Income tax benefit (expense)	484	—	(3,372)	(424)	12,658	(50)	9,296
Net income (loss)	(21,178)	(14,787)	20,896	370,872	20,953	(120,720)	256,036
Net income (loss) attributable to noncontrolling interests:
Investment entities	(10,460)	—	(7,384)	103,983	—	(16)	86,123
Operating Company	(1,158)	(1,754)	3,554	34,075	3,378	(18,162)	19,933
Net income (loss) attributable to Colony Capital, Inc.	$(9,560)	$(13,033)	$24,726	$232,814	$17,575	$(102,542)	$149,980

	Real Estate Equity
(In thousands)	Light Industrial	Single-Family Residential Rentals	Other	Real Estate Debt	Amounts Not Allocated to Segments	Total
Year Ended December 31, 2014
Income:
Interest income	$—	$—	$—	$204,054	$307	$204,361
Property operating income	5,365	—	15,597	—	—	20,962
Income (loss) from equity method investments	—	(15,901)	3,235	86,495	—	73,829
Other income	—	—	—	908	589	1,497
Total income (loss)	5,365	(15,901)	18,832	291,457	896	300,649
Expenses:
Management fees	—	—	—	—	43,133	43,133
Transaction, merger integration, investment and servicing costs	7,754	—	245	8,430	10,478	26,907
Interest expense	1,321	—	4,355	14,002	28,490	48,168
Property operating expenses	1,544	—	4,019	—	—	5,563
Depreciation and amortization	3,391	—	5,786	—	—	9,177
Provision for loan losses	—		—	197	—	197
Compensation expense	—	—	—	—	2,468	2,468
Administrative expenses	—	—	—	577	8,363	8,940
Total expenses	14,010	—	14,405	23,206	92,932	144,553
Other gain (loss), net	(22)	—	—	165	1,073	1,216
Income tax benefit (expense) (1)	—	—	3,435	(698)	(338)	2,399
Net income (loss)	(8,667)	(15,901)	7,862	267,718	(91,301)	159,711
Net income (loss) attributable to noncontrolling interests—Investment entities	(3,143)	—	2,022	37,683	—	36,562
Net income (loss) attributable to Colony Capital, Inc.	$(5,524)	$(15,901)	$5,840	$230,035	$(91,301)	$123,149
_________

(1)	Income tax benefit (expense) related to specific investments within each segment has been allocated to the respective segments in 2014 (previously unallocated).
Total assets and equity method investments of each of segment are summarized as follows.

	December 31, 2016		December 31, 2015
(In thousands)	Segment Assets	Equity Method Investments	Segment Assets	Equity Method Investments
Light industrial	$2,267,672	$—	$1,926,002	$—
Single-family residential rentals	373,867	373,867	394,783	394,783
Other real estate equity	2,002,834	241,987	2,094,794	195,353
Real estate debt	4,246,363	305,878	4,734,547	214,218
Investment management	781,852	13,187	798,213	9,794
Amounts not allocated to segments	88,404	18,340	90,971	10,449
Total	$9,760,992	$953,259	$10,039,310	$824,597
Geography
Geographic information about the Company's total income and long-lived assets are as follows. Geography is generally presented as the location in which the income producing assets reside or the location in which income generating services are performed.

	Year Ended December 31,
(In thousands)	2016	2015	2014
Total income by geography:
United States	$732,928	$660,864	$261,697
Europe	194,923	166,948	33,175
Other	6,083	9,367	4,965
Total (1)	$933,934	$837,179	$299,837

	December 31,
(In thousands)	2016	2015	2014
Long-lived assets by geography:
United States	$2,951,290	$2,887,893	$1,770,057
Europe	1,242,272	1,224,363	—
Total (2)	$4,193,562	$4,112,256	$1,770,057
__________

(1)	Total income excludes cost reimbursement income from affiliates.

(2)	Long-lived assets exclude financial instruments, investment management contract and customer relationship intangible assets, as well as real estate held for sale.

23. Subsequent Events
Merger
On January 10, 2017, the Merger between the Company, NSAM and NRF was completed in an all-stock exchange after remaining customary conditions were satisfied and all relevant regulatory approvals were received.
The Merger was accomplished through a series of transactions. NSAM redomesticated to Maryland and elected to be treated as a REIT beginning January 2017, and Colony and NRF merged with and into the redomesticated NSAM, which was renamed Colony NorthStar, Inc.
Pursuant to the terms and conditions set forth in the Merger Agreement (as amended), each share of NSAM common stock and performance common stock issued and outstanding immediately prior to the effective time of the Merger was canceled and converted into one share of Colony NorthStar class A common stock and performance common stock, respectively. Each share of common stock of the Company and NRF issued and outstanding immediately prior to the effective time of the Merger was canceled and converted into common stock of Colony NorthStar based on the exchange ratios of 1.4663 shares of Colony NorthStar class A and class B common stock for each share of the Company's class A and class B common stock, respectively, and 1.0996 shares of Colony NorthStar Class A common stock for each share of NRF common stock. Each share of each series of the preferred stock of the Company and of NRF issued and outstanding immediately prior to the effective time of the Merger was canceled and converted into one share of a corresponding series of Colony NorthStar preferred stock with substantially identical preferences, conversion and other rights, voting powers, restrictions, limitations as to dividend, qualification and terms and conditions of redemption. Concurrently, OP issued additional partnership units to equal the number of operating partnership units outstanding on the day prior to the closing of the Merger multiplied by the exchange ratio of 1.4663.
As of the consummation of the Merger, the former stockholders of the Company, NSAM and NRF own, or have the right to own, approximately 33.25%, 32.85% and 33.90%, respectively, of Colony NorthStar, on a fully diluted basis, excluding the effect of certain equity-based awards issued in 2017 in connection with the Merger. Taking into account the voting rights of each share of Colony NorthStar Class B Common Stock, which is equal to 36.5 votes per share of Colony NorthStar Class B Common Stock, following the Merger, the former stockholders of the Company, NSAM and NRF own, or have the right to own, approximately 33%, 34% and 33%, respectively, of the voting power of Colony NorthStar common stock.
The Merger is accounted for as a reverse acquisition with NSAM as the legal acquirer for certain legal and regulatory matters and the Company as the accounting acquirer for purposes of financial reporting.
As the Merger is accounted for as a reverse acquisition, the consideration transferred in common stock is measured based upon the number of shares of common stock the Company, as the accounting acquirer, would theoretically have to issue to the shareholders of NSAM and NRF to achieve the same ratio of ownership in Colony NorthStar upon completion of the Merger, which was computed as the number of shares of NSAM and NRF common stock outstanding immediately prior to the closing of the Merger divided by the exchange ratios of 1.4663 and 1.3335, respectively. Consideration transferred in preferred stock comprises Colony NorthStar preferred stock issued in exchange for NRF preferred stock, converted on a one-for-one basis. Total consideration transferred, comprising the implied shares of the Company's common stock issued and actual Colony NorthStar preferred stock issued, was valued at approximately $6.8 billion.
The Company is in the process of assessing the fair value of assets acquired and liabilities assumed and completing the allocation of purchase price for the Merger.

FORWARD-LOOKING STATEMENTS
Some of the statements contained in the following discussion constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we intend such statements to be covered by the safe harbor provisions contained therein. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.
The forward-looking statements contained in the following discussion reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•	the market, economic and environmental conditions in the industrial real estate, single-family rental, and lodging sectors;

▪	our business and investment strategy, including the ability of Colony Starwood Homes, in which we have a significant investment, to execute its single-family home rental strategy;

•	our ability to generate revenue from the single-family homes in which we own an interest;

•	our ability to dispose of our real estate investments quickly;

•	the performance of the hotels in which we own an interest;

▪	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy or the demand for commercial real estate loans;

▪	our projected operating results;

▪	actions, initiatives and policies of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

▪	the state of the U.S. and global economy generally or in specific geographic regions;

▪	our ability to obtain and maintain financing arrangements, including securitizations;

▪	the amount and value of commercial mortgage loans requiring refinancing in future periods;

▪	the availability of attractive investment opportunities;

▪	the availability and cost of debt financing from traditional lenders;

▪	the volume of short-term loan extensions;

▪	the demand for new capital to replace maturing loans;

▪	our expected leverage;

▪	the general volatility of the securities markets in which we participate;

▪	changes in the value of our assets;

▪	interest rate mismatches between our target assets and any borrowings used to fund such assets;

▪	changes in interest rates and the market value of our target assets;

▪	changes in prepayment rates on our target assets;

▪	effects of hedging instruments on our target assets;

▪	rates of default or decreased recovery rates on our target assets;

▪	the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

▪	our ability to maintain our qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes;

▪	our ability to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

▪	the availability of opportunities to acquire commercial mortgage-related, real estate-related and other securities;

▪	the availability of qualified personnel;

▪	estimates relating to our ability to make distributions to our stockholders in the future; and

▪	our understanding of our competition.
While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. We caution investors not to place undue reliance on these forward-looking statements and urge you to carefully review the disclosures we make concerning risks in the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations.
We refer to Colony Capital, Inc. as “we,” “us,” “Company,” or “our,” unless we specifically state otherwise or the context indicates otherwise. We refer to our manager, Colony Financial Manager, LLC, as the "Manager,” and the former parent company of the Manager, Colony Capital, LLC, together with its consolidated subsidiaries (other than us), as “CCLLC.”
Overview
As of December 31, 2016, we are a leading global real estate and investment management firm headquartered in Los Angeles, California with more than 300 employees. Through our global investment management business, which has operated under the Colony Capital brand for more than 25 years, we have $16.8 billion of assets under management and $6.9 billion of fee-earning equity under management as of December 31, 2016. We rely on the experience and relationships cultivated over this period to target attractive risk-adjusted returns for our investors by investing primarily in real estate and real estate-related assets. We manage capital on behalf of both Company shareholders and limited partners in private investment funds under our management where the Company may earn management fees and carried interests. Our investment portfolio is primarily composed of: (i) real estate equity; (ii) real estate and real estate-related debt; and (iii) investment management of Company-sponsored private equity funds and vehicles.
We were organized on June 23, 2009 as a Maryland corporation. We operate as a REIT and generally are not subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain qualification as a REIT, although we are subject to U.S. federal income tax on income earned through our taxable subsidiaries. We also operate our business in a manner that will permit us to maintain our exemption from registration as an investment company under the 1940 Act.
Merger with NorthStar
On June 2, 2016, the Company entered into a definitive Agreement and Plans of Merger (the “Merger Agreement”) with NorthStar Asset Management Group Inc. ("NSAM") and NorthStar Realty Finance Corp. (“NRF”) under which the companies intended to combine in an all-stock merger transaction (the "Merger") to form Colony NorthStar, Inc. ("Colony NorthStar"), the publicly-traded company of the combined organization.
On December 20, 2016, the Merger was approved by the shareholders of the Company, NSAM and NRF. The Merger closed on January 10, 2017, after remaining customary conditions were satisfied and all relevant regulatory approvals were received.
The former stockholders of the Company, NSAM and NRF own, or have the right to own, approximately 33.25%, 32.85% and 33.90%, respectively, of Colony NorthStar, on a fully diluted basis, excluding the effect of certain equity-based awards issued in 2017 in connection with the Merger. Taking into account the voting rights of each share of Colony NorthStar Class B Common Stock, which is equal to 36.5 votes per share of Colony NorthStar Class B Common Stock, following the Merger, the former stockholders of the Company, NSAM and NRF own, or have the right to own, approximately 33%, 34% and 33%, respectively, of the voting power of Colony NorthStar common stock.
The Merger creates a significantly larger, more scalable and diversified, internally-managed REIT that includes an established institutional and retail investment management platform.
The senior executives of the Company make up predominantly the senior management of Colony NorthStar with Thomas J. Barrack Jr. as the Executive Chairman and Richard B. Saltzman as the Chief Executive Officer. The board of directors of Colony NorthStar will consist of 10 members, of whom five will be designated by the Company, and five by NSAM and NRF collectively.
Refer to Note 23 to the Consolidated Financial Statements for further details. Additional information about the Merger and the Merger Agreement are set forth in the Company's Current Reports on Form 8-K filed with the SEC on June 8, 2016 and October 17, 2016, the joint proxy statement/prospectus on Form S-4 initially filed by Colony NorthStar with the SEC on July 29, 2016, as amended from time to time (collectively, the "Form S-4") and the Current Report on Form 8-K12B filed by Colony NorthStar on January 10, 2017.
Combination Transaction
Prior to April 2, 2015, we were externally managed and advised by the Manager, which was a wholly-owned subsidiary of CCLLC, a privately held global real estate investment firm founded in 1991 by Thomas J. Barrack, Jr., our Executive Chairman.

On March 31, 2015, our shareholders approved the acquisition by our operating subsidiary Colony Capital Operating Company, LLC ("Operating Company" or “OP”) of substantially all of CCLLC's real estate and investment management businesses and operations, which closed on April 2, 2015 (the "Combination").
Prior to the Combination, CCLLC sponsored approximately $24 billion of equity across a variety of distinct funds and investment vehicles that collectively invested over $60 billion of total capital. Our acquisition of CCLLC's investment management business provided us with approximately $9 billion of third party fee-paying equity under management at the time of closing. Following the Combination, we became a self-managed REIT and employ the full management and investment team of CCLLC. Pursuant to the Combination, CCLLC's management contracts for its existing real estate and non-real estate funds and investment vehicles, other than CCLLC's interests in then Colony American Homes ("CAH," renamed Colony Starwood Homes, subsequent to a merger with Starwood Waypoint Residential Trust ("SWAY") in January 2016), were contributed to the Company. As a result of the Combination, we now have the right to conduct all future Colony-branded investment activities, including the formation of real estate and non-real estate private investment funds, and own the Colony name and related intellectual property. The consideration for the Combination was paid primarily in the form of the Company’s Class A common stock, Class B common stock and membership units in OP ("OP Units," exchangeable for cash based upon the market value of an equivalent number of shares of Class A common stock, or at the Company's election, shares of Class A common stock on a one-for-one basis).
Upon consummation of the Combination, all of CCLLC’s senior executives became employed by the Company. In order to further demonstrate their collective long term commitment to the Company’s business, Messrs. Barrack and Saltzman entered into five-year employment agreements, certain other key senior executives entered into three-year employment agreements, and all such executives entered into or are subject to lock-up arrangements with the Company, which, subject to certain exceptions for estate planning, partial share pledges and tax-related sales, generally restrict them from transferring their respective interests in OP Units and/or shares received in the Combination on a ratable basis over the same period as their respective employment agreement terms.
Our Business
Our business objective is to provide attractive risk-adjusted returns to our investors through (i) a diversified portfolio of direct and indirect real estate-related equity and real estate debt investments and (ii) fee bearing management contracts on investment funds that we manage. We expect that these returns will be delivered to our investors through both current yield in the form of regular-way and special dividends and potential capital appreciation.
Our investments are diversified across a wide spectrum of commercial real estate property types (including but not limited to, office, industrial, retail, hospitality, education, single-family and multifamily residential), and geographies, primarily within North America and Europe. These investments and our business are organized in five reportable segments as described in "—Segments" below.
Highlights
Significant developments in our business include:

•
On June 2, 2016, entered into a definitive Merger Agreement with NSAM and NRF to combine in an all-stock merger to form Colony NorthStar. The Merger was approved by the shareholders of the Company, NSAM and NRF on December 20, 2016 and closed on January 10, 2017;

•	In January 2016, closed the merger between our equity method investee, CAH, and SWAY;

•	In February 2016, realized a gain of $49.3 million from the sale of a foreclosed property in Germany, of which $35.1 million was attributable to noncontrolling interests in investment entities;

•
On March 31, 2016, amended our credit facility which increased our borrowing capacity by $50 million to $850 million and at a lower interest rate of one-month LIBOR plus 2.25% per annum (from 2.75% per annum) for a four year term with two six-month extensions. Subsequently, on January 10, 2017, under Colony NorthStar, the borrowing capacity of our credit facility was further increased to $1 billion, and maturity date extended to January 11, 2021, with two six-month extension options;

•
In June 2016, realized a gain of $45.0 million from a redemption of our profit participation interest in an equity method investee by our joint venture partner, of which $7.5 million was attributable to noncontrolling interests in investment entities;

•	In September 2016, held a closing of our sponsored open-end industrial fund. Total committed capital of $312 million has been called as of December 31, 2016;

•
Significant acquisitions in our other real estate equity segment in 2016 include a portfolio of 23 industrial properties in Spain and an office property in France for total purchase price of $112.6 million. Additionally, our light industrial portfolio in the U.S. acquired 30 additional buildings for an aggregate purchase price of $314.1 million; and

•	In 2016, $551.5 million of loans were originated or acquired, including additional advances under existing commitments, collateralized by commercial real estate and land development.
Segments
We operate our business in the following reportable segments:
Real Estate Equity

•
Light industrial real estate assets and associated operating platform, held through a co-investment partnership formed and managed by us acting as general partner, which represented a new segment upon acquisition in December 2014;

•
Single-family residential rentals through equity method investments in Colony Starwood Homes (SFR), subsequent to the merger of CAH and SWAY in January 2016, and Colony American Finance, LLC ("CAF," formerly a subsidiary of CAH);

•
Other real estate equity investments, which include real estate acquired in settlement of loans or from acquisition of operating properties, common equity in real estate or related companies, and certain preferred equity investments with profit participation meeting certain risk or return profiles;

Real Estate Debt

•
Originations including senior and subordinated loans, commercial mortgage backed securities and preferred equity, as well as secondary loan acquisitions including performing and non-performing commercial real estate debt; and

Investment Management

•	Investment management of Company-sponsored funds and other investment vehicles, which formed a new reportable segment following the Combination on April 2, 2015.
The five reportable segments represent distinct revenue streams to the Company, consisting of rental and property operating income, interest income and fee income, respectively. Costs which are directly attributable, or otherwise can be subjected to a reasonable and systematic allocation, have been allocated to each of the reportable segments.

Condensed Segment Balance Sheets

	Real Estate Equity
($ in thousands)	Light Industrial	Single Family Residential Rentals	Other	Real Estate Debt	Investment Management	Amounts Not Allocated to Segments	Total
December 31, 2016
Assets
Cash	$132,524	$—	$75,945	$145,631	$15,704	$6,201	$376,005
Loans receivable, net
Held for investment	—	—	—	3,432,992	—	—	3,432,992
Held for sale	—	—	—	29,353	—	—	29,353
Real estate assets, net
Held for investment	1,969,247	—	1,266,132	8,252	—	—	3,243,631
Held for sale	23,504	—	130,929	69,521	—	—	223,954
Equity method investments	—	373,867	241,987	305,878	13,187	18,340	953,259
Other investments	—	—	99,736	23,446	—	—	123,182
Goodwill	20,000	—	—	—	660,127	—	680,127
Deferred leasing costs and intangible assets, net	86,308	—	142,811	165	70,696	—	299,980
Other assets	36,089	—	45,294	231,125	22,138	63,863	398,509
Total assets	$2,267,672	$373,867	$2,002,834	$4,246,363	$781,852	$88,404	$9,760,992
Liabilities
Debt, net	$999,560	$—	$892,604	$766,880	$—	$1,056,574	$3,715,618
Intangible liabilities, net	12,134	—	8,928	—	—	—	21,062
Other liabilities	51,456	—	72,779	73,511	70,482	139,157	407,385
Total liabilities	1,063,150	—	974,311	840,391	70,482	1,195,731	4,144,065
Equity
Stockholders' equity	529,424	327,865	544,561	1,719,186	623,839	(971,076)	2,773,799
Noncontrolling interests:
Investment entities	600,815	—	407,555	1,445,568	—	—	2,453,938
Operating Company	74,283	46,002	76,407	241,218	87,531	(136,251)	389,190
Total equity	1,204,522	373,867	1,028,523	3,405,972	711,370	(1,107,327)	5,616,927
Total liabilities and equity	$2,267,672	$373,867	$2,002,834	$4,246,363	$781,852	$88,404	$9,760,992

By Geography: (1)
United States	100%	100%	43%	75%	NA	NA
Europe	—%	—%	57%	24%	NA	NA
Other	—%	—%	—%	1%	NA	NA

	Real Estate Equity
($ in thousands)	Light Industrial	Single Family Residential Rentals	Other	Real Estate Debt	Investment Management	Amounts Not Allocated to Segments	Total
December 31, 2015
Assets
Cash	$12,129	$—	$61,548	$70,086	$28,499	$13,592	$185,854
Loans receivable, net
Held for investment	—	—	—	4,048,477	—	—	4,048,477
Held for sale	—	—	—	75,002	—	—	75,002
Real estate assets, net
Held for investment	1,765,159	—	1,347,099	19,960	—	—	3,132,218
Held for sale	6,110	—	197,860	93,917	—	—	297,887
Equity method investments	—	394,783	195,353	214,218	9,794	10,449	824,597
Other investments	—	—	99,868	—	—	—	99,868
Goodwill	20,000	—	—	—	658,267	—	678,267
Deferred leasing costs and intangible assets, net	81,861	—	155,808	140	87,704	—	325,513
Other assets	40,743	—	37,258	212,747	13,949	66,930	371,627
Total assets	$1,926,002	$394,783	$2,094,794	$4,734,547	$798,213	$90,971	$10,039,310
Liabilities
Debt, net	$1,092,277	$—	$994,160	$1,143,304	$—	$949,062	$4,178,803
Intangible liabilities, net	12,339	—	12,183	—	—	—	24,522
Other liabilities	43,717	—	71,819	126,939	45,406	131,864	419,745
Total liabilities	1,148,333	—	1,078,162	1,270,243	45,406	1,080,926	4,623,070
Equity
Stockholders' equity	430,140	342,938	513,124	1,766,719	653,941	(859,946)	2,846,916
Noncontrolling interests:
Investment entities	282,500	—	425,934	1,430,491	—	—	2,138,925
Operating Company	65,029	51,845	77,574	267,094	98,866	(130,009)	430,399
Total equity	777,669	394,783	1,016,632	3,464,304	752,807	(989,955)	5,416,240
Total liabilities and equity	$1,926,002	$394,783	$2,094,794	$4,734,547	$798,213	$90,971	$10,039,310

By Geography: (1)
United States	100%	100%	42%	81%	NA	NA
Europe	—%	—%	58%	18%	NA	NA
Other	—%	—%	—%	1%	NA	NA
__________

(1)	Geographic breakdown was based on net assets of the underlying investments held by the respective segments at December 31, 2016 and 2015.
Results of Operations
Effects of the Combination
Effective April 2, 2015, with the closing of the Combination, our business has expanded to include investment management, which provides a new source of revenue in the form of fee income. Following the internalization of our Manager, we have replaced management fees with directly incurred costs such as compensation, overhead costs and other administrative expenses.
Additionally, as a result of the Combination in which we became the investment manager of Colony-sponsored funds, we are now deemed to hold a controlling financial interest in 52 real estate investment entities that have participating interests from these funds. We previously accounted for these investment entities under the equity method, reflecting only our proportionate interests in these entities. We did not acquire any additional interests nor dispose any existing interests in these investment entities in conjunction with the Combination. Beginning April 2, 2015, we now consolidate these 52 investments entities. Consequently, our results for the periods before and after the Combination are not directly comparable. Upon consolidation, we remeasured the assets and liabilities of these consolidated investment entities at fair value and recognized a total gain of $41.5 million, net of cumulative translation adjustment reclassified to earnings, and a related deferred income tax expense of $3.5 million. The consolidation of these investment entities resulted in a gross-up of total income, before the effect of lower equity in income of unconsolidated joint ventures, as well as total expenses, with a corresponding increase in net income attributable to noncontrolling interests in investment entities.
The following table summarizes our segment results:

Year Ended December 31,	Total Income (Loss)			Net (Loss) Income			Net (Loss) Income Attributable to Colony Capital, Inc.
(In thousands)	2016	2015	2014	2016	2015	2014	2016	2015	2014
Real Estate Equity:
Light Industrial (1)	$196,357	$162,540	$5,365	$(3,003)	$(21,178)	$(8,667)	$(911)	$(9,560)	$(5,524)
Single Family Residential Rentals	(9,722)	(14,787)	(15,901)	(9,722)	(14,787)	(15,901)	(8,189)	(13,033)	(15,901)
Other Real Estate Equity	247,233	152,390	18,832	131,397	20,896	7,862	72,338	24,726	5,840
Real Estate Debt	425,223	473,785	291,457	305,994	370,872	267,718	157,819	232,814	230,035
Investment Management (2)	70,576	63,919	NA	21,287	20,953	NA	17,961	17,575	NA
__________

(1)	Results of the light industrial segment in 2014 is for the period from December 18, 2014 to December 31, 2014.

(2)	Results of the investment management segment in 2015 is for the period from April 2, 2015 to December 31, 2015.
Equity—Light Industrial

	Year Ended December 31,		Period From December 18, 2014 to December 31, 2014 (1)	Change
(In thousands)	2016	2015		2016 vs. 2015	2015 vs. 2014 (1)
Income
Interest income	$2	$7	$—	$(5)	$7
Property operating income	194,670	161,863	5,365	32,807	156,498
Other income	1,685	670	—	1,015	670
Total income	196,357	162,540	5,365	33,817	157,175
Expenses
Transaction, merger integration, investment and servicing costs	1,088	4,038	7,754	(2,950)	(3,716)
Interest expense	44,834	37,338	1,321	7,496	36,017
Property operating expenses	55,924	54,581	1,544	1,343	53,037
Depreciation and amortization	88,854	82,447	3,391	6,407	79,056
Impairment loss	407	450	—	(43)	450
Compensation expense	7,856	3,633	—	4,223	3,633
Administrative expenses	2,699	1,631	—	1,068	1,631
Total expenses	201,662	184,118	14,010	17,544	170,108
Gain on sale of real estate assets, net	2,888	108	—	2,780	108
Other loss, net	—	(192)	(22)	192	(170)
Income tax benefit (expense)	(586)	484	—	(1,070)	484
Net loss	(3,003)	(21,178)	(8,667)	18,175	(12,511)
Net loss attributable to noncontrolling interests:
Investment entities	(1,924)	(10,460)	(3,143)	8,536	(7,317)
Operating Company	(168)	(1,158)	—	990	(1,158)
Net loss income attributable to Colony Capital, Inc.	$(911)	$(9,560)	$(5,524)	$8,649	$(4,036)
__________

(1)	Results for the period from acquisition date of December 18, 2014 through December 31, 2014 are not comparable to results for a full year in 2015 and 2016.
Our strategy is to pursue accretive asset acquisitions, capturing the benefits of scale as one of the few institutional investors primarily focused on the fragmented light industrial sector.
Light industrial buildings are (i) multi-tenant industrial assets with up to 500,000 leasable square feet or (ii) single tenant industrial assets with up to 250,000 leasable square feet, and contain 20% or less office space. These buildings are typically located in supply-constrained, in-fill locations. They are designed to meet the local and regional distribution needs of businesses of every size, from large international to local and regional firms, by providing smaller industrial distribution spaces located closer to a company's customer base.
Our investment in the light industrial portfolio, initially acquired in December 2014, is made alongside third party limited partners through a joint venture, composed of two sponsored and managed partnerships (including our recently closed open-end industrial fund, as discussed below). We had also acquired, in December 2014, full ownership of the associated operating platform, which provides for vertical integration from acquisition and development to asset management and property management of the light industrial assets.
In September 2016, we held a closing of our sponsored open-end industrial fund, which allowed us to bring in new investors into the light industrial portfolio through an open-end fund platform. At December 31, 2016, we have contributed $618.5 million of capital and have a 49% interest in the light industrial portfolio based on net asset value, while third party limited partners have made capital contributions of $668.5 million.
Operating Metrics
The light industrial portfolio has a diversified tenant base of 852 tenants, of which 73% are international and national companies. The top ten tenants made up only 8% of the portfolio based on annualized gross rent as of December 31, 2016.
See "—Information About Our Real Estate Portfolios" for additional information on the real estate assets held within our light industrial portfolio at December 31, 2016, summarized below.

	Number of Properties	Number of Buildings	Rentable Square Feet (in thousands)	Annualized Base Rent (in thousands) (1)	Percentage Leased
December 31, 2016	296	346	37,613	$161,102	96%
December 31, 2015	278	325	34,738	135,936	93%
_________

(1)
Represents annualized fixed base rental amount using rental revenue computed on a straight-line basis in accordance with GAAP and excludes the impact of amortization of above- and below-market lease values.

2016 Activity

•	Total portfolio leased percentage increased from 93% at December 31, 2015 to 96% at December 31, 2016, adding 2,875,000 rentable square feet, net of dispositions.

•
Leasing activity continued at a steady pace with 106 new leases totaling 2.7 million square feet and 107 lease renewals totaling approximately 4.4 million square feet. Tenant retention based on square footage was 68% for the year. At December 31, 2016, no more than 16% of existing leases are scheduled to expire in any single year over the next ten years.

•	Acquisitions and dispositions in 2016 are summarized below:
Acquisitions

Date	Market	Number of Buildings	Rentable Square Feet (in thousands)	Occupancy % At Acquisition	Purchase Price (in thousands)
February	Baltimore	2	201	96%	$17,625
April	Orlando	4	669	95%	55,650
July	Phoenix	1	60	100%	4,250
August	Minneapolis	4	899	100%	62,585
September	Dallas	7	568	97%	61,525
October	Dallas	3	230	88%	20,950
October	Orlando	3	479	84%	47,900
December	Dallas	2	250	100%	19,300
December	Orlando	4	382	100%	24,325
		30	3,738		$314,110
Through February 2017, we have closed on the acquisition of three buildings in Austin and four buildings in Orlando, all of which were fully occupied at time of acquisition, aggregating to 1.4 million square feet.

Dispositions
Dispositions reflect the recycling of capital into newer assets to continually improve the overall quality of our portfolio.

Date	Market	Number of Properties	Number of Buildings	Rentable Square Feet (in thousands)	Proceeds from Sale (in thousands)	Realized Gain (in thousands)
January	Atlanta	1	1	69	$1,736	$384
March	Houston	1	1	96	6,385	397
May	Phoenix	1	1	57	1,800	19
July	Atlanta	1	1	100	2,178	169
September	Memphis	3	3	383	9,563	1,780
November	Atlanta	1	1	80	2,237	—
November	Minneapolis	1	1	79	2,350	139
		9	9	864	$26,249	$2,888
At December 31, 2016, there were eight properties in the Chicago market totaling 1.2 million square feet that were held for sale.
Segment Balance Sheets
At December 31, 2016, our real estate carrying value was approximately $2.0 billion, financed by $1.0 billion of outstanding debt principal, of which $0.6 billion was fixed rate debt and $0.4 billion floating rate debt. This included real estate held for sale with total carrying value of $23.5 million and accompanying debt principal of $22.9 million.
Over time, we have been replacing the short-term floating rate bridge debt used to finance the initial acquisition of the light industrial portfolio in December 2014 with longer term, fixed rate debt. Between July 2015 and December 2016, we have obtained $0.6 billion of fixed rate debt from five different lenders. Proceeds from the fixed rate debt were used to refinance the floating rate acquisition debt, pay down amounts outstanding under our $100.0 million revolving credit facility, finance new acquisitions and applied as working capital. As of December 31, 2016, we have paid down approximately $0.7 billion of the floating rate acquisition debt through a combination of refinancing, property sales and additional capital contributions received from new investors in 2016.
Segment Results of Operations
2016 compared to 2015
In 2015, we owned 62% of the light industrial portfolio. Beginning in September 2016, through our first sponsored open-end industrial fund, we were able to inject additional capital into the platform from the new fund investors and our interest in the light industrial portfolio was diluted to 49% based on net asset value as of December 31, 2016.
2016 recorded a lower net loss attributable to stockholders of $0.9 million compared to a net loss of $9.6 million in 2015.
Property Operating Income and Property Operating Expenses—Total property operating income increased 20% to $194.7 million, while total property operating expenses recorded a minimal increase of 2% to $55.9 million.
Overall improvements in operating results stem from continued growth and scalability of the portfolio with increased leasing activity and rental rates across the portfolio. Most markets continue to lean in favor of the landlord, providing for rising rental rates on renewals, and the ability to minimize incentives such as tenant improvements and rental abatements.
Same Store Analysis

	Year Ended December 31,
(In thousands)	2016	2015	Change %
Same Store: (1)
Property operating income	$152,465	$146,197	4%
Property operating expenses	45,582	49,554	-8%
__________

(1)
Our same store portfolio comprises 245 properties, which includes the same properties that were owned in 2016 and 2015, and excludes properties that were acquired or sold at any time during the year in 2016 and 2015.

Same store property operating income increased 4%, while property operating expenses decreased 8%.

•
The increase in same store property operating income resulted from a combination of increased occupancy, higher negotiated market rental rates on new and renewal lease transactions, and contractual rental rate increases within existing leases.

•	Lower same store property operating expenses can be attributed in part to cost savings from bundling of insurance policies in 2016.
Other Income—This pertains to fee income under a property management contract that was assigned by an affiliate to the Company subsequent to June 2015.
Transaction, Merger Integration, Investment and Servicing Costs—2016 recorded $1.1 million of costs, a decrease of $3.0 million from 2015.
This is because 2015 included fees paid to an affiliate for property management services. Beginning in May 2015, employees of the affiliate became employees of the Company and compensation costs were incurred directly in lieu of fee expense.
Additionally, the decrease was driven by the volume of acquisitions where transaction costs were expensed, with 34 buildings acquired in 2015 compared to 18 buildings through the third quarter of 2016. The 12 buildings acquired in the fourth quarter of 2016 were treated as asset acquisitions and $0.7 million of associated transaction costs were capitalized following our adoption of a new accounting guidance. There were no capitalized transaction costs in 2015.
Interest Expense—Interest expense was $7.5 million higher due to a higher effective interest rate in 2016 and accelerated recognition of debt financing costs resulting from debt refinancing in 2016.
Depreciation and Amortization—Increases in depreciation and amortization in 2016 were consistent with the overall net growth in assets within our portfolio.
Impairment Loss—Impairment loss incurred in both years were associated with properties sold, reflecting primarily selling costs.
Compensation Expense—Compensation cost was higher in 2016, largely due to employees of the acquired operating platform who became employees of the Company beginning in May 2015.
Administrative Expense—Higher administrative expenses can be attributed in part to the outsourcing of quarterly property valuations to a third party service provider beginning in 2016.
Gain on Sale of Real Estate Assets—There were nine buildings disposed in 2016 compared to seven in 2015. Dispositions in 2016 recorded higher gains, in particular, a $1.8 million gain on three properties in Memphis.
Income Tax Expense—In 2015, the Company had recognized deferred tax benefits arising from net operating losses in its taxable REIT subsidiaries. In December 2016, the Company assessed that it is not more likely than not that all of the deferred tax benefits will be realized and therefore established a valuation allowance.
Equity—Single Family Residential Rentals

	Year Ended December 31,			Change
(In thousands)	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Loss from equity method investments	$(9,722)	$(14,787)	$(15,901)	$5,065	$1,114
Net loss attributable to noncontrolling interests in Operating Company	(1,533)	(1,754)	—	221	(1,754)
Net loss attributable to Colony Capital, Inc.	$(8,189)	$(13,033)	$(15,901)	$4,844	$2,868
At December 31, 2016, our investment in single-family residential rental homes represents a 14.0% interest in SFR and a 17.4% interest in CAF, reported under the equity method. SFR is in the business of acquiring single family residential properties either directly or indirectly through joint venture investments, renovating and managing these properties to hold for investment and generating rental income through operating leases. CAF is a specialty finance company that lends to owners of single family homes for rent.
Significant Development in 2016
On January 5, 2016, CAH and SWAY completed a merger of the two companies into Colony Starwood Homes (NYSE: SFR), in a stock-for-stock transaction. The combined internally-managed company has total assets of $6.6 billion at December 31, 2016 and has already achieved significant cost synergies.

Upon completion of the merger, based on each company’s net asset value, existing SWAY shareholders and the former owner of the SWAY manager owned approximately 41% of the shares of the combined company, while former CAH shareholders owned approximately 59%. At closing, we received approximately 15.1 million SFR shares, representing 13.8% of the combined company. Following a stock repurchase by SFR of approximately 2 million shares in the first quarter of 2016, our interest in SFR increased to 14.0%. Our interest in SFR is valued at approximately $492 million based on the closing price of its common stock on February 24, 2017. Our holdings of SFR stock were subject to a nine-month lock-up which expired in October 2016.
Immediately prior to completion of the merger, CAH effected an internal reorganization to exclude its subsidiary, CAF, from the merger. As a result of the reorganization, the Company retained its 19.0% ownership interest in CAF. In June 2016, CAF received additional capital previously committed by its third party investors, which resulted in a decrease in the Company's interest in CAF to 17.4%.
Operating Metrics
Post-merger, SFR owns and manages more than 35,000 homes with an overall portfolio occupancy of 94% as of December 31, 2016.

	Number of Homes	Occupancy Rate
December 31, 2016	35,000+ homes	94%
December 31, 2015	18,800+ homes	95%
Segment Results of Operations
2016 compared to 2015
At December 31, 2016, our interests in SFR and CAF had carrying values of $315.1 million and $58.8 million, respectively. In 2016, we received total distributions of $11.2 million from legacy CAH, SFR and CAF, with SFR dividends at $0.22 per share, received in arrears each quarter.
2016 reflects our share of results from the single family residential rentals business post SWAY merger. Our combined share of net loss for year ended December 31, 2016 comprised $11.3 million of net loss from SFR and $1.6 million of net income from CAF.
Our share of net loss from SFR in 2016 included real estate depreciation and amortization expense of $24.9 million, transaction and integration costs of $4.2 million, as well as $2.5 million of net loss from the legacy SWAY nonperforming loans business. SFR intends to exit the nonperforming loans business in the near term and has classified it as a discontinued operation.
Our share of results in 2015 comprises net losses of $0.4 million and $14.4 million from CAF and the legacy CAH business, respectively, in which the latter included real estate depreciation and amortization of $25.3 million.
2015 compared to 2014
At December 31, 2015, our 23.3% interest in CAH had a carrying value of $394.8 million, including $57 million of our share of CAF’s book value. We received total distributions of $85.0 million from CAH in 2015, which included a special distribution from proceeds received by CAH through its third securitization transaction in the second quarter of 2015.
In 2015, our share of results from CAH improved to a lower net loss of $13.0 million compared to a net loss of $15.9 million in 2014. These results include our share of real estate depreciation and amortization of $25.3 million in 2015 and $18.5 million in 2014. The lower net loss reflects improvements in the operating results of CAH as occupancy increased from 87% to 95% between December 31, 2014 and 2015 following higher renovation and leasing productivity.

Equity—Other Real Estate Equity

	Year Ended December 31,			Change
(In thousands)	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Income
Interest income	$14	$16	$—	$(2)	$16
Property operating income	170,646	134,043	15,597	36,603	118,446
Income from equity method investments	75,962	18,272	3,235	57,690	15,037
Other income	611	59	—	552	59
Total income	247,233	152,390	18,832	94,843	133,558
Expenses
Transaction, merger integration, investment and servicing costs	6,728	22,432	245	(15,704)	22,187
Interest expense	42,440	19,441	4,355	22,999	15,086
Property operating expenses	55,909	58,035	4,019	(2,126)	54,016
Depreciation and amortization	63,039	38,452	5,786	24,587	32,666
Impairment loss	2,642	4,539	—	(1,897)	4,539
Compensation expense	3,201	2,021	—	1,180	2,021
Administrative expenses	5,305	2,008	—	3,297	2,008
Total expenses	179,264	146,928	14,405	32,336	132,523
Gain on sale of real estate assets, net	65,887	6,970	—	58,917	6,970
Gain on remeasurement of consolidated investment entities, net	—	10,223	—	(10,223)	10,223
Other gain, net	7,002	1,613	—	5,389	1,613
Income tax benefit (expense)	(9,461)	(3,372)	3,435	(6,089)	(6,807)
Net income	131,397	20,896	7,862	110,501	13,034
Net income (loss) attributable to noncontrolling interests:
Investment entities	46,016	(7,384)	2,022	53,400	(9,406)
Operating Company	13,043	3,554	—	9,489	3,554
Net income attributable to Colony Capital, Inc.	$72,338	$24,726	$5,840	$47,612	$18,886
Our investments in other real estate equity comprise interests in a diverse portfolio of real estate assets that includes multifamily, office, retail, hotel, industrial, educational institutions and other commercial properties, held directly or indirectly through unconsolidated joint venture investments. Certain of our equity interests were obtained through foreclosures or deed-in-lieu of foreclosure on collateral assets from originated or acquired debt.
Operating Metrics
See "—Information About Our Real Estate Portfolios" for additional information on the properties wholly-owned or partially-owned by us that were consolidated within our other real estate equity segment at December 31, 2016.
Investments
Activities in the other real estate equity segment in 2016 is summarized below:
Acquisitions of real estate

Date	Location	Type	Number of Properties	Number of Buildings	Rentable Square Feet (in thousands)	Purchase Price (in thousands)
January	Spain	Industrial	23	23	1,625	$94,403
April	Massachusetts, U.S.	Industrial—Net lease (1)	1	1	450	34,900
April	United Kingdom	Mixed use (2)	11	15	734	—
May	France	Office	1	5	171	18,204
			36	44	2,980	$147,507
__________
(1) Sold in August 2016.
(2) Twelve properties were acquired through foreclosure in April 2016, and one property was sold in June 2016. As of December 31, 2016, an additional three properties have been sold and two properties remained as held for sale.

Dispositions of real estate

Date	Location	Type	Number of Properties	Realized Gain (in thousands)
February	Germany	Office	1	$49,330
August	Massachusetts, U.S.	Industrial—Net lease	1	3,596
Various	United Kingdom	Office	3	1,310
Various	United Kingdom	Mixed Use	6	1,907
Various	Italy	Office	9	1,664
Various	Various in U.S	Hotels	27	8,080
			47	$65,887
Commitments
At December 31, 2016, the Company has commitments for additional funding totaling $38.8 million in its equity method investments, to satisfy future investments, operating costs, guaranties or other commitments of the venture entities.
Segment Balance Sheets
Real Estate and Debt—At December 31, 2016, real estate balance was approximately $1.4 billion, financed by outstanding debt principal of $0.9 billion, comprising $0.5 billion fixed rate debt and $0.4 billion floating rate debt. Real estate held for sale made up $130.9 million of this balance, with $59.2 million of associated debt principal outstanding at December 31, 2016.
Equity Method Investments—Significant new investments in 2016 include $68.0 million preferred equity in a real estate holding company and $14.8 million in a real estate development joint venture. Additionally, the Company, through an equity method joint venture with a private fund managed by the Company, formed a vehicle that invests in the common stock and preferred stock of publicly traded U.S. REITs, including securities of the Company. The Company holds an approximate 4.3% interest in the vehicle, which had a carrying value of $5.4 million at December 31, 2016.
In June 2016, we redeemed our preferred equity investment, including profit participation, in a joint venture financing a multifamily portfolio. Our investment had a carrying value of $117.2 million and we realized a gain of $45.0 million upon redemption.
Segment Results of Operations
2016 compared to 2015
Net income attributable to stockholders increased $47.6 million.
Property Operating Income—The increase of $36.6 million or 27% was due largely to the following: (i) approximately $61.0 million from new investments, including foreclosures; (ii) an additional quarter of income in 2016 totaling $19.1 million from consolidation of investments post-Combination; partially offset by (iii) $41.7 million decrease from dispositions in 2016, primarily from our hotel portfolio.
Income from Equity Method Investments—The significant increase of $57.7 million in 2016 was due to the following: (i) $45.0 million gain from redemption of a preferred equity investment, including profit participation, of which $7.5 million was attributable to noncontrolling interest in investment entities; (ii) $2.1 million gain from sale of land by an investee; (iii) approximately $14.0 million gain from sale of a hotel property by an investee; (iv) $2.1 million net income from two new investments; partially offset by (v) net decrease in income from other investments.
Transaction, Merger Integration, Investment and Servicing Costs—The significant cost in 2015 can be attributed to $20.0 million of transaction cost incurred in the acquisition of a large portfolio of commercial properties in the United Kingdom.
Interest Expense—Interest expense was $23.0 million higher as 2016 included a full year of interest for various investment level financing obtained during the year in 2015 and financing on new acquisitions in 2016.
Property Operating Expenses—The 4% net decrease of $2.1 million was largely attributed to (i) $28.8 million decrease resulting from dispositions in 2016, primarily in our hotel portfolio, partially offset by (ii) approximately $15.0 million associated with new investments and (iii) an additional quarter of expenses in 2016 of $9.9 million from investments consolidated post-Combination.
Depreciation and Amortization—The increase was due to new acquisitions and previous equity method investments consolidated post-Combination in April 2015, partially offset by properties classified as held for sale or sold in 2016.

Impairment Loss—Impairment loss in 2016 comprised $1.5 million and $1.1 million in connection with our office portfolio in Italy and remaining held for sale properties in our hotel portfolio, respectively. In 2015, the impairment loss of $4.5 million related to our portfolio in Italy.
Compensation Expense—2015 reflected three months less of expenses which were borne directly by us subsequent to the Combination in April 2015. Additionally, higher compensation costs were allocated in 2016 consistent with the increasing acquisition activities and growth in assets in the other real estate equity segment.
Administrative Expenses—These expenses include professional service fees and local taxes incurred directly by our investment entities. Higher expenses reflects an additional quarter of costs in 2016 upon consolidation of these entities post-Combination in April 2015 as well as growth in assets in the other real estate equity segment.
Gain on Sale of Real Estate Assets—Disposition gains of $65.9 million in 2016 were driven by $49.3 million from a foreclosed office property in Germany and $8.1 million from our hotel portfolio. In comparison, disposition gains in 2015 comprised $6.0 million from three portfolios in Europe and $1.0 million from our hotel portfolio for a total gain of $7.0 million.
Gain on Remeasurement of Consolidated Investment Entities, Net—This was a one-time gain recorded upon remeasurement at fair value of previous equity method investments that we were deemed to control as a result of the Combination, and consolidated effective April 2015.
Other Gain (Loss), Net—The net gains in both years were due primarily to a foreign exchange derivative. The derivative was previously undesignated in 2015. In 2016, the derivative was designated as an accounting hedge, however a portion of the notional was dedesignated as our net investment in the subsidiary decreased over time due to depreciation of its underlying real estate assets. 2016 also included a $1.2 million legal settlement gain related to our hotel portfolio.
Income Tax Expense—2015 included $2.5 million of deferred tax expense in connection with the remeasurement gain upon consolidation of previous equity method investments. Excluding this impact in 2015, income tax expense would have increased $8.6 million. The increase in income tax expense can be attributed largely to the gain on sale of an office property in Germany and a hotel property held by our equity method investee as well as an increase in net operating income from our real estate investments in the United Kingdom.
2015 compared to 2014
Comparability of 2015 results to 2014 is affected by (i) the growth in our real estate equity portfolio through acquisition of 28 properties in 2015; and (ii) the consolidation of previous equity method investments, which resulted in a gross-up of income and expense items with a larger attribution to noncontrolling interests in investment entities, although this has no net effect to net income attributable to us, other than a remeasurement gain of $10.2 million.
Net income in 2015 was $20.9 million. Due to allocation of net losses to noncontrolling interests in investment entities, primarily due to transaction costs from a recent acquisition, our share of net income in 2015 was $24.7 million. In 2014, net income was $7.9 million with $5.8 million attributable to us after noncontrolling interests.
Upon consolidation of the investment entities that were accounted for as equity method investments prior to the closing of the Combination on April 2, 2015, we remeasured their assets, liabilities and noncontrolling interests at fair value and recognized a net remeasurement gain of $10.2 million, or $7.7 million after deferred tax expense. Excluding the effect of the net remeasurement gain, net income before attribution to noncontrolling interests increased approximately $13.2 million comparing 2015 to 2014. The various components making up this increase are discussed below.
Property operating income increased by $118.4 million from $15.6 million in 2014, of which $88.9 million was contributed by previous equity method investments consolidated in 2015 and $26.6 million from new acquisitions in 2015. Similarly, depreciation and amortization, property operating expenses and interest expense aggregated to $115.9 million in 2015 compared to $14.2 million in 2014, with $78.8 million of the increase resulting from consolidation in 2015 of previous equity method investments and $21.3 million from new acquisitions in 2015.
Income from equity method investments increased from $3.2 million in 2014 to $18.3 million in 2015. This is due to losses from new equity method investments in 2014 that became profitable in 2015.
Corresponding to the growth in our portfolio in 2015, significant transaction costs were incurred for new acquisitions, primarily $20.0 million in connection with an acquisition of a portfolio of commercial properties in the United Kingdom.
In 2015, we recorded impairment losses of $4.5 million related to a portfolio of properties in Italy. In the second half of 2015, we disposed certain properties in our portfolios in Italy and United Kingdom for a gain of $6.0 million as well as properties within our hotel portfolio for a gain of approximately $1.0 million.

The $1.6 million in other gain in 2015 represents unrealized gain on a foreign exchange derivative entered into in December 2015 that was economically hedging our investment in a foreign subsidiary. The derivative was subsequently designated as an accounting hedge in January 2016.
Income tax expense in 2015 was $3.4 million, consisting primarily of $2.5 million of deferred tax expense related to the remeasurement gain upon consolidation of the investment entities, compared to an income tax benefit of $3.4 million, largely due to net operating losses, in 2014.
In 2015, compensation and administrative costs of $4.0 million was directly attributable to the other real estate equity segment. In 2014, we incurred a management fee charge which was not allocated to reportable segments.
Real Estate Debt

	Year Ended December 31,			Change
(In thousands)	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Income
Interest income	$385,744	$417,149	$204,054	$(31,405)	$213,095
Property operating income	5,766	3,965	—	1,801	3,965
Income from equity method investments	26,714	46,596	86,495	(19,882)	(39,899)
Fee income	—	219	—	(219)	219
Other income	6,999	5,856	908	1,143	4,948
Total income	425,223	473,785	291,457	(48,562)	182,328
Expenses
Transaction, merger integration, investment and servicing costs	17,600	19,273	8,430	(1,673)	10,843
Interest expense	38,063	31,549	14,002	6,514	17,547
Property operating expenses	6,628	5,097	—	1,531	5,097
Depreciation and amortization	441	252	—	189	252
Provision for loan losses	35,005	37,475	197	(2,470)	37,278
Impairment loss	8,348	2,100	—	6,248	2,100
Compensation expense	10,696	11,582	—	(886)	11,582
Administrative expenses	6,507	4,939	577	1,568	4,362
Total expenses	123,288	112,267	23,206	11,021	89,061
Gain on sale of real estate assets, net	4,841	1,876	—	2,965	1,876
Gain on remeasurement of consolidated investment entities, net	—	31,263	—	(31,263)	31,263
Other gain (loss), net	(100)	(23,361)	165	23,261	(23,526)
Income tax expense	(682)	(424)	(698)	(258)	274
Net income	305,994	370,872	267,718	(64,878)	103,154
Net income attributable to noncontrolling interests:
Investment entities	118,992	103,983	37,683	15,009	66,300
Operating Company	29,183	34,075	—	(4,892)	34,075
Net income attributable to Colony Capital, Inc.	$157,819	$232,814	$230,035	$(74,995)	$2,779
Our real estate debt portfolio includes originations and acquisitions of senior loans and subordinated debt, including purchased credit-impaired ("PCI") loans. We hold our real estate debt investments and generate interest income either directly or indirectly through our investments in unconsolidated investment entities.
Investment Activities in 2016

•
New loans originated or acquired and additional advances under existing commitments totaled $551.5 million, with $285.7 million of these new loans invested alongside the Company's sponsored global real estate credit fund, and of which $75.3 million are PCI loans.

•	Loans with total carrying value of $221.0 million were sold during the year, with immaterial losses for costs related to dispositions.

•
At December 31, 2016, we have unfunded lending commitments to borrowers of $314.9 million or $140.9 million net of amounts attributable to noncontrolling interests, with another $16.5 million commitment under development and construction lending arrangements accounted for as equity method investments. Additionally, pursuant to the restructuring of a delinquent borrower, we committed to fund an investment of $23.6 million in the borrower.

•
In December 2016, we had made a deposit of $50.4 million for a bid on a nonperforming loan portfolio in Europe. In January 2017, our bid was successful and we have funded the remaining $452.6 million for the acquisition, with $366.7 million through third party financing.

Segment Balance Sheets
Loans Receivable—The following table summarizes our consolidated loans held for investment, both wholly-owned or partially owned by us.

	December 31, 2016			December 31, 2015
(In thousands)	Non-PCI	PCI	Total	Non-PCI	PCI	Total
Loans Held For Investment (1)
Carrying value, gross	$2,969,847	$528,741	$3,498,588	$3,382,308	$701,356	$4,083,664
Allowance for loan losses	(6,287)	(59,309)	(65,596)	(472)	(34,715)	(35,187)
Carrying value, net	$2,963,560	$469,432	$3,432,992	$3,381,836	$666,641	$4,048,477

Provision for loan losses (2)	$5,815	$29,049	$34,864	$846	$36,629	$37,475
__________

(1)	Excludes non-PCI loans with carrying values of $29.4 million and $75.0 million that were held for sale at December 31, 2016 and 2015, respectively.

(2)
Excludes immaterial provision on interest receivable. For loans not wholly-owned by us, provision for loan losses of $21.2 million and $26.4 million in 2016 and 2015, respectively, were attributed to noncontrolling interests in investments entities.

Debt—Investment level financing in the real estate debt segment was $0.8 billion at December 31, 2016, including two warehouse facilities and four mortgage securitizations which were accounted for as secured financing. At December 31, 2016, $27.9 million of debt principal outstanding on our warehouse financing was related to loans held for sale. In October 2016, we reduced the aggregate size of our warehouse facilities from $400 million to $125 million in light of current and expected near term utilization.
Equity Method Investments—New investments include two loans totaling $97.1 million made to borrowers for the acquisition, development and construction of real estate in Europe, in which we participate in expected residual profits from the projects. These arrangements are accounted for as equity method investments.
Segment Results of Operations
2016 compared to 2015
Net income attributable to stockholders decreased $75.0 million. 2015 had included a one-time remeasurement gain of $31.3 million upon consolidation of previous equity method investments post-Combination in April 2015. Excluding this gain, the decrease in net income attributable to stockholder would be $39.0 million.
Interest Income—Interest income in 2016 was $385.7 million compared to $417.1 million in 2015, a decrease of $31.4 million. The higher interest income in 2015 was due to (i) $59.7 million from payoff of two loans collateralized by real estate in Spain; and (ii) $39.9 million from foreclosure of a loan in which the foreclosed land was sold thereafter. Excluding the approximately $100.0 million impact from the two investments that had resolved in 2015, year over year interest income increased $68.2 million, with higher interest income from new loans, including draws on revolving loans, as well as prepayments on securitized or warehoused loans in 2016.
Property Operating Income—This pertains to rental income on foreclosed properties, mainly from joint venture investments that were consolidated post-Combination in April 2015. Income in 2015 was lower as it included only three quarters of activity and additionally, 2016 included $1.0 million of rental income from foreclosure of two commercial buildings in October 2015.
Income from Equity Method Investments—The decrease in income of $19.9 million resulted from equity method investments that were consolidated post-Combination in April 2015 and investments that have resolved. This was partially offset by $12.8 million net increase in income from new and existing investments.
Other Income—Other income represent expenses, primarily legal costs incurred in administering non-performing loans and foreclosed properties which are subsequently recovered through payments received when these investments are resolved. The net increase of $1.1 million was due largely to $1.3 million of income from legal settlement of a loan in 2016, partially offset by a $0.6 million decrease in income from a loan portfolio that was resolved in 2015.

Transaction, Merger Integration, Investment and Servicing Costs—Overall costs decreased $1.7 million as our loan portfolios continue to be paid down or resolved over time, despite $2.2 million of transaction costs incurred in relation to new acquisitions and restructuring of an investment in 2016.
Interest Expense—The net increase of $6.5 million can be attributed to a new securitization in September 2015 and financing of new investments; partially offset by decreases from payoff of loans and their corresponding financing. Additionally, 2016 included an additional quarter of interest expense on debt consolidated post-Combination in April 2015.
Property Operating Expenses—These expenses related to foreclosed properties were $1.5 million higher as 2016 included an additional quarter of expenses post-Combination in April 2015.
Provision for Loan Losses—Of the $35.0 million and $37.5 million provision in 2016 and 2015, $21.2 million and $26.4 million are attributed to noncontrolling interests in investment entities, respectively. Similar to prior year, the bulk of the provision in 2016 or $29.0 million relates to PCI loans. The provision taken on PCI loans in 2016 reflect decreases in expected cash flows, including a decrease in collateral values, with $16.5 million of the provision concentrated on two loan portfolios. The remaining provision of $6.0 million in 2016 relates to non-PCI loans. Compared to $0.8 million in 2015, the increase in provision on non-PCI loans can be attributed to two loans, and reflects a decrease in collateral value on a loan affected by the decline in oil and gas prices as well as expected losses on a loan modified in a troubled debt restructure in 2016.
Impairment Loss—This relates to subsequent write-down in value of foreclosed properties, including selling costs. Impairment loss increased $6.2 million, of which $5.4 million relates to three portfolios. Higher impairment loss in 2016 reflects additional foreclosures and a longer holding period. In 2015, we started to hold foreclosed properties upon consolidation of previous equity method investments in April 2015.
Compensation Expense—Although 2016 included an additional quarter of costs post-Combination, overall decrease in compensation in 2016 reflects a lower headcount in the real estate debt segment.
Administrative Expense—The increase reflects an additional quarter of expenses post-Combination in April 2015.
Gain on Sale of Real Estate Assets—The increase of $3.0 million reflects higher foreclosure and sale activities in 2016, with $3.0 million contributed by foreclosed assets from three loan portfolios.
Gain on Remeasurement of Consolidated Investment Entities, Net—This was a one-time gain recorded upon remeasurement at fair value of previous equity method investments that we were deemed to control as a result of the Combination, and consolidated effective April 2015.
Other Gain (Loss)—Other loss of $23.4 million in 2015 represents the foreign currency translation loss, net of hedging, on the two Spanish loans that had paid off in 2015.
Income Tax Expense—Income tax expense in 2015 included $0.9 million of net deferred tax expense related to the remeasurement gain upon consolidation of previous equity method investments. Excluding this impact, 2015 would have an income tax benefit of $0.5 million, resulting in an increase of approximately $1.2 million in income tax expense in 2016. The net income tax benefit in 2015 can be attributed to net losses on loan portfolios held in taxable REIT subsidiaries that have continued to wind down through 2016. In comparison, the income tax expense in 2016 can be attributed to excess inclusion income resulting from a securitization that was completed in September 2015.
2015 compared to 2014
Comparability of 2015 results to 2014 is affected by the consolidation of previous equity method investments, which resulted in a gross-up of income and expense items with a larger attribution to noncontrolling interests in investment entities, although this has no net effect to net income attributable to us, other than a remeasurement gain of $31.3 million.
Net income was $370.9 million in 2015 and $267.7 million in 2014, of which our share was $232.8 million in 2015 and $230.0 million in 2014 after attribution to noncontrolling interests. Key changes comparing 2015 to 2014 include the following:
Net gain from remeasurement of assets and liabilities of the 44 consolidated investment entities within the real estate debt segment on April 2, 2015, following the Combination, was $31.3 million, or $30.4 million, after the effect of deferred tax expense.
Other loss of $23.4 million was recognized, primarily resulting from $31.1 million of net foreign currency translation loss on loans that paid off in 2015, partially offset by $7.8 million of net realized gain related to net investment hedges of foreign subsidiaries holding these loans receivable.
Provision for loan losses, primarily on PCI loans from previous equity method investments consolidated in 2015, was $37.5 million, of which our share, net of noncontrolling interests in investment entities, was $11.1 million. By comparison, our PCI loan portfolio was largely held through our joint venture investments which were accounted for under the equity method prior to April 2015; accordingly, provision for loan losses would have been reflected as part of our share of net income from unconsolidated joint ventures in 2014.
Interest income increased $213.1 million in 2015, driven by $59.7 million from a loan portfolio with early payoff, $39.9 million from foreclosure of a loan that was subsequently sold, $125.0 million earned by previous equity method investments consolidated in April 2015, and $48.8 million from new originations or acquisitions of middle market loans secured by transitional real asset assets. These increases were offset by $56.2 million related to loans paid off or with partial prepayments in 2014.
Interest expense increased $17.4 million, as we incurred a full year of interest expense from three loan securitizations completed in April, October and November 2014, as well as an additional securitization in September 2015, all of which were accounted for as secured financing.
The consolidation of previous equity method investments contributed largely to the $39.9 million decrease in income from equity method investments, $4.9 million increase in other income, which are mainly expense recoveries from borrowers, and $10.8 million increase in transaction, integration, investment and servicing costs.
Foreclosed properties held by previous equity method investments that were consolidated in 2015 contributed $1.5 million of net loss. There were no foreclosed properties in 2014.
Expenses in 2015 included $16.5 million of compensation and administrative costs that were directly attributable to the real estate debt segment. Prior to the Combination, we incurred a management fee charge and only certain cost reimbursements were allocated to reportable segments in 2014.
Although $0.9 million of deferred tax expense was recognized on the remeasurement gain in 2015, this was partially offset by deferred tax benefit on net operating losses of loan investments held in TRS, resulting in a lower income tax expense in 2015 compared to 2014.
Investment Management

(In thousands)	Year Ended December 31, 2016	For the Period from April 2, 2015 to December 31, 2015	Change
Income
Income (loss) from equity method investments	$2,245	$(1,675)	$3,920
Fee income	67,731	65,594	2,137
Other income	600	—	600
Total income	70,576	63,919	6,657
Expenses
Transaction, merger integration, investment and servicing costs	2,226	—	2,226
Depreciation and amortization	14,767	16,498	(1,731)
Impairment loss	320	4,103	(3,783)
Compensation expense	34,835	33,021	1,814
Administrative expenses	3,603	1,983	1,620
Total expenses	55,751	55,605	146
Other loss, net	(146)	(19)	(127)
Income tax benefit	6,608	12,658	(6,050)
Net income	21,287	20,953	334
Net income attributable to noncontrolling interests in Operating Company	3,326	3,378	(52)
Net income attributable to Colony Capital, Inc.	$17,961	$17,575	$386
Through the Combination which closed on April 2, 2015, we acquired (i) the investment management business of CCLLC, in which we assumed CCLLC's in-place investment advisory contracts that generate management fee income; and (ii) ownership of the Colony trade name under which we sponsor funds or similar investment vehicles as general partner post-Combination. The acquired investment management business constituted a new segment.
Income
Income from our investment management business is derived primarily from:

•
Management fee income as investment advisor, comprising (a) base management fees for the day-to-day operations and administration of our managed funds, generally around 1% per annum of the limited partners' net funded capital; and (b) asset management fees, which are one-time fees received upon closing of each investment made by our managed funds, typically calculated as 0.5% of the limited partners' net funded capital on each investment, with a portion of the fee recognized upon completion of underwriting and remaining fee recognized over the holding period of each investment;

•
Investment income from (a) our nominal interests in our sponsored funds as general partner, or (b) our investment in third party asset managers in which we have a significant influence, both of which are accounted for as an equity method investment; and in the future,

•	Performance based incentive income as general partner, which is earned when the cumulative returns of our sponsored funds are in excess of preferred returns to limited partners.
Sponsored Funds
At December 31, 2016, we have unfunded commitments of $62.9 million to certain Sponsored Funds.
Operating Metrics
Both AUM and FEEUM decreased in the year ended December 31, 2016.

•	The $2.0 billion decrease in AUM can be attributed primarily to disposition of a non-fee-bearing private equity investment and continued realization of investments from liquidating legacy funds.

•
FEEUM decreased $2.4 billion, driven by a change in fee basis for two 2006 vintage funds that are in liquidation, and realization of investments by liquidating legacy funds outpacing inflows of managed capital.

(In billions)	December 31, 2016	December 31, 2015
Assets under management ("AUM") (1)	$16.8	$18.8
Fee-earning equity under management ("FEEUM") (2)	$6.9	$9.3
__________

(1)
AUM refers to the assets for which the Company provides investment management services and includes assets for which we may or may not charge management fees and/or performance allocations. AUM is the sum of: (a) the gross fair value of investments held directly by the Company or managed by the Company on behalf of its private funds, co-investments, or other investment vehicles; (b) leverage, inclusive of debt held by investments and deferred purchases prices; (c) uncalled limited partner capital commitments that the Company is entitled to call from investors during the given commitment period at its discretion pursuant to the terms of their respective funds; and (d) with respect to majority-owned and substantially controlled investments the Company consolidates gross assets attributable to third-party investors. The Company’s calculations of AUM may differ from the calculations of other asset managers, and as a result, these measures may not be comparable to similar measures presented by other asset managers.

(2)
FEEUM refers to the equity for which the Company provides investment management services and from which it derives management fees and/or performance allocations. At December 31, 2016, FEEUM includes approximately $0.3 billion of uncalled limited partner capital commitments that does not bear fees until such capital is called at the Company’s discretion. Additionally, $0.3 billion pertains to FEEUM of our equity-method investment in a German-based asset management platform. The Company’s calculations of FEEUM may differ from the calculations of other asset managers, and as a result, these measures may not be comparable to similar measures presented by other asset managers.

Segment Results of Operations
2016 compared to 2015
Net income from our investment management business attributable to stockholders increased $0.4 million to $18.0 million year over year.
Fee Income—Fee income of $67.7 million was $2.1 million higher, attributed to the following: (i) an additional quarter of fee income in 2016 of $16.6 million; and (ii) $2.7 million increase in fee income from our first sponsored global real estate credit fund; largely offset by (iii) a $15.7 million decrease due to fee concessions on legacy funds from the Combination which are managed but not sponsored by us.
Income from Equity Method Investments—This pertains to our 50% interest in a German-based asset manager. Our share of results for year-to-date 2016 included a one-time gain of approximately $3.3 million from the sale of real estate by the investee. Our share of income from GP investments in Sponsored Funds is immaterial.
At December 31, 2016, our equity-method investments comprise $11.5 million in the third party asset manager and $1.7 million of GP investments in Sponsored Funds.
Other Income—The $0.6 million represents income recovered from liquidation proceeds of an investment previously held by a legacy investment vehicle that has been dissolved.

Transaction, Merger Integration, Investment and Servicing Costs—Transaction and investment costs in 2016 included offering costs expensed in excess of amounts reimbursable based on the level of capital raised for a sponsored fund.
Depreciation and Amortization—This represents amortization on intangible assets acquired from the Combination, consisting of (i) contractual rights to earn future fee income from in-place investment management contracts, and (ii) customer relationships with institutional clients of private funds. Amortization was lower in 2016 due to a $4.4 million impairment on investment management contracts recognized largely in December 2015.
Impairment Loss—An impairment loss of $0.3 million was recognized in the first quarter of 2016 on the investment management contract intangible asset, attributable to a change in fee basis on a liquidating fund.
Compensation Expense—Compensation costs were higher in 2016 as 2015 included one less quarter of costs post-Combination, however, this was partially offset by a decrease in costs in 2016 due to lower headcount.
Administrative Expense—Administrative costs were higher, largely due to an additional quarter of costs post-Combination in 2016.
Income Tax Benefit—The decrease in income tax benefit was primarily due to recognition of a large deferred tax benefit in 2015 arising from net operating losses and utilization of the net operating losses in 2016. In both years, deferred tax benefit was also recognized in connection with amortization of the intangible assets acquired from the Combination.
Amounts Not Allocated to Segments

	Year Ended December 31,			Change
(In thousands)	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Income
Interest income	$91	$133	$307	$(42)	$(174)
Income (loss) from equity method investments	4,176	(801)	—	4,977	(801)
Other income	4,298	4,797	589	(499)	4,208
Total income	8,565	4,129	896	4,436	3,233
Expenses
Management fees	—	15,062	43,133	(15,062)	(28,071)
Transaction, merger integration, investment and servicing costs	36,629	16,514	10,478	20,115	6,036
Interest expense	44,746	44,766	28,490	(20)	16,276
Depreciation and amortization	4,581	3,328	—	1,253	3,328
Compensation expense	55,250	34,249	2,468	21,001	31,781
Administrative expenses	33,585	27,677	8,363	5,908	19,314
Total expenses	174,791	141,596	92,932	33,195	48,664
Gain on sale of real estate assets, net	—	8	—	(8)	8
Other gain, net	11,660	16,789	1,073	(5,129)	15,716
Income tax expense	(661)	(50)	(338)	(611)	288
Net loss	(155,227)	(120,720)	(91,301)	(34,507)	(29,419)
Net loss attributable to noncontrolling interests:
Investment entities	—	(16)	—	16	(16)
Operating Company	(31,527)	(18,162)	—	(13,365)	(18,162)
Net loss attributable to Colony Capital, Inc.	$(123,700)	$(102,542)	$(91,301)	$(21,158)	$(11,241)
Amounts not allocated to segments represent all corporate level assets and liabilities, as well as costs not directly attributable or allocable to other segments but support our overall business activities and operations.
Upon consummation of the Combination on April 2, 2015, costs previously borne and allocated by the Manager through a management fee charge are now incurred directly by us, primarily as compensation, administrative and overhead costs, and certain assets held by CCLLC were transferred to us as part of the Combination. Compensation costs that are directly attributable, or otherwise can be subjected to a reasonable and systematic allocation, have been allocated to each of the reportable segments, with remaining costs unallocated. Administrative expenses and overhead costs that benefit all lines of business as a whole are generally not allocated to reportable segments, and similarly, any reimbursements of such costs by affiliates remain unallocated. Other costs not allocated to reportable segments include interest expense related to corporate level debt, costs associated with unconsummated deals, transaction and integration costs in connection with the Combination in 2015 and the Merger in 2016, as well as depreciation of fixed assets. Assets and liabilities not allocated to reportable segments consist mainly of cash and other assets not directly identifiable with specific real estate investment activities, including fixed assets, corporate level financing consisting of convertible senior notes issued, credit facility and notes payable, contingent consideration liability in connection with the Combination, as well as non-real estate investments.
Equity Method Investment
In September 2015, we committed seed capital of $15.0 million, which has been fully funded as of December 31, 2016, for a 15% interest as a founding member in a newly-formed collateralized loan obligation ("CLO") investment fund alongside an unaffiliated third party co-sponsor. Our investment in the CLO fund reflects our new secured corporate credit strategy and is presented as an equity method investment. As the underlying loans in the CLO are a non-real estate asset class, we have not allocated our investment in the CLO fund to our existing real estate investment segments. We may co-sponsor new CLO investment vehicles with the unaffiliated third party in the future and share in management fees as well as performance-based incentives.
Results of Operations
2016 compared to 2015
Income from Equity Method Investments—This is our proportionate share of results from our co-sponsored CLO fund, which represents primarily interest income and fair value changes on the underlying debt securities in the CLO fund. Our equity method investment in the CLO fund had a carrying value of $18.3 million at December 31, 2016.
Other Income—Based on an arrangement we assumed from CCLLC in the Combination, we provide administrative and investment services to certain of our affiliates and are reimbursed, generally based on expenses incurred that are directly attributable to the affiliates and a portion of overhead costs, as applicable. These reimbursements are presented as other income and related costs included within the respective expense categories. Reimbursements from our consolidated subsidiaries are eliminated.
Decrease in 2016 is due to the absence of CAH reimbursements subsequent to its merger with SWAY in January 2016, partially offset by an additional quarter of other cost reimbursements in 2016 relative to 2015, which reflected only activities post-Combination.
Management Fee Expense—Subsequent to the Combination, we have internalized our Manager and replaced management fee expense with directly incurred costs such as compensation, overhead costs and other administrative expenses. Management fees were payable to our Manager in 2015 through April 1, which included share-based compensation expense for stock grants made to the Manager and employees prior to the Combination.
Transaction, Merger Integration, Investment and Servicing Costs—In 2016, transaction and integration costs of $19.4 million were incurred in connection with the Merger, which consisted primarily of legal, financial advisory, accounting and consulting costs. Additionally, a $12.4 million settlement of a foreign administrative tax assessment was incurred in 2016 pertaining to an investment previously held by a legacy fund that has been liquidated. In 2015, transaction costs of $15.1 million were incurred in connection with the Combination. Other costs incurred in both years include costs absorbed by us for unconsummated deals.
Other Expenses—These include depreciation of fixed assets acquired from our Manager, as well as compensation and administrative costs that we bear directly post-Combination that have not been allocated to our reporting segments. The period in 2015 reflected only three quarters of depreciation, compensation and administrative expenses post-Combination, while 2016 also included higher bonus expense.
Other Gain, Net—This reflects the change in fair value of the contingent consideration liability in connection with the Combination, which decreased $11.7 million and $16.5 million for the year ended December 31, 2016 and 2015, respectively. Decrease in fair value result from a combination of changes in the price of our Class A common stock as the contingent consideration is payable in shares of the Company, equity volatilities, projected performance targets and projected capital raising.
2015 compared to 2014
Income from Equity Method Investments—This represents our proportionate share of results from our co-sponsored CLO fund to which we provided seed capital in September 2015.
Other Income—Based on an arrangement we assumed from CCLLC in the Combination, we provide administrative and investment services to certain of our affiliates and are reimbursed, generally based on expenses incurred that are directly attributable to the affiliates and a portion of overhead costs, as applicable. These reimbursements are presented as other income and related costs included within the respective expenses. Reimbursements from our consolidated subsidiaries are eliminated.

Management Fees—Subsequent to the Combination, we have internalized our Manager and replaced management fee expense with directly incurred costs such as compensation, overhead costs and other administrative expenses. Management fees were payable to our Manager for the full year in 2014 and only through April 1 in 2015. Management fees for 2015 amounted to $15.1 million and included share-based compensation expense for stock grants made to the Manager and employees prior to the Combination.
Transaction, Merger Integration, Investment and Servicing Costs—Transaction costs incurred in connection with the Combination was $15.1 million in 2015 and $8.3 million in 2014. Other amounts comprise costs incurred in connection with unconsummated deals.
Interest Expense—Corporate level interest expense increased by $16.3 million in 2015 due mainly to (i) $11.0 million of higher interest expense from increased usage of our credit facility to temporarily finance our investing and operating activities in 2015; (ii) additional $3.2 million of interest expense from a full year of interest on our convertible debt issued in June 2014; and (iii) $1.5 million of interest expense on notes payable financing the corporate aircraft assumed through the Combination.
Other Expenses—These include depreciation of fixed assets acquired from our Manager, as well as compensation and administrative costs that we bear directly post-Combination and that have not been attributed to our reporting segments.
Other Gain, Net—2015 includes a $16.5 million gain from a decrease in estimated fair value of the contingent consideration since the closing of the Combination on April 2, 2015.
Non-GAAP Supplemental Financial Measures
Funds from Operations
We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.
We believe that FFO is a meaningful supplemental measure of the operating performance of our business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values fluctuate with market conditions, management considers FFO an appropriate supplemental performance measure by excluding historical cost depreciation, as well as gains or losses related to sales of previously depreciated real estate.
FFO should not be considered an alternative to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. Our calculation of FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.
The following table presents a reconciliation of net income attributable to common stockholders to FFO attributable to common interests in Operating Company and common stockholders. Amounts in the table include our share of activity in unconsolidated ventures.

	Year Ended December 31,
(In thousands)	2016	2015
Net income attributable to common stockholders	$67,159	$107,411
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net income attributable to noncontrolling common interests in Operating Company	12,324	19,933
Real estate depreciation and amortization	181,015	153,824
Impairment of real estate	11,491	10,857
Gain on sales of real estate	(92,088)	(9,024)
Less: Adjustments attributable to noncontrolling interests in investment entities (1)	(21,439)	(45,270)
FFO attributable to common interests in Operating Company	$158,462	$237,731
__________

(1)
For the year ended December 31, 2016, adjustments attributable to noncontrolling interests in investment entities include $64.8 million related to real estate depreciation and amortization, $8.7 million related to impairment of real estate, offset by $50.5 million related to gain on sales of real estate. For the year ended December 31, 2015, adjustments attributable to noncontrolling interests in investment entities include $44.7 million related to real estate depreciation and amortization, $4.9 million related to impairment of real estate, offset by $5.8 million related to gain on sale of real estate. The adjustments attributable to noncontrolling interests also reflect the correction of a $1.5 million over-allocation of loss to noncontrolling interests in 2015 which was recorded in the 2016 consolidated statement of operations. The correction was not material to net income attributable to common stockholders or FFO attributable to common interests in the Operating Company for the periods presented.
Information About Our Real Estate Portfolios
Real Estate Equity Portfolio
The following tables set forth certain information regarding investment properties wholly-owned or partially owned by us that are consolidated and presented as real estate assets, net, on the consolidated balance sheet at December 31, 2016. No single tenant represented a significant portion of in-place leases at December 31, 2016. Certain properties are pledged as security under our secured debt, as described in Note 11 to our Consolidated Financial Statements.
Light Industrial Platform

Location (Markets)	Property Type	Number of Properties	Number of Buildings	Rentable Square Feet (in thousands)	Annualized Base Rent (in thousands)(1)	Percentage Leased	Number of Leases(2)	Lease Expiration (2)	Year Acquired
United States
Atlanta	Industrial	68	82	8,105	$32,998	96%	237	1/2017 to 4/2030	2014-2015
Austin	Industrial	3	4	236	1,614	96%	14	2/2017 to 8/2025	2014
Chicago	Industrial	34	34	3,972	16,744	94%	50	1/2017 to 12/2026	2014
Dallas	Industrial	63	70	7,191	29,643	97%	186	2/2017 to 1/2027	2014-2016
Denver	Industrial	8	8	1,128	4,935	99%	24	1/2017 to 3/2026	2014
Houston	Industrial	10	21	1,713	8,863	96%	51	1/2017 to 8/2026	2014
Kansas City	Industrial	9	9	1,664	5,976	100%	23	4/2017 to 11/2024	2014
Baltimore	Industrial	3	5	431	2,014	89%	8	5/2017 to 5/2027	2015-2016
Minneapolis	Industrial	17	18	2,814	13,186	96%	59	1/2017 to 10/2025	2014-2016
New Jersey South/Philadelphia (3)	Industrial	28	30	3,328	14,081	93%	67	1/2017 to 4/2027	2014-2015
Orlando	Industrial	13	14	2,085	10,009	96%	38	1/2017 to 12/2027	2014-2016
Phoenix	Industrial	13	18	1,705	8,000	97%	53	1/2017 to 8/2024	2014-2016
Salt Lake City	Industrial	15	16	1,269	5,150	93%	33	1/2017 to 11/2023	2014
St. Louis	Industrial	8	8	1,355	4,681	90%	16	6/2017 to 7/2024	2014
Tampa	Industrial	4	9	617	3,208	97%	35	1/2017 to 1/2024	2014
Total (4)		296	346	37,613	$161,102	96%	894
Other Real Estate Equity Held for Investment

Location	Property Type	Number of Properties	Number of Buildings	Rentable Square Feet (in thousands)	Annualized Base Rent (in thousands)(1)	Percentage Leased	Number of Leases(2)	Lease Expiration (2)	Year Acquired(5)
Net Leased (6)
Minnesota	Office	1	1	502	$9,568	100%	1	9/2020	2013
France	Office	1	3	187	2,477	100%	1	11/2027	2015
Norway	Office	1	26	1,291	17,129	100%	1	6/2030	2015
Switzerland	Education	2	20	304	13,266	100%	2	1/2035	2015
		5	50	2,284	42,440
Others
Arizona	Office	1	1	458	5,373	64%	20	3/2017 to 6/2022	2013
Italy (7)	Mixed Use	76	77	570	4,522	34%	43	6/2018 to 5/2023	2014
Spain	Industrial	36	36	2,608	11,217	100%	36	12/2017 to12/2029	2014, 2016
United Kingdom	Office	21	33	942	10,157	74%	108	2/2017 to 11/2070	2014, 2015
United Kingdom	Mixed Use	25	55	2,872	28,249	89%	244	1/2017 to 3/2040	2015, 2016
France	Office	1	5	172	140	4%	1	12/2022	2016
		160	207	7,622	59,658
		165	257	9,906	$102,098
__________

(1)
Represents annualized fixed base rental amount in effect as of December 31, 2016 using rental revenue computed on a straight-line basis in accordance with GAAP and excludes the impact of amortization of above- and below-market lease values. Rents denominated in foreign currencies have been translated at the applicable currency exchange rate at December 31, 2016.

(2)	Leases exclude renewal options and tenant ground leases.
(3) Properties include one parcel of vacant land.

(4)	Includes eight properties with one building each located in Chicago, totaling 1,186,647 rentable square feet and 90% leased in aggregate, that were held for sale at December 31, 2016.

(5)	Reflects year of initial acquisition for properties held through joint ventures that were consolidated on April 2, 2015.

(6)	These are net leased properties in which tenants are responsible for all operating expenses associated with the properties.

(7)	Excludes one building with approximately 218,000 square feet that is subject to development.
Real Estate Debt Portfolio
Our real estate debt investment segment comprises originations and acquisitions of senior and subordinated loans and debt securities, including purchased credit-impaired ("PCI") loans. The following table presents the collateral diversification of our consolidated loan portfolio at December 31, 2016. Carrying value of loans held for investment are presented net of allowance for loan losses.

	Total Portfolio
(Amounts in thousands)	Unpaid Principal Balance	Carrying Values	Weighted Average Coupon
Loans Held for Investment
Non-PCI Loans
Residential	$59,574	$59,343	12.8%
Multifamily	459,507	453,541	5.8%
Office	523,665	517,287	7.6%
Retail	681,355	678,888	8.7%
Hospitality	875,659	867,231	9.7%
Industrial	9,390	9,397	5.7%
Other commercial	209,633	208,950	9.2%
Land	172,077	168,923	11.2%
	2,990,860	2,963,560	8.6%
PCI Loans
Residential	48,861	25,934
Multifamily	191,733	135,319
Office	85,098	42,192
Retail	132,940	100,250
Hospitality	60,169	42,625
Industrial	82,681	63,893
Other commercial	85,316	42,854
Land	70,278	16,365
	757,076	469,432
Total loans held for investment, net	$3,747,936	$3,432,992

Liquidity and Capital Resources
Our current primary liquidity needs are to fund:

•	acquisitions of our target assets and related ongoing commitments;

•	our general partner commitments to our future funds and co-investment commitments to other investment vehicles;

•	our operations, including compensation, administrative and overhead costs;

•	distributions to our stockholders;

•	principal and interest payments on our borrowings, including interest obligation on our convertible debt; and

•	income tax liabilities of taxable REIT subsidiaries and of the Company subject to limitations as a REIT.
Our current primary sources of liquidity are:

•	cash on hand;

•	our credit facilities;

•	fees received from our investment management business;

•	cash flow generated from our investments, both from operations and return of capital;

•	proceeds from full or partial realization of investments;

•	investment-level financing;

•	proceeds from public or private equity and debt offerings; and

•	capital commitments from limited partners of sponsored funds.

We believe that our capital resources are sufficient to meet our short-term and long-term capital requirements. Distribution requirements imposed on us to qualify as a REIT generally require that we distribute to our stockholders 90% of our taxable income, which constrains our ability to accumulate operating cash flows. We have historically funded investments in our target assets and sustained our growth through third-party sources of capital, including public and private offerings of securities and debt financings, which may or may not be available on favorable terms, or at all. Subsequent to the Combination, we believe we will be able to reduce our reliance on raising incremental public funding as prospectively, we will have third party investor participation in funds and investment vehicles that we will sponsor.
Additional discussions of our liquidity needs and sources of liquidity are included below.
Liquidity Needs
Commitments
We have commitments in connection with our investment activities as well as lease commitments, as described in “—Contractual Obligations, Commitments and Contingencies."
Dividends
U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service, if any. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.
Common Stock—Our board of directors declared the following dividends in 2016:

Declaration Date	Record Date	Payment Date	Dividend Per Share
February 25, 2016	March 31, 2016	April 15, 2016	$0.40
May 5, 2016	June 30, 2016	July 15, 2016	0.40
August 3, 2016	September 30, 2016	October 14, 2016	0.40
November 3, 2016	December 30, 2016	January 17, 2017	0.40
Preferred Stock—We are required to make quarterly cash distributions on our outstanding preferred stock. Dividends are payable on or about the 15th of each January, April, July and October.

		Shares Outstanding December 31, 2016 (In thousands)	Quarterly Cash Distributions
Description	Dividend Rate Per Annum		Total (In thousands)	Per Share
Series A 8.5% Cumulative Redeemable Perpetual	8.50%	10,080	$5,355	$0.53125
Series B 7.5% Cumulative Redeemable Perpetual	7.50%	3,450	1,617	0.46875
Series C 7.125% Cumulative Redeemable Perpetual	7.125%	11,500	5,121	0.44531
		25,030	$12,093
Sources of Liquidity
Cash from Investments
Our investments generate cash, either from operations or as a return of our invested capital. We receive monthly or quarterly distributions from some of our unconsolidated joint ventures from earnings, principal receipts or capital transactions, such as financing transactions or full or partial loan sales. We also receive interest and principal on our loans held for investment and rental income from tenants. As loans reach their maturity, we may receive all or a portion of the outstanding principal balance. Certain loans held for investment require minimum principal payments, including partial paydowns of principal in the event of a sale of the underlying collateral. We may also, from time to time, fully or partially realize our investments through sale and expect to continue to resolve loans in our loan pools to generate cash, particularly those in acquired credit-distressed portfolios. We may also pursue opportunities to sell whole or partial positions in our originated loan investments or obtain financing (see “—Investment-Level Financing”) to generate cash and improve the return on our investments. Cash from investments may fluctuate significantly depending upon our loan resolution activity, financing opportunities and unanticipated prepayments by borrowers, among other factors.
Cash from Investment Management Business
Following the closing of the Combination, our investment management business generates an additional source of cash flows in the form of management fees as investment advisor of our managed funds, and in the future, potentially performance-based incentive income from funds or similar investment vehicles sponsored by us as general partner.
Management fees comprise (a) base management fees, which are calculated as a percentage of the limited partners' net funded capital and accrues from the date of the first investment of the fund through the last day of the term of the fund and payable to us generally in arrears at the end of each calendar quarter or each month depending on the type of funds; and (b) asset management fees payable to us upon closing of each investment made by our managed funds, calculated as a fixed percentage of the limited partners' net funded capital on each investment. Our management fee basis is not based on fair value of the investments of our funds and is generally a predictable and stable revenue stream.
Performance-based incentive income is typically realized at the end of our sponsored fund's measurement period, when the underlying investments are profitably disposed and the fund's cumulative returns are in excess of preferred returns to limited partners. Performance based incentive income is by nature less predictable in amount and timing.
Additionally, our ability to establish new funds and raise investor capital depends on general market conditions and availability of attractive investment opportunities as well as availability of debt capital.
Investment-Level Financing
We have various forms of investment-level financing from commercial banks on several of our loan and real estate equity investments, described as secured debt in Note 11 to the Consolidated Financial Statements.
This includes two warehouse facilities which provided us with $400 million of available financing. In October 2016, we reduced the aggregate size of our warehouse facilities to $125 million in light of current and expected near term utilization. As of February 24, 2017, a combined $79.5 million was available to be drawn under our warehouse facilities.
In July 2015, we closed on a $100 million revolving credit facility to pursue additional acquisitions under the Light Industrial Platform segment. As of February 24, 2017, $77.0 million was available to be drawn on this facility.
We may attempt to secure other investment-level financing in the future, if available, including term loans, securitizations, warehouse facilities, and the issuance of debt and equity securities.
We also expect to continue to invest in a number of our assets through co-investments with our Sponsored Funds, private funds or other investment vehicles managed by CCLLC or its affiliates and/or other third parties. Our ability to raise and access capital from the limited partners of these funds or investment vehicles and/or third parties, would allow us to scale our investment activities by pooling capital to access larger transactions and diversify our investment exposure.
Credit Facility
As described in Note 11 to the Consolidated Financial Statements, the JPM Credit Agreement, which was amended on January 10, 2017, provides a secured revolving credit facility in the maximum principal amount of $1.0 billion, which may be increased up to $1.5 billion, subject to customary conditions. The JPM Credit Agreement matures on January 11, 2021, with two six-month extension options.
The maximum amount available at any time is limited by a borrowing base of certain investment assets, with the valuation of such investment assets generally determined according to a percentage of adjusted net book value or a multiple of base management fee EBITDA (as defined in the JPM Credit Agreement).
As of February 24, 2017, the borrowing base valuation was sufficient to permit borrowings of up to the entire $1.0 billion commitment, of which $502.1 million was available to be drawn.
The JPM Credit Agreement contains covenants and restrictions requiring us to meet certain financial ratios. At December 31, 2016, we were in compliance with the financial covenants that were in place at that time.

Convertible Senior Notes
Convertible Senior Notes issued by us and that remain outstanding are described in Note 11 to the Consolidated Financial Statements.
Public Offerings
In April 2015, we issued 11,500,000 shares of our 7.125% Series C Preferred Stock, par value $0.01 per share, pursuant to a public offering under our current registration statement. See additional information included in Note 15 to the Consolidated Financial Statements and in “—Dividends” above.
In May 2015, the Company entered into separate “at-the-market” equity distribution agreements with certain sales agents to offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $300 million. The ATM Program was terminated concurrent with the closing of the Merger on January 10, 2017.
Capital Commitments from Limited Partners of Sponsored Funds
Although capital commitments from limited partners represent noncontrolling interests, ability to raise and access limited partner capital provides us greater scale to pursue and execute our investing activities.
Cash and Cash Flows
Subsequent to the Combination on April 2, 2015, our consolidated cash flows included cash activities from the investment management business acquired through the Combination and from the consolidated investment entities. The following table summarizes our cash flow activities:

	Year Ended December 31,
(In thousands)	2016	2015	2013
Net cash provided by (used in):
Operating activities	$408,361	$373,126	$132,759
Investing activities	251,812	(1,458,814)	(2,874,771)
Financing activities	(465,957)	1,060,674	2,841,764
Operating Activities
Cash inflows from operating activities are primarily interest received from our investments in loans, rental payments collected from tenants of our portfolio of operating real estate properties, distributions of earnings from unconsolidated joint ventures, and fee income collected from our managed funds. Cash inflows from operating activities include interest and property operating income from loans and operating properties held by consolidated joint ventures that were previously unconsolidated prior to the Combination. This is partially offset by payment of operating expenses supporting our investments, including loan servicing and property operating costs. Additionally, following the Combination, we have assumed compensation and administrative costs from our Manager in lieu of a management fee expense. The quarter over quarter increase reflects the operating activities of the consolidated investment entities, as well as continued growth in our investment portfolio. The Company believes cash flows from operations, available cash balances and the Company’s ability to generate cash through short- and long-term borrowings are sufficient to fund the Company’s operating liquidity needs.
Investing Activities
Investing activities include cash outlays for our contributions to unconsolidated joint ventures and for investments in loans and real estate assets during the periods, partially offset by distributions of capital from unconsolidated joint ventures resulting from principal repayments, loan resolutions and financing activities. Cash provided by investing activities also includes principal repayments of loans held for investment and proceeds from sales of real estate assets.
Investing activities in 2016 generated a net cash inflow of $0.3 billion. Cash inflows from sales and repayments of loans of $1.1 billion exceeded disbursements on loan originations and acquisitions of $0.6 billion, while cash outflows for acquisitions of real estate assets was $0.5 billion, with sales of real estate assets generating proceeds of $0.4 billion.
In 2015, cash used in investing was driven by our real estate acquisition activities of $1.4 billion and continued loan originations and acquisitions, net of repayments of $0.4 billion.
Our investing activities were significantly higher in 2014 resulting from $1.6 billion of real estate acquisitions, predominantly the light industrial portfolio, as well as $1.7 billion of new loan acquisitions and originations, net of $0.7 billion of repayments.

Financing Activities
The Company’s main financing activities are cash proceeds from borrowings secured by our investments, drawdowns from our credit facility as well as issuance of preferred stock, common stock or convertible senior notes. Our primary uses of cash are for debt repayments as well as dividends and distributions to our stockholders and noncontrolling interests. Subsequent to the Combination in April 2015, as we consolidate most of our joint venture investments, contributions from and distributions to noncontrolling interests in investment entities, primarily our co-investment funds or to a lesser extent, unaffiliated third parties, form a larger part of our financing activities.
In 2016, cash provided by our financing activities were sourced primarily from secured borrowings and drawdowns from our credit facility, while in 2015, this also included proceeds of $0.3 billion from issuance of preferred stock. In 2014, in addition to significant borrowing activities to fund the growth in our investment portfolio, we also issued preferred stock, common stock and convertible senior notes for combined net cash proceeds of $1.2 billion.

Contractual Obligations, Commitments and Contingencies
The following table sets forth our known contractual obligations and contingencies on an undiscounted basis as of December 31, 2016 and the future periods in which we expect to settle such obligations and contingencies. Amounts in the table do not reflect repayments or draws on our line of credit or new financing obtained subsequent to December 31, 2016 and exclude obligations that are not fixed and determinable such as amounts due under our derivative contracts.

	Payments Due by Period
(In thousands)	Total	2017	2018-2019	2020-2021	2022 and after
Line of credit (1)	$469,597	$14,464	$28,927	$426,206	$—
Convertible senior notes (2)	728,455	25,597	51,194	438,747	212,917
Secured financing (3)	3,245,837	631,144	1,188,936	188,875	1,236,882
Ground lease obligations (4)	18,717	201	402	426	17,688
Office lease obligations (5)	21,762	4,589	5,819	3,753	7,601
	4,484,368	$675,995	$1,275,278	$1,058,007	$1,475,088
Contingent consideration (6)	41,250
Investment commitments (7)	288,725
Total	$4,814,343
__________

(1)
Future interest payments on our line of credit were estimated based on the applicable index at December 31, 2016 and unused commitment fee of 0.35% per annum, assuming principal is repaid on maturity date of March 31, 2020. See Note 11 to the Consolidated Financial Statements.

(2)	Amounts reflect future principal and interest payments through contractual maturity dates of the convertible senior notes. See Note 11 to the Consolidated Financial Statements.

(3)
Amounts include minimum principal or principal curtailment based upon cash flows from collateral loans after payment of certain loan servicing fees and monthly interest, as well as fixed or floating rate interest obligations and unused commitment fee on credit facilities, through initial maturity date of the respective secured financing. The timing of future principal payments was in accordance with scheduled principal payments or otherwise estimated based on expected future cash flows of underlying collateral loans such as for CMBS debt. CMBS debt obligations are estimated to be repaid earlier than the contractual maturity only if proceeds from the underlying loans are repaid by the borrowers. Interest on floating rate debt was determined based on the applicable index at December 31, 2016. See Note 11 to the Consolidated Financial Statements.

(4)
We assumed noncancellable operating ground leases as lessee or sublessee in connection with certain properties acquired. The amounts represent minimum future base rent commitments through initial expiration dates of the respective leases, excluding any contingent rent payments, as well as exclude ground leases which require only nominal annual payments and those associated with real estate held for sale. Rents paid under ground leases are recoverable from tenants.

(5)	We lease office space under noncancellable operating leases. The amounts reflect only minimum lease payments and do not project any potential escalation or other lease-related payments.

(6)
Contingent consideration in connection with the Combination is payable to certain senior executives of the Company in shares of Class A and Class B common stock, as well as OP Units, subject to achievement of multi-year performance targets. Although the earnout period expires on June 30, 2018, portions of contingent consideration related to capital raising targets may become due upon achieving those targets. The amount presented reflects the estimated fair value of the contingent consideration at December 31, 2016.

(7)
Our investment commitments are in connection with our investments in unconsolidated joint ventures, consolidated investments and general partner commitments to sponsored funds. The amount presented reflects only our share of investment commitments, excluding commitments attributable to noncontrolling interests of consolidated investments. $62.9 million of the commitments represent general partner commitments to our sponsored funds. The majority of the remaining commitments are lending commitments in which the borrower may submit a request for funding based on the achievement of certain criteria, which must be approved by us as lender, such as leasing, performance of capital expenditures and construction in progress with an approved budget. Potential future commitments that we have approved but are not yet legally binding as of December 31, 2016 are not included. See Note 21 to the Consolidated Financial Statements.
Off-Balance Sheet Arrangements
In connection with financing arrangements for certain unconsolidated joint ventures, the Company provided customary non-recourse carve-out guarantees. The Company believes that the likelihood of making any payments under the guarantees is remote and no liability has been recorded as of December 31, 2016.
Critical Accounting Policies and Estimates
Our financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Certain accounting policies are considered to be critical accounting policies. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s subjective and complex judgments, and for which the impact of changes in estimates and assumptions could have a material effect on our financial statements. The following discussion addresses the accounting policies that we believe are critical based on the nature of our operations, and applies to both the Company and our controlled subsidiaries. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made, based upon information available to us at that time. This discussion supplements the description of our significant accounting policies in Note 2 to our consolidated financial statements.
Principles of Consolidation
The Company consolidates entities in which it has a controlling financial interest, by first considering if an entity meets the definition of a variable interest entity ("VIE") for which the Company is deemed to be the primary beneficiary, or if the Company has the power to control an entity through a majority of voting interest or through other arrangements.
Variable Interest Entities—A VIE is an entity that lacks sufficient equity to finance its activities without additional subordinated financial support from other parties, or whose equity holders lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is defined as the party who has a controlling financial interest in the VIE through (a) power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (b) obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. The Company also considers interests held by its related parties, including de facto agents. The Company assesses whether it is a member of a related party group that collectively meets the power and benefits criteria and, if so, whether the Company is most closely associated with the VIE. In performing this analysis, the Company considers both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of its investment relative to the related party; the Company’s and the related party's ability to control or significantly influence key decisions of the VIE including consideration of involvement by de facto agents; the obligation or likelihood for the Company or the related party to fund operating losses of the VIE; and the similarity and significance of the VIE’s business activities to those of the Company and the related party. The determination of whether an entity is a VIE, and whether the Company is the primary beneficiary, involves significant judgment, including the determination of which activities most significantly affect the entities’ performance, and estimates about the current and future fair values and performance of assets held by the VIE.
Voting Interest Entities—Unlike VIEs, voting interest entities have sufficient equity to finance its activities and equity investors exhibit the characteristics of a controlling financial interest through their voting rights. The Company consolidates such entities when it has the power to control these entities through ownership of a majority of the entities' voting interests or through other arrangements.
At each reporting period, the Company reassesses whether changes in facts and circumstances causes a change in the status of an entity as a VIE or voting interest entity, and/or a change in the Company's consolidation assessment. Changes in consolidation status are applied prospectively. An entity may be consolidated as a result of this reassessment, in which case, the assets, liabilities and noncontrolling interest in the entity are recorded at fair value upon initial consolidation. Any existing equity interest held by the Company in the entity prior to the Company obtaining control will be remeasured at fair value, which may result in a gain or loss recognized upon initial consolidation. However, if the consolidation represents an asset acquisition of a voting interest entity, the Company's existing interest in the acquired assets, if any, is not remeasured to fair value but continues to be carried at historical cost. The Company may also deconsolidate a subsidiary as a result of this reassessment, which may result in a gain or loss recognized upon deconsolidation depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of any retained interests.

Loans Receivable
The Company originates and purchases loans receivable. The accounting framework for loans receivable depends on the Company's strategy whether to hold or sell the loan, and separately, if the loan was credit-impaired at time of acquisition or if the lending arrangement is an acquisition, development and construction loan.
Loans Held for Investment (other than Purchased Credit-Impaired Loans)
Loans that the Company has the intent and ability to hold for the foreseeable future are classified as held-for-investment. Originated loans are recorded at amortized cost, or outstanding unpaid principal balance less net deferred loan fees. Net deferred loan fees include unamortized origination and other fees charged to the borrower less direct incremental loan origination costs incurred by the Company. Purchased loans are recorded at amortized cost, or unpaid principal balance plus purchase premium or less unamortized discount. Costs to purchase loans are expensed as incurred.
Interest Income—Interest income is recognized based upon contractual interest rate and unpaid principal balance of the loans. Net deferred loan fees on originated loans are deferred and amortized as adjustments to interest income over the expected life of the loans using the effective yield method. Premium or discount on purchased loans are amortized as adjustments to interest income over the expected life of the loans using the effective yield method. For revolving loans, net deferred loan fees, premium or discount are amortized to interest income using the straight-line method. When a loan is prepaid, prepayment fees and any excess of proceeds over the carrying amount of the loan are recognized as additional interest income.
Nonaccrual—Accrual of interest income is suspended on nonaccrual loans. Loans that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual status. Interest receivable is reversed against interest income when loans are placed on nonaccrual status. Interest collection on nonaccruing loans for which ultimate collectability of principal is uncertain is recognized using a cost recovery method by applying interest collected as a reduction to loan principal; otherwise, interest collected is recognized on a cash basis by crediting to income when received. Loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is reasonably assured.
Impairment and Allowance for Loan Losses—On a periodic basis, the Company analyzes the extent and effect of any credit migration from underwriting and the initial investment review associated with the performance of a loan and/or value of its underlying collateral, financial and operating capability of the borrower or sponsors as well as amount and status of any senior loan, where applicable. Specifically, operating results of collateral properties and any cash reserves are analyzed and used to assess whether cash from operations are sufficient to cover debt service requirements currently and into the future, ability of the borrower to refinance the loan, liquidation value of collateral properties, financial wherewithal of any loan guarantors, as well as the borrower’s competency in managing and operating the collateral properties. Such analysis is performed at least quarterly, or more often as needed when impairment indicators are present. The Company does not utilize a statistical credit rating system to monitor and assess the credit risk and investment quality of its acquired or originated loans. Given the diversity of the Company's portfolio, management believes there is no consistent method of assigning a numerical rating to a particular loan that captures all of the various credit metrics and their relative importance. Therefore, the Company evaluates impairment and allowance for loan losses on an individual loan basis.
Loans are considered to be impaired when it is probable that the Company will not be able to collect all amounts due in accordance with contractual terms of the loans, including consideration of underlying collateral value. Allowance for loan losses represents the estimated probable credit losses inherent in loans held for investment at balance sheet date. Changes in allowance for loan losses are recorded in the provision for loan losses on the consolidated statement of operations. Allowance for loan losses generally exclude interest receivable as accrued interest receivable is reversed when a loan is placed on nonaccrual status. Allowance for loan losses is generally measured as the difference between the carrying value of the loan and either the present value of cash flows expected to be collected, discounted at the original effective interest rate of the loan or an observable market price for the loan. Subsequent changes in impairment are recorded as adjustments to the provision for loan losses. Loans are charged-off against allowance for loan losses when all or a portion of the principal amount is determined to be uncollectible. A loan is considered to be collateral-dependent when repayment of the loan is expected to be provided solely by the underlying collateral. Impaired collateral-dependent loans are written down to the fair value of the collateral less disposal cost, first through a charge-off against allowance for loan losses, if any, then recorded as impairment loss.
Troubled Debt Restructuring ("TDR")—A loan with contractual terms modified in a manner that grants concession to the borrower who is experiencing financial difficulty is classified as a TDR. Concessions could include term extensions, payment deferrals, interest rate reductions, principal forgiveness, forbearance, or other actions designed to maximize the Company's collection on the loan. As a TDR is generally considered to be an impaired loan, it is measured for impairment based on the Company's allowance for loan losses methodology.

Loans Held for Sale
Loans that the Company intends to sell or liquidate in the foreseeable future are classified as held-for-sale. Loans held for sale are carried at the lower of amortized cost or fair value less disposal cost, with valuation changes recognized as impairment loss. Loans held for sale are not subject to allowance for loan losses. Net deferred loan origination fees and purchase premium or discount are capitalized as part of the carrying value of the held-for-sale loan, therefore included in the periodic valuation adjustments based on lower of cost or fair value less disposal cost, and ultimately, in the gain or loss upon sale of the loan.
Purchased Credit-Impaired ("PCI") Loans
PCI loans are acquired loans with evidence of credit quality deterioration for which it is probable at acquisition that the Company will collect less than the contractually required payments. PCI loans are recorded at the initial investment in the loans and accreted to the estimated cash flows expected to be collected as measured at acquisition date. The excess of cash flows expected to be collected, measured as of acquisition date, over the estimated fair value represents the accretable yield and is recognized in interest income over the remaining life of the loan using the effective interest method. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected ("nonaccretable difference") is not recognized as an adjustment of yield, loss accrual or valuation allowance.
The Company evaluates estimated future cash flows expected to be collected on a quarterly basis, starting with the first full quarter after acquisition, or earlier if conditions indicating impairment are present. If the cash flows expected to be collected cannot be reasonably estimated, either at acquisition or in subsequent evaluation, the Company may consider placing such PCI loans on nonaccrual, with interest income recognized using the cost recovery method or on a cash basis. Subsequent decreases in cash flows expected to be collected are evaluated to determine whether a provision for loan loss should be established. If decreases in expected cash flows result in a decrease in the estimated fair value of the loan below its amortized cost, the Company records a provision for loan losses calculated as the difference between the loan’s amortized cost and the revised cash flows, discounted at the loan’s effective yield. Subsequent increases in cash flows expected to be collected are first applied to reverse any previously recorded allowance for loan losses, with any remaining increases recognized prospectively through an adjustment to yield over its remaining life.
Factors that most significantly affect estimates of cash flows expected to be collected, and accordingly the accretable yield, include: (i) estimate of the remaining life of acquired loans which may change the amount of future interest income; (ii) changes to prepayment assumptions; (iii) changes to collateral value assumptions for loans expected to foreclose; and (iv) changes in interest rates on variable rate loans.
PCI loans may be aggregated into pools based upon common risk characteristics, such as loan performance, collateral type and/or geographic location of the collateral. A pool is accounted for as a single asset with a single composite yield and an aggregate expectation of estimated future cash flows. A PCI loan modified within a pool remains in the pool, with the effect of the modification incorporated into the expected future cash flows. A loan resolution within a loan pool, which may involve the sale of the loan or foreclosure on the underlying collateral, results in the removal of an allocated carrying amount, including an allocable portion of any existing allowance.
Acquisition, Development and Construction ("ADC") Loan Arrangements
The Company provides loans to third party developers for the acquisition, development and construction of real estate. Under an ADC arrangement, the Company participates in the expected residual profits of the project through the sale, refinancing or other use of the property. The Company evaluates the characteristics of each ADC arrangement including its risks and rewards to determine whether they are more similar to those associated with a loan or an investment in real estate. ADC arrangements with characteristics implying loan classification are presented as loans receivable and result in the recognition of interest income. ADC arrangements with characteristics implying real estate joint ventures are presented as investments in unconsolidated joint ventures and are accounted for using the equity method. The classification of each ADC arrangement as either loan receivable or real estate joint venture involves significant judgment and relies on various factors, including market conditions, amount and timing of expected residual profits, credit enhancements in the form of guaranties, estimated fair value of the collateral, significance of borrower equity in the project, among others. The classification of ADC arrangements is performed at inception, and periodically reassessed when significant changes occur in the circumstances or conditions described above.
Real Estate Assets
Real Estate Held for Investment
Real estate held for investment is carried at cost less accumulated depreciation.

Costs Capitalized or Expensed—Expenditures for ordinary repairs and maintenance are expensed as incurred, while expenditures for significant renovations that improve or extend the useful life of the asset are capitalized and depreciated over their estimated useful lives.
Depreciation—Real estate held for investment, other than land, is depreciated on a straight-line basis over the estimated useful lives of the assets, as follows:

Real Estate Assets	Term
Building (fee interest)	15 to 40 years
Building leasehold interests	Lesser of 40 years or remaining term of the lease
Building improvements	Lesser of the useful life or remaining life of the building
Land improvements	10 to 30 years
Tenant improvements	Lesser of the useful life or remaining term of the lease
Furniture, fixtures and equipment	5 to 15 years
Impairment—The Company evaluates its real estate held for investment for impairment periodically or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company evaluates cash flows and determines impairments on an individual property basis. In making this determination, the Company reviews, among other things, current and estimated future cash flows associated with each property, market information for each sub-market, including, where applicable, competition levels, foreclosure levels, leasing trends, occupancy trends, lease or room rates, and the market prices of similar properties recently sold or currently being offered for sale, and other quantitative and qualitative factors. If an impairment indicator exists, the Company evaluates whether the expected future undiscounted cash flows is less than the carrying amount of the asset, and if the Company determines that the carrying value is not recoverable, an impairment loss is recorded for the difference between the estimated fair value and the carrying amount of the asset.
Allowance for Doubtful Accounts—The Company periodically evaluates aged receivables as well as considers the collectability of unbilled receivables for each tenant. The Company establishes an allowance when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due under existing contractual terms, and the amount can be reasonably estimated.
Real Estate Held for Sale
Classification as Held for Sale—Real estate asset is classified as held for sale in the period when (i) management approves a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition, subject only to usual and customary terms, (iii) a program is initiated to locate a buyer and actively market the asset for sale at a reasonable price, and (iv) completion of the sale is probable within one year. Real estate held for sale is stated at the lower of its carrying amount or estimated fair value less disposal cost, with any write-down to fair value less disposal cost recorded as an impairment loss. For any subsequent increase in fair value less disposal cost, the impairment loss may be reversed, but only up to the amount of cumulative loss previously recognized. Depreciation is not recorded on assets classified as held for sale.
If circumstances arise that were previously considered unlikely and, as a result, the Company decides not to sell the real estate asset previously classified as held for sale, the real estate asset is reclassified as held for investment. Upon reclassification, the real estate asset is measured at the lower of (i) its carrying amount prior to classification as held for sale, adjusted for depreciation expense that would have been recognized had the real estate been continuously classified as held for investment, or (ii) its estimated fair value at the time the Company decides not to sell.
Real Estate Sales—The Company evaluates if real estate sale transactions qualify for recognition under the full accrual method, considering whether, among other criteria, the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay, any receivable due to the Company is not subject to future subordination, the Company has transferred to the buyer the usual risks and rewards of ownership and the Company does not have a substantial continuing involvement with the sold real estate. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price less disposal cost and the carrying value of the real estate.
Real estate investments classified as held for sale or disposed may be reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on the Company's operations and financial results. A discontinued operation may include an asset group, a reporting unit, an operating segment, a reportable segment, a subsidiary, or a business.
Foreclosed Properties
The Company receives foreclosed properties in full or partial settlement of loans receivable by taking legal title or physical possession of the properties. Foreclosed properties are recognized, generally, at the time the real estate is received at foreclosure sale or upon execution of a deed in lieu of foreclosure. Foreclosed properties are initially measured at fair value and amounts less than the carrying value of the loan, after reversing any previously recognized loss provision on the loan, is recorded as impairment loss. The Company periodically evaluates foreclosed properties for subsequent decrease in fair value which is recorded as additional impairment loss. Fair value of foreclosed properties are generally based on third party appraisals, broker price opinions, comparable sales or a combination thereof.
Investments in Unconsolidated Ventures
Where the Company exerts significant influence over the operating and financial policies of an entity, but does not have a controlling financial interest, the Company's investment in the entity is accounted for under the equity method. Under the equity method, the Company initially records its investments at cost and subsequently recognizes the Company’s share of net earnings or losses and other comprehensive income or loss, contributions made and distributions received, and other adjustments, as appropriate. The Company's share of net income or loss may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, in accordance with the terms of its governing documents. The Company's share of net income or loss from its general partner interests in its sponsored funds reflects fair value changes in the underlying investments of the fund, which are reported at fair value in accordance with investment company guidelines. The Company records its proportionate share of income from certain equity method investments one to three months in arrears. Distributions of operating profits from equity method investments are reported as operating activities in the statement cash flows. Distributions in excess of operating profits or those related to capital transactions, such as a financing transactions or sales, are reported as investing activities.
Investments that do not qualify for equity method accounting are accounted for under the cost method. Dividends from cost-method investments, when received, are recorded as dividend income to the extent they are not considered a return of capital; otherwise such amounts are recorded as a reduction of the cost of investment.
Impairment—The Company performs an evaluation on a quarterly basis, or more frequently as necessary, of its equity method and cost method investments to assess whether the fair value of an investment is less than its carrying value. To the extent the decrease in value is considered to be other-than-temporary and an impairment has occurred, the investment is written down to its estimated fair value, recorded as an impairment loss.
Goodwill
Goodwill is an unidentifiable intangible asset and recognized as a residual, generally measured as the excess of consideration transferred in a business combination over the identifiable assets acquired and liabilities assumed, including any noncontrolling interest in the acquiree. Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination.
Goodwill is tested for impairment at the reporting units to which it is assigned at least on an annual basis in the fourth quarter of each year, or more frequently if events or changes in circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying value. The assessment of goodwill for impairment may initially be performed based on qualitative factors to determine if it is more likely than not that the fair value of the reporting unit to which the goodwill is assigned is less than its carrying value; and if so, a two-step quantitative assessment is performed to determine if an impairment has occurred and thereafter, measure the impairment loss. In the first step, if the fair value of the reporting unit is less than its carrying value (including goodwill), then the goodwill is considered to be impaired. In the second step, the implied fair value of the goodwill is determined by comparing the fair value of the reporting unit (in step one) to the fair value of the net assets of the reporting unit as if the reporting unit is being acquired in a business combination. If the carrying value of goodwill exceeds the resulting implied fair value of goodwill, then an impairment charge is recognized for the excess. An impairment establishes a new basis for the goodwill and any impairment loss recognized is not subject to subsequent reversal. Goodwill impairment tests require judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit.
Property Operating Income
Property operating income includes the following.
Rental Income—Rental income is recognized on a straight-line basis over the non-cancelable term of the related lease which includes the effects of rent steps and rent abatements under the lease. Rents received in advance are deferred. Rental income recognition commences when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use. Residential leases generally have one-year terms while commercial leases generally have longer terms.
When it is determined that the Company is the owner of tenant improvements, the cost to construct the tenant improvements, including costs paid for or reimbursed by the tenants, is capitalized. For Company-owned tenant improvements, the amount funded by or reimbursed by the tenants are recorded as deferred revenue, which is amortized on a straight-line basis as additional rental income over the term of the related lease. When it is determined that the tenant is the owner of tenant improvements, the Company's contribution towards those improvements is recorded as a lease incentive, included in deferred leasing costs and intangible assets, net on the consolidated balance sheets, and amortized as a reduction to rental income on a straight-line basis over the term of the lease.
Tenant Reimbursements—In net lease arrangements, the tenant is generally responsible for operating expenses relating to the property, including real estate taxes, property insurance, maintenance, repairs and improvements. Costs reimbursable from tenants and other recoverable costs are recognized as revenue in the period the recoverable costs are incurred. When the Company is the primary obligor with respect to purchasing goods and services for property operations and has discretion in selecting the supplier and retains credit risk, tenant reimbursement revenue and property operating expenses are presented on a gross basis in the statements of operations. For certain triple net leases where the lessee self-manages the property, hires its own service providers and retains credit risk for routine maintenance contracts, no reimbursement revenue and expense are recognized.
Hotel Operating Income—Hotel operating income includes room revenue, food and beverage sales and other ancillary services. Revenue is recognized upon occupancy of rooms, consummation of sales and provision of services.
Fee Income
Fee income consists of the following.
Base Management Fees—The Company earns base management fees for the day-to-day operations and administration of its managed funds, generally as a percentage of the limited partners' net funded capital. Base management fees are recognized over the period in which the related services are performed in accordance with contractual terms of the underlying management and advisory agreements. Base management fees are generally accrued from the date of the first closing of commitments or the first investment of the fund through the last day of the term of the fund.
Asset Management Fees—The Company may receive a one-time asset management fee upon closing of each investment made by its managed funds. In accordance with contractual terms of the underlying management and advisory agreements, a portion of asset management fees is recognized upon completion of initial underwriting, with remaining fees deferred and recognized over the holding period of each investment in which the related services are performed for each investment. Asset management fees are calculated as a fixed percentage of the limited partners' net funded capital on each investment.
Servicing Fees—Certain subsidiaries of the Company (each an asset management company or "AMC") were established to service and manage loan portfolios, including foreclosed properties, held by the Company's real estate investment entities for a servicing fee equal to a percentage of the outstanding unpaid principal balance of each loan portfolio. Servicing fees earned from investment entities that are consolidated by the Company are eliminated upon consolidation.
Income Taxes
The Company elected to be taxed as a REIT, commencing with the Company’s initial taxable year ended December 31, 2009. A REIT is generally not subject to corporate-level federal and state income tax on net income it distributes to its stockholders. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of its REIT taxable income to its stockholders, as well as certain restrictions in regard to the nature of owned assets and categories of income. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S federal, state and local as well as foreign taxes on its income and property and to U.S federal income and excise taxes on its undistributed taxable income.
The Company has elected or may elect to treat certain of its existing or newly created corporate subsidiaries as taxable REIT subsidiaries (each a “TRS”). In general, a TRS may perform non-customary services for tenants of the REIT, hold assets that the REIT cannot or does not intend to hold directly and, subject to certain exceptions related to hotels and healthcare properties, may engage in any real estate or non-real estate related business. The Company uses TRS entities to conduct certain activities that cannot be conducted directly by a REIT, including investment management, property management including hotel operations as well as loan servicing and workout activities. A TRS is treated as a regular, taxable corporation for U.S income tax purposes and therefore, is subject to U.S federal corporate tax on its income and property.
Deferred Income Taxes—The provision for income taxes includes current and deferred portions. The current income tax provision differs from the amount of income tax currently payable because of temporary differences in the recognition of certain income and expense items between financial reporting and income tax reporting. The Company uses the asset and liability method to provide for income taxes, which requires that the Company's income tax expense reflects the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities for financial reporting versus income tax purposes. Accordingly, a deferred tax asset or liability for each temporary difference is determined based on enacted tax rates the Company expects to be in effect when the underlying items of income and expense are realized and the differences reverse. A deferred tax asset is also recognized for net operating loss carryforwards and the income tax effect of accumulated other comprehensive income items of the TRS entities. A valuation allowance for deferred tax assets is established if the Company believes it is more likely than not that all or some portion of the deferred tax assets will not be realized. Realization of deferred tax assets is dependent on the Company's TRS entities generating sufficient taxable income in future periods or employing certain tax planning strategies to realize such deferred tax assets.
Uncertain Tax Positions—Income tax benefits are recognized for uncertain tax positions that are more likely than not to be sustained based solely on their technical merits. Such uncertain tax positions are measured as the largest amount of benefit that is more-likely-than-not to be realized upon settlement. The difference between the benefit recognized and the tax benefit claimed on a tax return results in an unrecognized tax benefit. The Company periodically evaluates whether it is more likely than not that its uncertain tax positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations.
Recent Accounting Updates
Recent accounting updates are included in Note 2 to our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk.
Market risk includes the exposure to loss resulting from changes in interest rates, credit curve spreads, foreign currency exchange rates, commodity prices, equity prices and credit risk in our underlying investments. The primary market risks to which the Company is exposed, either directly or indirectly through its investments in unconsolidated joint ventures, are credit risk, interest rate risk, credit curve spread risk and foreign currency risk.
Credit Risk
Our joint venture investments and loans receivable are subject to a high degree of credit risk. Credit risk is the exposure to loss from loan defaults. Default rates are subject to a wide variety of factors, including, but not limited to, borrower financial condition, property performance, property management, supply/demand factors, construction trends, consumer behavior, regional economics, interest rates, the strength of the U.S. economy, and other factors beyond our control. All loans are subject to a certain probability of default. We manage credit risk through the underwriting process, acquiring our investments at the appropriate discount to face value, if any, and establishing loss assumptions. We also carefully monitor the performance of the loans, including those held by the joint ventures, as well as external factors that may affect their value. For more information, see “Business—Risk Management.”
Interest Rate and Credit Curve Spread Risk
Interest rate risk relates to the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Interest rate risk is highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Credit curve spread risk is highly sensitive to the dynamics of the markets for commercial real estate loans and securities we hold. Excessive supply of these assets combined with reduced demand will cause the market to require a higher yield. This demand for higher yield will cause the market to use a higher spread over the U.S. Treasury securities yield curve, or other benchmark interest rates, to value these assets. As U.S. Treasury securities are priced to a higher yield and/or the spread to U.S. Treasuries used to price the assets increases, the price at which we could sell some of our fixed rate financial assets may decline. Conversely, as U.S. Treasury securities are priced to a lower yield and/or the spread to U.S. Treasuries used to price the assets decreases, the value of our fixed rate loans may increase. Fluctuations in LIBOR may affect the amount of interest income we earn on our floating rate loans and interest expense we incur on borrowings indexed to LIBOR, including those under our credit facility and certain investment-level financing.

The interest rate sensitivity table below illustrates the projected impact of changes in interest rates in 1% increments on our net income for twelve months, assuming no changes in our interest-bearing assets and liabilities mix as it stood at December 31, 2016, and excludes investments accounted for under the equity method. The maximum decrease in the interest rates is assumed to be the actual applicable index at December 31, 2016, predominantly the 1-month LIBOR. All applicable indices were less than 1% at December 31, 2016.

(In thousands) Affected Line Item in the Consolidated Statement of Operations	+2.00%	+1.00%	Maximum Decrease in Applicable Index
Interest income	33,336	16,668	(8,301)
Interest expense	(38,218)	(19,348)	12,021
Net income (loss)	(4,882)	(2,680)	3,720
Net income (loss) attributable to noncontrolling interests in investment entities	(4,838)	(2,570)	2,139
Net income (loss) attributable to Operating Company	$(44)	$(110)	$1,581
We utilize a variety of financial instruments on some of our investments, including interest rate swaps, caps, floors and other interest rate exchange contracts, in order to limit the effects of fluctuations in interest rates on our operations. The use of these types of derivatives to hedge interest-earning assets and/or interest-bearing liabilities carries certain risks, including the risk that losses on a hedge position will reduce the funds available for distribution and that such losses may exceed the amount invested in such instruments. A hedge may not perform its intended purpose of offsetting losses of rising interest rates. Moreover, with respect to certain of the instruments used as hedges, we are exposed to the risk that the counterparties with which we trade may cease making markets and quoting prices in such instruments, which may render us unable to enter into an offsetting transaction with respect to an open position. If we anticipate that the income from any such hedging transaction will not be qualifying income for REIT income purposes, we may conduct all or part of our hedging activities through a to-be-formed corporate subsidiary that is fully subject to federal corporate income taxation. Our profitability may be adversely affected during any period as a result of changing interest rates.
Foreign Currency Risk
We have foreign currency rate exposures related to our foreign currency-denominated investments. Changes in foreign currency rates can adversely affect the fair values and earnings of our non-U.S. holdings. As of December 31, 2016, we had approximately €394.4 million, £106.2 million, CHF54.5 million and NOK 842.1 million or a total of $697.4 million, in European investments. A 1% change in these foreign currency rates would result in a $7.0 million increase or decrease in translation gain or loss on our investments in unconsolidated joint ventures, loan investments and real estate assets. We mitigate this risk by utilizing currency instruments to hedge the capital portion of our foreign currency risk. The types of hedging instruments that we employed on our European investments were forwards and costless collars (buying a protective put while writing an out-of-the-money covered call with a strike price at which the premium received is equal to the premium of the protective put purchased) which involved no initial capital outlay. The puts were structured with strike prices up to 15% lower than our cost basis in such investments, thereby limiting any foreign exchange fluctuations to up to 15% of the original capital invested in the deal. At December 31, 2016, our share of net tax-effected accumulated foreign exchange loss on the European investments was approximately $32.0 million, net of effect of hedging.
The following table summarizes the aggregate notional amount of the foreign exchange contracts in place, along with various key terms as of December 31, 2016. The maturity dates of these instruments approximate the projected dates of related cash flows for specific investments. Termination or maturity of currency hedging instruments may result in an obligation for payment to or from the counterparty to the hedging agreement. We are exposed to credit loss in the event of non-performance by counterparties for these contracts. To manage this risk, we select major international banks and financial institutions as counterparties and perform a quarterly review of the financial health and stability of our trading counterparties. Based on our review as of December 31, 2016, we do not expect any counterparty to default on its obligations.

Hedged Currency	Instrument Type	Notional Amount (in thousands)	FX Rates ($ per unit of foreign currency)	Range of Expiration Dates
EUR	FX Collar	€145,975	Min $1.06 / Max $1.53	July 2017 to January 2021
GBP	FX Collar	£64,000	Min $1.45 / Max $1.82	September 2017 to December 2019
EUR	FX Forward	€186,800	Range between $1.06 to $1.24	May 2017 to September 2021
GBP	FX Forward	£135,750	Range between $1.23 to $1.27	December 2018 to December 2020
CHF	FX Forward	CHF55,545	Range between $1.47 to $1.50	January 2030
NOK	FX Forward	NOK923,000	$0.12	May 2017

Inflation
Many of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance more so than inflation, although inflation rates can often have a meaningful influence over the direction of interest rates. Furthermore, our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors primarily based on our taxable income, and, in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.